                                             As filed pursuant to Rule 424(b)(2)
                                             under the Securities Act of 1933
                                             Registration No. 333-12065

PROSPECTUS SUPPLEMENT ISSUED OCTOBER 16, 1996

(TO PROSPECTUS DATED SEPTEMBER 23, 1996)

                                  $150,000,000

                          AAMES FINANCIAL CORPORATION
AAMES LOGO


                          9.125% SENIOR NOTES DUE 2003

                            ------------------------


    The 9.125% Senior Notes Due 2003 (the "Notes") offered hereby are being offered by Aames Financial Corporation (the "Company") and will mature on November 1, 2003. The Notes are not redeemable by the Company prior to November 1, 2000, except that, until November 1, 1999, the Company may redeem, at its option, up to 30% of the original principal amount of the Notes at the redemption price set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined) if at least $100 million aggregate principal amount of the Notes remains outstanding after such redemption. On or after November 1, 2000, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change of Control (as defined), each holder of Notes may require the Company to repurchase the Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. In addition, the obligations of the Company under the Notes will be jointly and severally guaranteed (the "Guarantees") on a senior unsecured basis by each of the Company's Restricted Subsidiaries, other than Special Purpose Subsidiaries (each as defined) (collectively, the "Subsidiary Guarantors"). The Guarantees will rank pari passu in right of payment with all existing and future Senior Indebtedness (as defined) of the Subsidiary Guarantors and will rank senior in right of payment to all indebtedness of the Subsidiary Guarantors expressly subordinated to the Guarantees. See "Description of the Notes."



    The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes and Guarantees will be effectively subordinated to all existing and future secured indebtedness of the Company and the Subsidiary Guarantors. As of September 20, 1996, after giving pro forma effect to the offering of the Notes, the outstanding Senior Indebtedness of the Company, on a consolidated basis, would have been approximately $270 million of which $120 million would have been secured indebtedness. See "Description of the Notes."


    There is no established trading market for the Notes and the Company does not intend to apply for a listing of the Notes on any national securities exchange.

                            ------------------------


     FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE S-12.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
    CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                     PRICE TO        UNDERWRITING      PROCEEDS TO
                                                    PUBLIC(1)          DISCOUNT         COMPANY(2)
------------------------------------------------------------------------------------------------------
Per Note........................................      99.714%            3.0%            96.714%
------------------------------------------------------------------------------------------------------
Total...........................................    $149,571,000      $4,500,000       $145,071,000
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------



(1) Plus accrued interest, if any, from October 21, 1996.



(2) Before deducting expenses of this offering payable by the Company estimated at $250,000.

                            ------------------------


    The Notes are being offered by Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and NatWest Capital Markets Limited as the underwriters (the "Underwriters"), subject to prior sale, when, as and if issued to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about October 21, 1996.

BEAR, STEARNS & CO. INC.
                   DONALDSON, LUFKIN & JENRETTE
                               SECURITIES CORPORATION
                                     NATWEST CAPITAL MARKETS LIMITED


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 16, 1996.

           Map showing locations of Aames Financial Corporation branch offices (including locations of the offices of Aames Financial Corporation's wholly owned subsidiary, One Stop Mortgage, Inc.).


                         ------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME WITHOUT NOTICE.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement. Unless the context otherwise requires, all references herein to the "Company" and "Aames" refer to Aames Financial Corporation and its consolidated subsidiaries. This Prospectus Supplement, including the Prospectus and other information incorporated herein, contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, the factors set forth under the caption "Risk Factors" commencing on page S-12 of this Prospectus Supplement. Prospective purchasers of the securities offered hereby should carefully consider the specific matters set forth under "Risk Factors," as well as the other information and data included in or incorporated into this Prospectus Supplement, prior to making an investment in the securities offered hereby. The Company's fiscal year ends on June 30.

                                  THE COMPANY

     The Company, founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from other mortgage bankers and financial institutions. On August 28, 1996, the Company acquired One Stop Mortgage, Inc. ("One Stop"), which further diversified the Company's production channels to include the origination and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify the loans it originates and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases.

     Retail Origination. The Company originates home equity mortgage loans through its network of retail loan offices which, at August 31, 1996, consisted of 50 retail loan offices located in 17 states. The Company markets directly to borrowers and generates demand for its loans through its multimedia advertising campaigns and, more recently, telemarketing. The Company continues to pursue a strategy of expanding its retail loan office network beyond the 36 offices located in California and the other Western states. Of the Company's 50 retail loan offices, seven are located in the Midwest and seven are located along the East coast. The expansion of the Company's retail loan office network has resulted in significant increases in retail loan originations over the three years ended June 30, 1996. The Company originated $130 million, $148 million and $221 million of loans through its retail loan office network in fiscal 1994, 1995 and 1996, respectively. The Company's loans originated through its retail loan office network had a weighted average interest rate of 10.3%, 11.8% and 11.0%, and an average initial combined loan-to-value ratio of 52%, 55% and 60% in fiscal 1994, 1995 and 1996, respectively. The average loan amount originated through the Company's retail loan office network was $38,600, $39,700 and $46,000 during fiscal 1994, 1995 and 1996, respectively.

     Wholesale Correspondent Program. The Company purchases closed loans from mortgage bankers and other financial institutions on a continuous or "flow" basis, and through bulk purchases. In fiscal 1996, 74% of the Company's loan production came from these sources. Loans purchased on a flow basis are purchased from loan correspondents who are qualified by the Company after a review of the correspondent's mortgage lending experience, financial condition and industry reputation. The originating loan correspondent underwrites loans intended to be purchased by the Company in accordance with the Company's underwriting guidelines. Bulk purchases are the acquisition of large packages of loans that are offered on the secondary market. The Company re-underwrites each loan included in the offered portfolio (including a review of the appraisal of the collateral). The Company acquired $19.7 million, $207 million and $628 million of loans through its wholesale correspondent program in fiscal 1994, 1995 and 1996, respectively. Loans purchased through the Company's wholesale correspondent program had a weighted average interest rate of 11.4% and 11.7%, and an average initial combined loan-to-value ratio of 65% and 66%, in fiscal 1995 and 1996, respectively. The average loan size purchased through the Company's wholesale correspondent program was $89,400 and $87,700 during fiscal 1995 and 1996, respectively. The fiscal 1994 volume was too small to make those amounts meaningful.

     Independent Broker Network. On August 28, 1996, the Company acquired One Stop, a residential mortgage lender which originates and purchases home equity mortgage loans made to credit-impaired borrowers from a network of independent mortgage brokers. The majority of One Stop's loans are originated through sales representatives who have established relationships with over 1,600 independent mortgage brokers. At August 31, 1996, One Stop operated in 26 states out of 24 offices. The independent mortgage broker identifies the potential applicant, assists the applicant in completing the loan application and submits the application with the other documents constituting the completed loan package to One Stop for underwriting, review, appraisal and loan approval. All loans originated by One Stop are underwritten pursuant to the Company's underwriting guidelines. Once approved, the loan is funded or purchased by One Stop directly. From One Stop's inception in October 1995 to June 30, 1996, One Stop originated $320 million in loans, with a weighted average interest rate of 10.6%, and an average initial combined loan-to-value ratio of 67%. For the two months ended August 31, 1996, One Stop originated $97 million in loans, with a weighted average interest rate of 10.1%, and an average initial combined loan-to-value ratio of 67%.

     Substantially all of the mortgage loans originated and purchased by the Company are sold in the secondary market through public securitizations in order to enhance profitability, maximize liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans during fiscal 1994, 1995 and 1996, respectively. Each of the Company's securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" by Moody's Investors Service and "AAA" from Standard & Poor's.

     The Company retains the servicing rights (collecting loan payments and handling borrower defaults) to substantially all of the loans it originates or purchases. At June 30, 1996, the Company had a servicing portfolio of $1.25 billion, 27% of which was serviced by subservicers. In fiscal 1996, the Company serviced directly all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona,

California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company will implement in fiscal 1997 a new servicing system which will provide the Company the capability to service in-house all loans originated or purchased by it regardless of the state in which the mortgaged property is located. See "Business -- Loan Servicing."

     The Company has experienced significant growth over the past three years. In the three-year period ended June 30, 1996, annual loan production increased from $150 million in fiscal 1994 to $849 million in fiscal 1996, representing a compounded annual growth rate of 138%. Primarily as a result of this growth in loan production, net income increased from $5.3 million to $31.0 million, representing a compounded annual growth rate of 142.1% during the same period. In addition, the loan servicing portfolio and stockholders' equity at June 30, 1994 and June 30, 1996 increased from $382 million to $1.25 billion, and from $31.7 million to $110 million, respectively. These increases represent compounded annual growth rates of 81% and 86%, respectively.

                              BUSINESS STRATEGIES

     The Company's strategy is to continue to build on its position as a leading lender to credit-impaired borrowers. The expansion of the Company's business over the last three years has been driven by the growth in the volume of loans originated and purchased by the Company and by the Company's ability to continue to access the capital markets to facilitate the sale of these loans through securitizations. The Company intends to pursue its growth strategy by (i) continuing to expand its retail loan office network, wholesale correspondent program and independent broker network, (ii) increasing its servicing portfolio and servicing capabilities, (iii) continuing to enhance its corporate and operating infrastructure and (iv) diversifying its funding sources. An important long-term goal of the Company's business strategy is to continue to build its excess servicing receivable, mortgage servicing rights and residual assets ("Excess Spread Receivables"). The Company believes that its investments in these assets yield attractive cash on cash returns. In addition, the Company believes its cash flow profile will change over time as the rate of loan production growth moderates and as the size of its servicing portfolio and its Excess Spread Receivables increase. See "Business -- Business Strategy."

                              RECENT DEVELOPMENTS

     One Stop Acquisition. On August 28, 1996, the Company acquired One Stop, a residential mortgage lender specializing in originating and purchasing home equity mortgage loans made to credit-impaired borrowers from a network of independent mortgage brokers. At August 31, 1996, One Stop operated in 26 states out of 24 offices. The acquisition is part of the Company's strategy to diversify its mortgage loan production sources and to expand the geographic scope of its operations. The acquisition was accomplished through the merger of a wholly-owned subsidiary of the Company into One Stop, in a tax-free exchange accounted for as a pooling-of-interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.

     In the acquisition, the Company issued 2.3 million shares of its Common Stock, representing approximately 14.7% of its issued and outstanding shares (after giving effect to the acquisition), 102,750 shares of which have been placed in escrow pursuant to an escrow agreement as security for the indemnification obligations of One Stop and its principal stockholder, to be released on August 28, 1997. The Company has agreed to use its best efforts to file certain registration statements under the Securities Act covering approximately 1.0 million of the shares of its Common Stock issued in connection with the acquisition. Additionally, the Company assumed options granted to key employees to purchase approximately 375,000 shares.

     For the three month period ended July 31, 1996, One Stop's loan originations and purchases totaled approximately $126 million. Neil Kornswiet, the founder of One Stop, continues to serve as President, Chief Executive Officer and Chairman of the Board of Directors of One Stop (which is operated as a separate subsidiary under the name, "One Stop Mortgage, Inc.") under a five year employment contract.

Mr. Kornswiet also serves as Executive Vice President of the Company and is a member of its Board of Directors.


     Recent Financings. On September 17, 1996, the Company completed a $525 million securitization of mortgage loans, including approximately $200 million in loans originated or purchased by One Stop. On October 16, 1996, the Company sold 2,415,000 shares of Common Stock in a public offering (the "Equity Offering"). The Company received $117 million in net proceeds from the Equity Offering.


                                  THE OFFERING

     The following summary of certain terms of the Notes is not complete and is qualified by all of the terms contained in the Notes and in the Indenture (as defined). For a more detailed description of the terms of the Notes, see "Description of the Notes."


Securities Offered...........................  $150 million aggregate principal amount of
                                               9.125% Senior Notes Due 2003 (the "Notes").
Maturity Date................................  November 1, 2003.
Interest Payment Dates.......................  May 1 and November 1, commencing May 1, 1997.
Guarantees...................................  The obligations of the Company under the
                                               Notes will be jointly and severally
                                               guaranteed by each of the Restricted
                                               Subsidiaries (other than Special Purpose
                                               Subsidiaries, as defined) of the Company
                                               (collectively, the "Subsidiary Guarantors"),
                                               which as of the date of this Prospectus
                                               Supplement includes all subsidiaries of the
                                               Company. See "Description of
                                               Notes -- Subsidiary Guarantees."

Ranking......................................  The Notes will be senior unsecured obligations of the Company and will rank pari
                                               passu in right of payment with all existing
                                               and future Senior Indebtedness (as defined)
                                               of the Company and will be senior in right of
                                               payment to all existing and future
                                               subordinated indebtedness of the Company,
                                               including $115 million in outstanding
                                               Convertible Debentures. The guarantee of each
                                               of the Subsidiary Guarantors (each a
                                               "Guarantee") will rank pari passu in right of
                                               payment with all Senior Indebtedness (as
                                               defined) of such Guarantor and senior in
                                               right of payment to all indebtedness
                                               expressly subordinated to the Guarantee. The
                                               Notes and Guarantees will be effectively
                                               subordinated to all existing and future
                                               secured indebtedness of the Company and the
                                               Subsidiary Guarantors. As of September 20,
                                               1996, after giving pro forma effect to the
                                               issuance of the Notes, the outstanding Senior
                                               Indebtedness of the Company, on a
                                               consolidated basis, would have been
                                               approximately $270 million, of which $120
                                               million is secured. See "Description of the
                                               Notes-Ranking."
Optional Redemption..........................  The Notes are not redeemable by the Company prior to November 1, 2000, except that, until
                                               November 1, 1999, the Company may redeem, at
                                               its option, up to 30% of the original
                                               principal amount of the Notes at the
                                               redemption price set forth herein plus
                                               accrued interest to the date of redemption
                                               with the net proceeds of one or more Public
                                               Equity Offerings (as defined) if at least
                                               $100 million aggregate principal amount of
                                               the Notes remains outstanding after such
                                               redemption. On or after November 1, 2000, the
                                               Notes will be redeemable at the option of the
                                               Company, in whole or in part, at the
                                               redemption prices set forth herein, plus
                                               accrued interest to the date of redemption.
                                               See "Description of the Notes -- Optional
                                               Redemption."
Change of Control............................  Upon a Change of Control (as defined), each holder of Notes may require the Company to
                                               repurchase the Notes held by such holder at
                                               101% of the principal amount thereof plus
                                               accrued interest to the date of repurchase.
                                               See "Description of the Notes -- Change of
                                               Control."

Certain Covenants............................  The indenture as supplemented by a supplemental indenture pursuant to which the
                                               Notes will be issued (the "Indenture") will
                                               contain certain covenants, including
                                               covenants with respect to the following
                                               matters: (i) limitations on indebtedness of
                                               the Company and its Restricted Subsidiaries;
                                               (ii) limitations on preferred stock of
                                               Restricted Subsidiaries; (iii) limitations on
                                               liens; (iv) limitations on restricted
                                               payments such as dividends, repurchases of
                                               the Company's or its subsidiaries' stock and
                                               repurchases of subordinated obligations; (v)
                                               limitations on restrictions on distributions
                                               from subsidiaries; (vi) limitations on sales
                                               of assets and subsidiary stock; and (vii)
                                               limitations on merger and consolidation.
                                               However, all these limitations are subject to
                                               a number of important exceptions and
                                               qualifications. Further, certain limitations
                                               on liens terminate in the event the Notes
                                               receive an Investment Grade Rating (as
                                               defined). See "Description of the Notes."
Amendment and Modification of the
  Indenture..................................  Certain provisions of the Indenture, including those related to a Change of
                                               Control, may be amended or waived with the
                                               consent of the Holders of at least a majority
                                               in principal amount of then-outstanding
                                               Notes.
Use of Proceeds..............................  The net proceeds will be used to provide the
                                               Company with additional capital to fund its
                                               growth, including increasing the amount of
                                               loans the Company can fund and hold for
                                               pooling and sale in the secondary market, to
                                               support securitization transactions, for
                                               other working capital needs and for general
                                               corporate purposes. See "Use of Proceeds."

                          CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           FISCAL YEAR ENDED JUNE 30,
                                             ------------------------------------------------------
                                               1992       1993       1994       1995        1996
                                             --------   --------   --------   --------   ----------
STATEMENT OF INCOME DATA:
  Revenue:
     Excess servicing gain.................  $  1,583   $  3,486   $  8,101   $ 22,954   $   78,274
     Commissions...........................    13,166     18,686     16,432     15,799       19,880
     Loan service..........................     3,346      4,377      6,099      8,246       18,185
     Fees and other........................     3,397      4,762      5,595      7,940       12,069
                                             --------   --------   --------   --------     --------
          Total revenue....................    21,492     31,311     36,227     54,939      128,408
     Total expenses........................    17,466     22,955     27,244     37,788       74,877
                                             --------   --------   --------   --------     --------
     Income before income taxes............     4,026      8,356      8,983     17,151       53,531
     Provision for income taxes(1).........     1,112      3,353      3,684      7,117       22,483
                                             --------   --------   --------   --------     --------
     Net income............................  $  2,914   $  5,003   $  5,299   $ 10,034   $   31,048
                                             ========   ========   ========   ========     ========
     Net income per share (fully
       diluted)............................  $   0.51   $   0.75   $   0.61   $   1.11   $     2.09
                                             ========   ========   ========   ========     ========
     Weighted average number of shares
       outstanding (in thousands)(fully
       diluted)............................     5,717      6,623      8,751      9,021       15,465
CASH FLOW DATA:
     (Used in) provided by operating
       activities..........................  $  3,115   $ (1,490)  $(13,857)  $(43,375)  $ (122,233)
     (Used in) investing activities........      (568)      (489)      (870)      (988)      (4,597)
     Provided by (used in) financing
       activities..........................     7,515     (1,522)    22,855     48,209      124,687
     Net increase (decrease) in cash and
       cash equivalents....................    10,062     (3,501)     8,128      3,846       (2,143)
RATIOS AND OTHER DATA:
     Ratio of earnings to fixed
       charges(2)..........................      25:1       41:1       29:1      6.4:1        6.7:1
     Percentage of indebtedness to total
       capitalization......................       8.8%       5.6%       3.4%        22%          56%
     Pre-tax interest coverage ratio(3)....     105:1      186:1      269:1       22:1         13:1
     Return on average common equity.......        NM         36%        18%        27%          33%
     Return on average managed
       receivables(4)......................       1.5%       2.1%       1.6%       2.0%         3.3%
     Loans originated or purchased:
       Retail loans........................  $ 90,600   $122,200   $130,200   $148,200   $  220,900
       Wholesale correspondent loans.......                          19,700    206,800      628,200
                                             --------   --------   --------   --------     --------
          Total(5).........................  $ 90,600   $122,200   $149,900   $355,000   $  849,100
                                             ========   ========   ========   ========     ========
     Loans pooled and sold in the secondary
       market..............................  $ 11,000   $ 52,500   $106,800   $316,600   $  791,300
     Loans serviced (period end)...........  $204,600   $262,100   $381,800   $608,700   $1,250,407
     Weighted average commission rate on
       retail loan originations(6).........      13.0%      14.0%      12.0%       9.4%         7.7%
     Weighted average interest rate(6).....      12.7%      11.2%      10.3%      11.6%        11.5%
     Weighted average initial combined
       loan-to-value ratio(6)(7):
       Retail loans........................        53%        51%        52%        55%          60%
       Wholesale correspondent loans.......        NM         NM         NM         65%          66%
     Number of retail loan offices (period
       end)................................        21         24         27         32           48

                                                           FISCAL YEAR ENDED JUNE 30,
                                               1992       1993       1994       1995        1996
                                             --------   --------   --------   --------    --------
ASSET QUALITY DATA:
     Delinquent loans to loans serviced
       (period end)(8)(9)..................        18%        16%        16%        12%          16%
     Number of loans foreclosed............        69        137        215        159          221
     Dollar amount of loans foreclosed as a
       percentage of average loans
       serviced............................       1.2%       2.4%       3.0%       1.2%         1.2%
     Net losses as a percentage of average
       amount outstanding..................        NM         NM         NM        .03%         .10%

                                                                  AT JUNE 30,
                                             ------------------------------------------------------
                                               1992       1993       1994       1995        1996
                                             --------   --------   --------   --------   ----------
BALANCE SHEET DATA:
     Cash and cash equivalents.............  $ 11,886   $  8,385   $ 16,513   $ 20,359   $   18,216
     Excess Spread Receivable(10)..........     2,544      7,555     18,780     56,960      184,691
     Total assets..........................    18,927     21,307     53,344    114,623      293,997
     10.5% Senior Notes due 2002...........                                     23,000       23,000
     5.5% Convertible Subordinated
       Debentures due 2006.................                                                 115,000
     Other long-term debt..................     1,177        944      1,104        144           45
                                             --------   --------   --------   --------   ----------
          Total long-term debt.............     1,177        944      1,104     23,144      138,045
     Stockholders' equity..................    12,136     15,850     31,669     80,047      110,170

---------------
 (1) Prior to December 1991, the Company was operated as an S Corporation for federal tax purposes and consequently was not responsible for federal income taxes.

 (2) Amounts represent the ratio of (i) the sum of income before income taxes plus interest expense to (ii) interest expense.

 (3) Amounts represent the ratio of (i) the sum of income before income taxes plus interest expense on funded debt to (ii) interest expense on funded debt.

 (4) Represents net income divided by the average servicing portfolio for the fiscal year.

 (5) Does not include loans originated or purchased by One Stop during fiscal 1996 in the aggregate amount of $320 million.

 (6) Computed on loans originated or purchased, as the case may be, during the period.


 (7) The weighted average initial combined loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The weighted average initial combined loan-to-value ratio of loans secured by a junior mortgage is determined by taking the sum of the loans secured by the junior and all senior mortgages and dividing by the appraised value of the mortgaged property at origination.


 (8) Does not include loans for which only the servicing rights were purchased by the Company. Delinquent loans are loans for which more than one payment is past due and include properties acquired by the Company following foreclosure sale and still serviced by the Company at period end.

 (9) At June 30, 1996, the dollar volume of loans delinquent more than 90 days in the Company's four real estate mortgage investment conduit ("REMIC") trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain (see "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing").

(10) Represents the sum of excess servicing receivable and residual assets, and at June 30, 1996, mortgage servicing rights. See Note 1 to Consolidated Financial Statements.

            SUMMARY SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     The summary supplementary consolidated financial information is presented to provide an understanding of the condensed historical results of the Company and One Stop. On August 28, 1996, the Company acquired One Stop in a merger transaction. The Company exchanged 2.3 million shares of its Common Stock for all of the outstanding common stock of One Stop and assumed outstanding employee stock options covering approximately 375,000 shares of the Company's Common Stock. The merger has been accounted for as a pooling-of-interests.


     One Stop commenced operations in October 1995. Since commencement of its operations until the merger, One Stop generally sold its loans on a whole-loan servicing released basis or retained them in its portfolio. In September 1996 the Company completed a $525 million securitization, including approximately $200 million of loans originated or purchased by One Stop, and intends to continue to include One Stop's loans in the Company's future securitizations. In light of these expected changes in its operations, the historical financial performance of One Stop is of limited relevance in predicting future performance.


     The summary supplementary financial information for the Company for the one year period ended June 30, 1996 has been derived from the audited Supplementary Consolidated Financial Statements of the Company which appear at pages F-19 through F-33 of this Prospectus Supplement. The summary supplementary consolidated financial information should be read in conjunction with the Supplementary Consolidated Financial Statements and Notes thereto and other financial information included herein. Results of operations of the Company for the year ended June 30, 1996 reflect the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting For Mortgage Servicing Rights" ("SFAS 122"). See "Prospectus Supplement Summary -- Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements.

                                                                               FISCAL YEAR ENDED
                                                                                   JUNE 30,
                                                                                     1996
                                                                               -----------------
STATEMENT OF INCOME DATA:
  Revenue:
     Excess servicing gain...................................................      $  85,465
     Commissions.............................................................         19,880
     Loan service............................................................         18,185
     Fees and other..........................................................         15,345
                                                                                     -------
          Total revenue......................................................        138,875
     Total expenses..........................................................         86,576
                                                                                     -------
     Income before income taxes..............................................         52,299
     Provision for income taxes..............................................         22,508
                                                                                     -------
     Net income..............................................................      $  29,791
                                                                                     =======
     Net income per share (fully diluted)....................................      $    1.71
                                                                                     =======
     Weighted average number of shares outstanding (in thousands)
       (fully diluted).......................................................         18,135

                                                                                  AT JUNE 30,
                                                                                     1996
                                                                               -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents..................................................      $  23,941
  Excess Spread Receivables(1)...............................................        184,691
  Total assets...............................................................        421,475
  10.5% Senior Notes due 2002................................................         23,000
  5.5% Convertible Subordinated Debentures due 2006..........................        115,000
  Other long-term debt.......................................................             45
                                                                                     -------
     Total long-term debt....................................................        138,045
  Stockholders' equity.......................................................        133,429

---------------

(1) Represents the sum of excess servicing receivable, residual assets and mortgage servicing rights. See Note 1 to Supplementary Consolidated Financial Statements.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus Supplement, the following risk factors should be carefully considered before making an investment in the Company.

LEVERAGE

     The Company currently has substantial outstanding indebtedness, and, subsequent to the offering of the Notes the Company will be significantly leveraged. Although the covenants under the Indenture will restrict the incurrence of Indebtedness by the Company and its Restricted Subsidiaries (as defined), the Indenture does not limit the amount of Indebtedness under warehouse facilities that qualifies as "Permitted Warehouse Indebtedness" (as defined). With respect to the Company's existing warehouse facilities, Permitted Warehouse Indebtedness generally means indebtedness used exclusively to finance or refinance the purchase or origination of mortgage loans by the Company or a Restricted Subsidiary, up to the lesser of (i) the amount advanced by the warehouse lender, or (ii) 100% of the principal amount of such loans. See "Description of Notes -- Certain Definitions." All Permitted Warehouse Indebtedness is secured by the mortgage loans financed thereby and, in some cases, other assets. Although lenders under Permitted Warehouse Indebtedness in a default or bankruptcy situation can be expected to seek payment first out of the collateral securing such Indebtedness, all such existing Indebtedness is recourse to the Restricted Subsidiaries incurring such Indebtedness and is unconditionally guaranteed by the Company. Thus, if the value of the collateral securing any such Indebtedness were to be insufficient to repay such Indebtedness in full, the lenders would be entitled to seek payment of the shortfall, if any, from the Company and its subsidiaries liable thereon.


     At June 30, 1996, on an "as adjusted basis" to give effect to the offering of the Notes and the acquisition of One Stop (See "Business -- Recent Developments"), aggregate outstanding consolidated indebtedness (including the current maturities thereof) of the Company would have been approximately $400 million, of which $135 million would have been secured indebtedness to which the Notes and the Guarantees are effectively subordinated. See "Capitalization." The Company's ability to make payments of principal of or interest on, or to refinance its indebtedness (including the Notes) depends on its future operating performance, and its ability to effect additional debt and/or equity financing, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the Company may be more vulnerable to adverse general economic and industry conditions; (ii) the Company may find it more difficult to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and (iii) the Company will have to dedicate a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness (a substantial portion of which becomes due prior to the maturity of the Notes) and to payments under capital leases, thereby reducing the funds available for operations and future business opportunities. In addition, the Indenture contains certain covenants which could limit the Company's operating and financial flexibility. See "Description of the Notes -- Certain Covenants."


     The Company's ability to sustain its growth is dependent on its ability to secure further debt arrangements or warehouse credit facilities with certain financial institutions. The Company believes its warehouse facilities are adequate to service its current requirements. See "-- Ability to Service Debt; Negative Cash Flows and Capital Needs" and "-- Dependence on Funding Sources."

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS


     The ability of the holders of the Notes or the Trustee to enforce the Guarantees may be limited by certain fraudulent conveyance laws. Various fraudulent conveyance and similar laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to avoid the Guarantees or to subordinate the obligations of the Company under the Notes or the obligations of any Guarantor under its Guarantee. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction which is being applied. Generally, if in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Company or a Guarantor, or in a lawsuit by or on behalf of creditors against the Company or a Guarantor, a court were to find that (1) the Company or a Guarantor, as the case may be, incurred indebtedness in connection with the Notes (including the Guarantees) with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Guarantor, as the case may be, or (2) the Company or a Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for incurring such indebtedness (including the Guarantees), as the case may be, and either (a) was insolvent at the time of the incurrence of such indebtedness (including the Guarantees), (b) was rendered insolvent by reason of incurring such indebtedness (including the Guarantees), (c) was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could, with respect to the Company or the Guarantor, as the case may be, declare void in whole or in part the obligations of the Company or such Guarantor in connection with the Notes (including the Guarantees) and/or subordinate claims with respect to the Notes (including the Guarantees) to all other debts of the Company or the Subsidiary Guarantors, as applicable. If the obligations of the Company or the Subsidiary Guarantors were subordinated, there can be no assurance that after payment of the other debts of the Company or the Subsidiary Guarantors, there would be sufficient assets to pay such subordinated claims with respect to the Notes and the Guarantees.


     Generally, an entity will be considered insolvent if the sum of its respective debts was greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and mature.


     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Guarantor within 90 days after any payment by the Company or such Guarantor with respect to the Notes or a Guarantee, respectively, or if the Company or such Guarantor anticipated becoming insolvent, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.


ABILITY TO SERVICE DEBT; NEGATIVE CASH FLOWS AND CAPITAL NEEDS

     Although the Company believes that cash available from operations and financing activities will be sufficient to enable it to make required interest payments on the Notes and its other debt obligations and other required payments, there can be no assurance in this regard and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the Notes could be materially adversely affected.

     In a securitization, the Company recognizes a gain on sale of the loans securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the excess servicing, which in general is payable over the actual life of the loans securitized. The Company incurs significant expense in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Net cash used in operating activities for fiscal 1994, 1995 and 1996 was $13.9 million, $43.4 million and $122 million, respectively. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.

     The Company expects to continue to operate on a negative cash flow basis as the volume of the Company's loan purchases and originations increases and its securitization program grows. The Company's primary cash requirements include the funding of: (i) mortgage loan originations and purchases pending their securitization and sale; (ii) fees and expenses incurred in connection with the securitization of loans; (iii) reserve account or overcollateralization requirements in connection with the securitization and sale of the loans; (iv) tax payments due on recognition of excess servicing gain; (v) ongoing administrative and other operating expenses; and (vi) interest and principal payments under the Company's warehouse credit facilities and other indebtedness.


     The Company's primary sources of liquidity in the future are expected to be existing cash, fundings under its warehouse and other credit facilities, sales of mortgage loans through securitizations, the net proceeds of this offering and the Equity Offering and further issuances of debt or equity. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Liquidity" and "-- Capital Resources."


     The Company's primary sources of liquidity as described in the paragraph above are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. However, because the Company expects to continue to operate on a negative cash flow basis for the foreseeable future, it anticipates that it will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available.

DELINQUENCIES; NEGATIVE IMPACT ON CASH FLOW; RIGHT TO TERMINATE NORMAL SERVICING

     A substantial majority of the Company's servicing portfolio consists of loans securitized by the Company and sold to REMIC trusts. Generally, the form of pooling and servicing agreement entered into in connection with these securitizations contains specified limits on the 90-day delinquency rate (including properties acquired upon foreclosure and not sold) prevailing on the loans included in each REMIC trust. If, at any measuring date, the 90-day delinquency rate with respect to any REMIC trust were to exceed the specified limit applicable to such trust, provisions of the pooling and servicing agreements permit the monoline insurance company to terminate the Company's servicing rights to the pool as more fully described below. In addition, high delinquency rates have a negative impact on cash flow.


     At June 30, 1996, four of the Company's REMIC trusts (representing 23% of the dollar volume of the Company's servicing portfolio) exceeded the applicable 90-day delinquency standard for each trust. These four trusts were formed in the last quarter of calendar 1994 and each of the first three quarters of calendar 1995. At June 30, 1996, the 90-day delinquency rate on these four trusts ranged from 13.5% to 22.4%. The Company believes that the high delinquency rates it has experienced are primarily due to the higher proportion of lower credit grade loans ("C-" and "D" loans) originated and purchased by it compared to most other lenders to credit-impaired borrowers (which generally have a greater focus on "A-" through "C" loans). However, the Company believes its historical loan losses have been below those experienced by most other lenders to credit-impaired borrowers as a result of the higher initial combined loan-to-value ratios which it requires on its lower credit grade loans. At June 30, 1996, the weighted average initial combined loan-to-value ratio on loans in the four REMIC trusts was 64%.


     The Company has recently implemented a variety of measures designed to reduce delinquency rates on loans included in REMIC trusts to be formed by the Company in future periods, including the implementation of new procedures designed to shorten the time required to transfer servicing on loans purchased through the Company's wholesale correspondent program and the elimination of its loan program which has experienced the highest delinquency rates. In addition, as a result of the expansion of the Company's loan production capacity, including the acquisition of One Stop, the proportion of higher credit grade loans originated or purchased by the Company is increasing. The Company expects that the combined effect of these developments will have a positive impact on 90-day delinquency rates experienced in REMIC trusts formed by the Company in future periods, although average combined loan-to-value ratios are likely to increase. However, there can be no assurance that delinquency rates will in fact be positively impacted. Further, delinquency rates and losses on the Company's existing REMIC trusts and future REMIC trusts could increase. Although the REMIC trusts formed by the Company after September 1995 and prior to June 30, 1996 had delinquency rates at June 30, 1996 within expectations and below the applicable 90-day delinquency standard (which were raised to 13% with respect to the June 1996 REMIC trust and to 17% with respect to the September 1996 REMIC trust), the loans included in these latter trusts were originated or purchased prior to these developments and have been outstanding for a relatively short period of time and there can be no assurance that delinquency rates on these trusts will not increase in future periods.


     Under the form of pooling and servicing agreement entered into in connection with the Company's securitizations, the monoline insurance company insuring the senior interests in the related REMIC trust may terminate the Company's normal servicing rights if the 90-day delinquency rate exceeds the applicable specified limit. Although the monoline insurance company has the right to terminate servicing with respect to the four REMIC trusts referred to above, no servicing rights have been terminated. There can be no assurance that the Company's servicing rights with respect to the mortgage loans in such trusts, or any other trust which exceeds the specified limits in future periods, will not be terminated. The monoline insurance company has other rights to terminate servicing if the Company were to breach its obligations under the agreement, losses on foreclosure were to exceed specified limits, the insurance company were required to make payments under its policy or certain bankruptcy or insolvency events were to occur. None of these events has occurred with respect to any of the trusts formed by the Company.

     The Company's cash flow is also adversely impacted by high delinquency rates in REMIC trusts. Generally, provisions in the pooling and servicing agreement have the effect of requiring the overcollateralization account, which is funded primarily by the excess spread on the loans held in the trust, to be increased up to about twice (two and one-half times in the case of the September 1996 REMIC trust) the level otherwise required when the delinquency rates exceed the specified limit. As of June 30, 1996, the Company was required to maintain an additional $16.5 million in overcollateralization accounts as a result of the level of its delinquency rates above that which would have been required to be maintained if the applicable delinquency rates had been below the specified limit. Of this amount, at June 30, 1996, $12.5 million remains to be added to the overcollateralization accounts from future spread income on the loans held by these trusts.

     Delinquency and loss rates also affect the assumptions used by the Company in computing excess servicing gain and could affect the Company's ability to effect securitizations in the capital markets.

RISKS OF CONTRACTED SERVICING

     The Company currently contracts with subservicers for the servicing of all loans it originates or purchases which are secured by properties located in states other than Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. These subservicing arrangements accounted for approximately 27% of the Company's $1.25 billion servicing portfolio at June 30, 1996. The Company is subject to risks associated with inadequate or untimely service rendered by subservicers. Many of the Company's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. Any failure by a subservicer to provide adequate or timely service could result in higher delinquency rates and foreclosure losses on the portfolio of loans. Although the Company intends to service all loans it originates or purchases commencing in calendar 1997 (regardless of the location of the mortgaged property), the Company does not currently intend to transfer the subservicing previously contracted and would be required to pay a termination fee if it were to decide to do so.

DEPENDENCE ON FUNDING SOURCES


     Dependence on Warehouse and Other Credit Facilities. The Company is dependent upon its access to warehouse and other credit facilities in order to fund new originations and purchases of mortgage loans pending securitization. At October 15, 1996, the Company had warehouse and other credit facilities and a written commitment for an additional warehouse facility with certain financial institutions with aggregate commitments of $475 million. The Company's warehouse and other credit facilities expire between December 6, 1996 and August 1999. In addition, the Company's growth strategies will require significant increases in the amount of the Company's warehouse and other credit facilities. The Company is currently negotiating with various investment banks to obtain additional warehouse facilities. There can be no assurance that the Company will be able to secure such financing on affordable terms, or at all. The Company expects to be able to maintain existing warehouse and other credit facilities (or to obtain replacement or additional financing) as current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms. To the extent that the Company is unable to extend or replace existing facilities, and arrange new warehouse or other credit facilities, the Company may have to curtail loan origination and purchasing activities, which would have a material adverse effect on the Company's financial position and results of operations.


     Dependence on Securitization Program. The Company relies on its ability to securitize and sell its mortgage loans in the secondary market in order to generate cash proceeds for repayment of its warehouse facilities. Accordingly, adverse changes in the Company's securitization program or in the secondary mortgage market could impair the Company's ability to originate, purchase and sell mortgage loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's financial position and results of operations. In addition, in order to gain access to the secondary market, the Company has relied upon monoline insurance companies to provide financial guarantee insurance on the senior interests in loans sold in the secondary market in order to obtain ratings for such interests. To date, the Company has not structured a pool of loans for securitization and sale in the secondary market based solely on the internal credit enhancements of the pool of loans or the Company's credit. Any substantial reduction in the size or availability of the secondary market for the Company's loans, or the unwillingness of the monoline insurance companies to provide financial guaranty insurance for the senior interests in loans sold in the secondary market, or other accounting, tax or regulatory changes adversely affecting the Company's securitization program, could have a material adverse effect on the Company's financial position and results of operations.

CAPITALIZED EXCESS SERVICING RECEIVABLE; MORTGAGE SERVICING RIGHTS

     The majority of the Company's revenue is recognized as excess servicing gain, which represents the present value of the excess servicing, less transaction expenses, on mortgage loans sold on a servicing retained basis by the Company. The Company recognizes excess servicing gain in the fiscal year in which such loans are sold, although cash (representing the excess servicing and normal servicing fees) is received by the Company over the life of the loans. Concurrent with recognizing excess servicing gain, the Company records an excess servicing receivable as an asset on its consolidated balance sheet.

     The amount of the excess servicing receivable is computed using prepayment, loss and discount rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. Because of changes in the markets in which the Company competes and the mix of loans included in any particular pool, the prepayment, default and interest rate assumptions applicable to the Company's pools may differ. Consequently, the performance of prior securitizations effected by the Company may not constitute an accurate predictor of future performance. In particular, the Company expects to realize a lower percentage of excess servicing gain on the sale of loans than was the case in prior securitizations completed by the Company as a result of changes in the composition of the Company's loan product mix and other factors. The Company is not aware of an active market for its excess servicing receivable. No assurance can be given that excess servicing receivable could in fact be sold or monetized at its stated value on the balance sheet, if at all.

     The Company's capitalized excess servicing receivable is amortized over the estimated remaining life of the underlying mortgage loans as an offset against the excess servicing component of servicing income actually received in connection with such loans. Although management of the Company believes that it has made reasonable estimates, on a pool-by-pool basis, of the excess servicing likely to be realized over the life of each pool, the rates of prepayment and loss assumptions utilized by the Company are estimated and actual experience may vary from these estimates. The Company reviews quarterly, on a pool-by-pool basis, its prepayment and loss assumptions in relation to then current pool performance and market conditions and, if necessary, would write down the remaining asset to the net present value of the revised estimated remaining future excess servicing receivable.

     An increase in losses from those initially assumed in valuing excess servicing could result in capitalized excess servicing amortization expense exceeding realized excess servicing, thereby adversely affecting the Company's servicing income and resulting in a reduction in cash flow and a charge to earnings in the period of adjustment. Likewise, if liquidations with respect to such mortgage loans were to occur sooner and/or with greater frequency than initially assumed, capitalized excess servicing amortization would occur more quickly than originally anticipated, which would have an adverse effect on servicing income in the period of such adjustment. The rates of foreclosures experienced by credit-impaired borrowers in certain economic conditions may exceed those experienced by other mortgage borrowers.

     In complying with SFAS 122, beginning in fiscal 1996, the Company records mortgage servicing rights as assets in the period of the Company's sale or securitization of the related mortgage loans, which include the Company's estimates of future servicing fees, prepayment fees and other ancillary income with respect to the underlying mortgage loan, whereas, under the prior standard, the Company recorded such amounts as received. This accounting method has resulted in and may, in future periods in which the Company originates or purchases mortgage loans the terms of which provide for significant prepayment penalties or other ancillary income, result in earlier recognition of excess servicing gain than did the Company's reporting under the prior standard. Furthermore, insofar as the Company's ability to originate or purchase mortgage loans with such terms may be adversely affected by federal or state regulations (see "Business -- Regulation") or market conditions, the Company's revenue in future periods may be negatively affected. There can be no assurance as to the Company's ability in any future period to originate or purchase loans providing for the same prepayment penalties or other ancillary income to the servicer.


     In addition, SFAS 122 requires recognition of impairment of capitalized mortgage servicing rights, including the Company's excess servicing receivable, on a disaggregated basis in terms of differentiated groups of mortgage loans identified by the predominant risk characteristics of such mortgage loans (e.g., seasoning of the mortgage loans or whether the related interest rates are fixed or adjustable). Compliance with SFAS 122 may, depending on market conditions in future periods, require the Company to recognize greater levels of impairment (and corresponding write-downs of the Company's excess servicing receivable) than the Company might have recognized in its reporting under the prior standard.


HOLDING COMPANY STRUCTURE


     The Company is a holding company which derives substantially all its operating income from its subsidiaries. The Company intends to loan or contribute substantially all of the net proceeds from the sale of the Notes to certain of its Subsidiaries which will use the proceeds to originate and purchase mortgage loans, to support securitization transactions, for other working capital needs and for general corporate purposes. See "Use of Proceeds." The Company must rely upon payments from its Subsidiaries to generate the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the Company's Subsidiaries to make such payments will be subject to, among other things, applicable state and foreign laws. Claims of creditors of the Company's Subsidiaries will generally have priority as to the assets of such Subsidiaries over the claims of the Company. See "-- Fraudulent Conveyances and Preferential Transfers" and "Description of the Notes -- Ranking."



     Although the Guarantees provide the Note holders with a direct claim against the assets of the Restricted Subsidiaries, enforcement of the Guarantees against any existing or future Subsidiary Guarantors would be subject to certain defenses available to guarantors generally, and would also be subject to certain defenses available to the Company regarding enforcement of the Notes. See
"-- Fraudulent Conveyances and Preferential Transfers." Although the Indenture contains waivers of most of those defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the Guarantees are not enforceable, the Notes would be effectively subordinated to all liabilities of the Company's Subsidiaries, including other Senior Indebtedness, subordinated indebtedness and trade payables of such subsidiaries.


RECENT ADDITION OF WHOLESALE CORRESPONDENT PROGRAM

     Until 1994, the Company originated substantially all of the loans it serviced and sold through its retail loan office network. In 1994, the Company commenced its wholesale correspondent program and in 1995 expanded it to include purchases of loans in bulk resulting in substantial growth in the number of loans purchased. The extent of credit or other problems associated with loans purchased pursuant to this recent expansion into a new channel of loan production will not become apparent until sometime in the future.

     The Company's significant growth and expansion have placed substantial new and increased pressures on the Company's personnel and systems. In order to support the growth of its business, the Company has added a significant number of new operating procedures, facilities and personnel. Although the Company believes the addition of new operating procedures and personnel will be sufficient to enable it to meet its growing operating needs, there can be no assurance that this will be the case. Failure by the Company to manage its growth effectively, or to sustain its historical levels of performance in credit analysis, property appraisal and transaction structuring with respect to the increased loan origination and purchase volume, could have a material adverse effect on the Company's results of operations and financial condition.

RECENT ACQUISITION OF ONE STOP

     On August 28, 1996, the Company acquired One Stop in a merger transaction. One Stop will be operated as a wholly-owned subsidiary of the Company. The Company acquired One Stop with the expectation that the acquisition will result in beneficial synergies for the combined business. The Company's ability to achieve these beneficial synergies will depend in part on whether the operations of One Stop can be integrated into the Company's in an efficient, effective and timely manner. Integral to this process is the integration of the two companies' management teams and operating procedures. There is no assurance that this integration will be accomplished smoothly or successfully, and the difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with different cultures. The integration of operations of One Stop's business will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of each of the companies' businesses. The inability of management to integrate successfully the operations of One Stop's business in a timely manner may have an adverse effect on the business, results of operations and financial condition of the Company's business on a consolidated basis.

     One Stop commenced operations in October 1995. One Stop had net income of $547,000 for the period ended December 31, 1995 and a $1.8 million loss for the six months ended June 30, 1996. There can be no assurance that One Stop will achieve profitability or successfully implement its business strategy.

     Since commencement of operations in October 1995, One Stop's rate of growth in originating and purchasing loans has been significant. Further, One Stop has generally sold its loans on a whole-loan basis or retained them in its portfolio. The Company included in its September 1996 securitization and intends to continue to include One Stop's loans in the Company's future securitizations. In light of One Stop's growth and the expected changes in its operations, the historical financial performance of One Stop is of limited relevance in predicting future performance. Also, the loans originated and purchased by One Stop and included in the Company's securitization in September 1996 have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of One Stop's loans to date may not be indicative of that to be achieved in future periods, and One Stop may not be able to maintain delinquency and loan loss ratios at their present levels as One Stop's loan portfolio becomes more seasoned.

     Further, there can be no assurance that the present and potential brokers doing business with One Stop will continue their current utilization patterns without regard to the acquisition. Prior to its acquisition by the Company, a substantial portion of the loans originated or purchased by One Stop were "A-," "B," or "C"
loans. One Stop intends to increase the percentage of "C-" and "D" loans originated and purchased by it. All loans originated by One Stop are underwritten in accordance with the Company's underwriting guidelines. Once approved, the loan is funded or purchased by One Stop directly. This change in One Stop's intentions could also have a negative impact on relations with One Stop's brokers. Any significant reduction in utilization patterns by brokers doing business with One Stop could have an adverse effect on the near-term business and results of operations of One Stop, and on the Company on a consolidated basis.

     The One Stop acquisition was accounted for on a pooling-of-interests basis. Under the pooling rules, the historical financial results of the Company will be restated to reflect the combination, and the historical results of the Company will be restated to reflect the historical losses of One Stop. Further, under the pooling rules, the costs incurred by the Company and One Stop in consummating the acquisition will be expensed during the first quarter of fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.

CONCENTRATION OF WHOLESALE CORRESPONDENT PROGRAM

     The Company has implemented a program for purchasing mortgage loans in bulk as well as on an ongoing or "flow" basis from mortgage bankers and financial institutions. This program accounted for 74% of all mortgage loans originated or purchased by the Company in fiscal 1996. Although the Company acquires mortgage loans from a variety of sources, a significant portion of the volume of mortgage loans acquired by the Company has been concentrated among a relatively small number of correspondents and bulk purchase transactions, with one such correspondent representing approximately 32% of total mortgage loans purchased in fiscal 1996. Any significant reduction in the amount of mortgage loans available for sale from this source or the failure to effect purchases or a delay of a significant number of such purchases beyond the end of a quarter, could have a material adverse impact on total loan purchases by the Company during a quarter with a consequent material adverse impact on the Company's revenue and results of operations.

COMPETITION

     As a marketer of home equity mortgage loans, the Company faces intense competition. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. In addition, the current level of gains realized by the Company and its competitors on the sale of their sub-prime mortgage loans is attracting additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in lower borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, credit-impaired borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

     The Company's wholesale correspondent program depends largely on independent mortgage bankers and other financial institutions for the purchases of new loans. The Company's competitors also seek to establish relationships with the same mortgage bankers and other financial institutions. In addition, the Company expects the volume of loans purchased by the Company to increase and the relative proportion of purchased loans when compared with retail loans to expand. The Company's future results may become more exposed to fluctuations in the volume and cost of the Company's wholesale correspondent program resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, a number of the Company's competitors have recently increased their access to the capital markets, which fosters their growth and therefore competition.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     At June 30, 1996, a significant majority of the loans serviced by the Company were secured by properties located in California. Because the Company's servicing portfolio is currently concentrated in California, the Company's financial position and results of operations have been and are expected to continue to be influenced by general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years which has been accompanied by a sustained decline in the values of California real estate. Residential real estate market declines may adversely affect the values of the properties securing loans such that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company and adversely impact the Company's results of operations.

TIMING OF LOAN SALES

     The Company endeavors to effect the securitization and sale of a loan pool each quarter. However, market and other considerations, including the conformity of loan pools to monoline insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of a loan pool beyond a quarter-end would postpone the recognition of excess servicing gain related to such loans until their sale and would likely result in losses for such quarter being reported by the Company.

DEPENDENCE ON MANAGEMENT; EMPLOYMENT AGREEMENTS

     The Company's success will continue to depend to a significant extent on its executive officers and other key management, particularly its Chief Executive Officer, Gary K. Judis; its Chief Operating Officer, Cary H. Thompson; and its Executive Vice President and President of One Stop, Neil B. Kornswiet. The Company's Chief Executive Officer, Chief Operating Officer and the Chief Executive Officer of One Stop are each parties to employment agreements with the Company which provide for bonus payments based upon the net income or return on equity of the Company or One Stop, as applicable. In the case of the Chief Executive Officer of the Company, he is entitled to receive a base salary of $490,000 per annum and, for each quarter ended through December 31, 1996, a bonus equal to 7.5% of the Company's pre-tax income (prior to his bonus and prior to certain other charges). Commencing in January 1997, the Chief Executive Officer of the Company will receive a base salary of $850,000 and a bonus measured by the Company's return on equity. The Company's Chief Operating Officer is entitled to a base salary of $500,000 per annum and a quarterly bonus measured by the Company's return on equity. The Chief Executive Officer of One Stop is entitled to a base salary of $750,000 per annum and a quarterly bonus equal to 7.5% of One Stop's pre-tax income. Other members of senior management are participants in a management bonus plan which awards bonuses measured by the Company's return on equity.

ECONOMIC CONDITIONS

     General. The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the current combined loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on such loans could be higher than those generally experienced in the mortgage lending industry. In addition, in an economic slowdown or recession, the Company's servicing costs may increase. Any sustained period of increased delinquencies, foreclosure, losses or increased costs could adversely affect the Company's ability to securitize or sell loans in the secondary market and could increase the cost of securitizing and selling loans in the secondary market.

     The Company's principal market is credit-impaired borrowers who have significant equity in their homes and whose borrowing needs are not being met by traditional financial institutions. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to reduce the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's financial condition or results of operations could be adversely affected.

     Interest rates. The Company's earnings may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the earnings of the Company would not be adversely affected during any period of unexpected changes in interest rates. During periods of increasing interest rates, the Company generally experiences market pressure to reduce its servicing spread or commissions on originations. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the excess servicing receivables and mortgage servicing rights. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise. In addition, inverse or flattened interest yield curves could have an adverse impact on the earnings of the Company because the loans pooled and sold by the Company have long-term rates while the senior interests in the related REMIC trusts are priced on the basis of intermediate rates.

     The Company introduced adjustable rate mortgages as a new product in January 1994. Adjustable rate loans account for a substantial portion of the mortgage loans originated or purchased by the Company. Substantially all such adjustable rate mortgages include a "teaser" rate, i.e., an initial interest rate significantly below the fully indexed interest rate at origination. Although these loans are underwritten at the fully indexed rate at origination, credit-impaired borrowers may encounter financial difficulties as a result of increases in the interest rate over the life of the loan.

CONTINGENT RISKS

     Although the Company sells substantially all the mortgage loans which it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The documents governing the Company's securitization program require the Company to establish deposit accounts or build overcollateralization levels through retention of excess servicing distributions in such accounts or application of excess servicing distributions to reduce the principal balances of the senior interests issued by the related REMIC trust, respectively. Such amounts serve as credit enhancement for the related REMIC trust and are therefore available to fund losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following securitization and the sale of loans to the extent of excess servicing distributions required to be retained or applied to reduce principal from time to time. Such amounts are determined by the monoline insurance company issuing the guarantee of the related interests in each REMIC trust and are a condition to obtaining the requisite rating thereon. In addition, documents governing the Company's securitization program require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale.

     When borrowers are delinquent in making monthly payments on loans included in a REMIC trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the

Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month.

     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's financial position or results of operations; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's financial position and results of operations.

GOVERNMENT REGULATION

     Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

     The operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company.

     In October 1995, certain amendments to the Truth in Lending Act (the "TILA Amendments") went into effect. The TILA Amendments provide in general that lenders may not include prepayment fee clauses in loans regulated by those amendments ("Section 32 Loans") if the borrower has a debt-to-income ratio in excess of 50%. In addition, a lender that refinances a Section 32 Loan previously made by such lender will not be able to enforce any prepayment penalty clause contained in such refinanced loan. A majority of the loans originated or purchased by the Company prior to October 1995 would have been
Section 32 Loans if they had been originated after that date. The Company has modified its loan programs to significantly reduce the number of Section 32 Loans it originates and purchases.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     There is no public market for the Notes, and the Company does not intend to apply for listing of the Notes on any national securities exchange. The Company has been advised by the Underwriters that, following the completion of the offering, they presently intend to make a market in the Notes; however, they are under no obligation to do so and market-making activities with respect to the Notes may be discontinued at any time without notice. There can be no assurance as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the Notes being offered hereby, after deducting the underwriting discount and offering expenses, are estimated to be approximately $144,821,000.



     The primary purpose of this offering is to provide the Company with additional capital to fund its growth, including increasing the amount of loans the Company can fund and hold for pooling and sale in the secondary market, to support securitization transactions, for other working capital needs and for general corporate purposes. Pending their ultimate application, the net proceeds will be used to reduce the Company's balances under its existing warehouse and other credit facilities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity" and "-- Capital Resources" and the Consolidated Financial Statements of the Company included elsewhere herein.


                                                                           JUNE 30, 1996
                                                                    ----------------------------
                                                                                      PRO FORMA
                                                                                     AS ADJUSTED
                                                                     ACTUAL            (1)(2)
                                                                    --------         -----------
                                                                           (IN THOUSANDS)
Cash..............................................................  $ 18,216          $ 280,540
Loans held for sale...............................................    67,327             67,327
WAREHOUSE FACILITIES:
  Amounts outstanding under warehouse facilities..................    11,026             11,026
LONG-TERM DEBT:
  10.5% Senior Notes due 2002.....................................    23,000             23,000
  9.125% Senior Notes due 2003....................................                      149,571
  Capitalized lease obligations...................................        45                 45
  5.5% Convertible Subordinated Debentures due 2006...............   115,000            115,000
                                                                    --------           --------
          Total long-term debt....................................   138,045            287,616
                                                                    --------           --------
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $.001 per share,
     1,000,000 shares authorized; none outstanding................
  Common Stock, par value $.001 per share,
     50,000,000 shares authorized; 13,501,900 shares
     outstanding; 15,916,900 after giving effect to
     the Equity Offering(3).......................................        14                 16
  Additional paid-in capital......................................    63,628            181,129
  Retained earnings...............................................    46,528             46,528
                                                                    --------           --------
  Total stockholders' equity......................................   110,170            227,673
                                                                    --------           --------
          Total capitalization....................................  $248,215          $ 515,289
                                                                    ========           ========


---------------

(1) As adjusted to give effect to the receipt of the estimated net proceeds from the sale of the Senior Notes offered hereby (net of estimated aggregate offering expenses of $4.8 million) and the receipt of the estimated net proceeds from the sale of the Common Stock in the Equity Offering.


(2) Does not give effect to the acquisition of One Stop which occurred on August 28, 1996. Net of the write-off of prepaid financing costs, the acquisition would add $5.7 million in cash, $119 million in loans held for sale, $101 million in amounts outstanding under warehouse facilities and $7.8 million in total stockholders' equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.


(3) Does not include (i) 1,962,778 shares of Common Stock issuable upon exercise of outstanding options and warrants, (ii) 4,107,143 shares of Common Stock issuable upon conversion of the Company's 5.5% Convertible Subordinated Debentures due 2006 and (iii) 2,322,940 shares of Common Stock issued in connection with the acquisition of One Stop.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     The selected consolidated financial data for the Company for the five year period ended June 30, 1996 have been derived from the Consolidated Financial Statements of the Company which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and other financial information included herein. Results of operations of the Company for the year ended June 30, 1996 reflect the Company's adoption of SFAS
122. The selected consolidated financial data for the Company for the year ended June 30, 1996 does not give pro forma effect to the acquisition of One Stop. See "Prospectus Summary -- Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.

                                                                         FISCAL YEAR ENDED JUNE 30,
                                                           ------------------------------------------------------
                                                             1992       1993       1994       1995        1996
                                                           --------   --------   --------   --------   ----------
STATEMENT OF INCOME DATA:
  Revenue:
     Excess servicing gain...............................  $  1,583   $  3,486   $  8,101   $ 22,954   $   78,274
     Commissions.........................................    13,166     18,686     16,432     15,799       19,880
     Loan service........................................     3,346      4,377      6,099      8,246       18,185
     Fees and other......................................     3,397      4,762      5,595      7,940       12,069
                                                           --------   --------   --------   --------   ----------
          Total revenue..................................    21,492     31,311     36,227     54,939      128,408
     Total expenses......................................    17,466     22,955     27,244     37,788       74,877
                                                           --------   --------   --------   --------   ----------
     Income before income taxes..........................     4,026      8,356      8,983     17,151       53,531
     Provision for income taxes(1).......................     1,112      3,353      3,684      7,117       22,483
                                                           --------   --------   --------   --------   ----------
     Net income..........................................  $  2,914   $  5,003   $  5,299   $ 10,034   $   31,048
                                                           ========   ========   ========   ========   ==========
     Net income per share (fully diluted)................  $   0.51   $   0.75   $   0.61   $   1.11   $     2.09
                                                           ========   ========   ========   ========   ==========
     Weighted average number of shares outstanding (in
       thousands)(fully diluted).........................     5,717      6,623      8,751      9,021       15,465
CASH FLOW DATA:
  (Used in) provided by operating activities.............  $  3,115   $ (1,490)  $(13,857)  $(43,375)  $ (122,233)
  (Used in) investing activities.........................      (568)      (489)      (870)      (988)      (4,597)
  Provided by (used in) financing activities.............     7,515     (1,522)    22,855     48,209      124,687
  Net increase (decrease) in cash and cash equivalents...    10,062     (3,501)     8,128      3,846       (2,143)
RATIOS AND OTHER DATA:
  Ratio of earnings to fixed charges(2)..................      25:1       41:1       29:1      6.4:1        6.7:1
  Percentage of indebtedness to total capitalization.....       8.8%       5.6%       3.4%        22%          56%
  Pre-tax interest coverage ratio(3).....................     105:1      186:1      269:1       22:1         13:1
  Return on average common equity........................        NM         36%        18%        27%          33%
  Return on average managed receivables(4)...............       1.5%       2.1%       1.6%       2.0%         3.3%
  Loans originated or purchased:
     Retail loans........................................  $ 90,600   $122,200   $130,200   $148,200   $  220,900
     Wholesale correspondent loans.......................                          19,700    206,800      628,200
                                                           --------   --------   --------   --------   ----------
          Total(5).......................................  $ 90,600   $122,200   $149,900   $355,000   $  849,100
                                                           ========   ========   ========   ========   ==========
  Loans pooled and sold in the secondary
     market..............................................  $ 11,000   $ 52,500   $106,800   $316,600   $  791,300
  Loans serviced (period end)............................  $204,600   $262,100   $381,800   $608,700   $1,250,407
  Weighted average commission rate on retail loan
     originations(6).....................................      13.0%      14.0%      12.0%       9.4%         7.7%
  Weighted average interest rate(6)......................      12.7%      11.2%      10.3%      11.6%        11.5%
  Weighted average initial combined loan-to-value
     ratio(6)(7):
     Retail loans........................................        53%        51%        52%        55%          60%
     Wholesale correspondent loans.......................        NM         NM         NM         65%          66%
  Number of retail loan offices (period end).............        21         24         27         32           48

                                                                         FISCAL YEAR ENDED JUNE 30,
                                                           ------------------------------------------------------
                                                             1992       1993       1994       1995        1996
                                                           --------   --------   --------   --------   ----------
ASSET QUALITY DATA:
  Delinquent loans to loans serviced (period
     end)(8)(9)..........................................        18%        16%        16%        12%          16%
  Number of loans foreclosed.............................        69        137        215        159          221
  Dollar amount of loans foreclosed as a percentage of
     average loans serviced..............................       1.2%       2.4%       3.0%       1.2%         1.2%
  Net losses as a percentage of average amount
     outstanding.........................................        NM         NM         NM        .03%         .10%

                                                                                AT JUNE 30,
                                                           ------------------------------------------------------
                                                             1992       1993       1994       1995        1996
                                                           --------   --------   --------   --------   ----------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................  $ 11,886   $  8,385   $ 16,513   $ 20,359   $   18,216
  Excess Spread Receivables(10)..........................     2,544      7,555     18,780     56,960      184,691
  Total assets...........................................    18,927     21,307     53,344    114,623      293,997
  10.5% Senior Notes due 2002............................                                     23,000       23,000
  5.5% Convertible Subordinated Debentures due 2006......                                                 115,000
  Other long-term debt...................................     1,177        944      1,104        144           45
                                                           --------   --------   --------   --------   ----------
          Total long-term debt...........................     1,177        944      1,104     23,144      138,045
  Stockholders' equity...................................    12,136     15,850     31,669     80,047      110,170

---------------
 (1) Prior to December 1991, the Company was operated as an S Corporation for federal tax purposes and consequently was not responsible for federal income taxes.

 (2) Amounts represent the ratio of (i) the sum of income before income taxes plus interest expense to (ii) interest expense.

 (3) Amounts represent the ratio of (i) the sum of income before income taxes plus interest expense on funded debt to (ii) interest expense on funded debt.

 (4) Represents net income divided by the average servicing portfolio for the fiscal year.

 (5) Does not include loans originated or purchased by One Stop during fiscal 1996 in the aggregate amount of $320 million.

 (6) Computed on loans originated or purchased, as the case may be, during the period.


 (7) The weighted average initial combined loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The weighted average initial combined loan-to-value ratio of loans secured by a junior mortgage is determined by taking the sum of the loans secured by the junior and all senior mortgages and dividing by the appraised value of the mortgaged property at origination.


 (8) Does not include loans for which only the servicing rights were purchased by the Company. Delinquent loans are loans for which more than one payment is past due and include properties acquired by the Company following foreclosure sale and still serviced by the Company at period end.

 (9) At June 30, 1996, the dollar volume of loans delinquent more than 90 days in the Company's four real estate mortgage investment conduit ("REMIC") trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain (see "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing").

(10) Represents the sum of excess servicing receivable and residual assets, and at June 30, 1996, mortgage servicing rights. See Note 1 to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following analysis of the financial condition of the Company should be read in conjunction with the preceding Selected Consolidated Financial Data and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included or incorporated by reference elsewhere in this Prospectus Supplement.

OVERVIEW

     The Company, founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than the higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from mortgage bankers and other financial institutions. On August 28, 1996, the Company acquired One Stop which further diversified the Company's production channels to include the origination and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify loan originations and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases. See "Business -- Mortgage Loan
Production -- Underwriting."

     The Company has experienced significant growth in the last three years. Management believes that this growth is primarily attributable to (i) the Company's geographic expansion of its retail loan office network from 21 offices in California at July 1, 1993 to 50 offices located in 17 states at August 31, 1996, (ii) the commencement of the Company's wholesale correspondent program in fiscal 1994, which was expanded in fiscal 1996 to include purchases of loans in bulk, (iii) the Company's ability to complete increasingly large mortgage loan securitizations on a quarterly basis, (iv) the Company's increased access to warehouse and other credit facilities over this period, and (v) the Company's ability to effect additional debt and equity financings over this period, which in the aggregate raised net proceeds of approximately $134 million and $52.4 million, respectively. The Company has managed its growth by employing experienced senior management, regularly monitoring its underwriting guidelines and strengthening quality control procedures.

     The acquisition of One Stop was accomplished through the merger of a wholly-owned subsidiary of the Company into One Stop, in a tax-free exchange accounted for as a pooling-of-interests, in which the Company issued approximately 2.3 million shares of its Common Stock and assumed options granted to key employees to purchase approximately 375,000 shares of its Common Stock. Under the pooling rules, the historical financial results of the Company will be restated to reflect the combination and to reflect the historical losses of One Stop. Further, under the pooling rules, the costs incurred by the Company and One Stop in consummating the acquisition will be expensed during the first quarter of fiscal 1997. See "-- One-Time Charges."

ONE-TIME CHARGES

     Because of several one-time charges, the Company expects to incur a net loss for the quarter ended September 30, 1996. As a result of, and subsequent to, the acquisition of One Stop, One Stop's credit facilities with an investment bank were terminated and, as a consequence, the Company will accrue a pre-tax write-off of approximately $23 million (approximately $15 million on an after-tax basis) in prepaid financing costs capitalized by One Stop, representing the fair market value of a warrant for 25% of the equity of One Stop granted to the investment bank in connection with entering into those credit facilities. However, the $15 million charge will be less than the additions to the Company's consolidated stockholders' equity of $23.3 million resulting from the acquisition of One Stop. Further, because the acquisition of One Stop is to be accounted for as a pooling-of-interests, all merger costs, which are expected to aggregate approximately $2 million, will be expensed in the first quarter of fiscal 1997. In addition, in August 1996, the Company entered into a lease for new corporate offices, prior to the expiration of the lease for its existing headquarters. As a consequence, the Company will incur a pre-tax charge of approximately $2 million in the first quarter of fiscal 1997.

RESULTS OF OPERATIONS -- FISCAL YEARS 1994, 1995 AND 1996


     The following table sets forth information regarding the components of the Company's revenue and expenses in fiscal 1994, 1995 and 1996:


                                          1994                     1995                      1996
                                  ---------------------    ---------------------    ----------------------
                                  DOLLARS    PERCENTAGE    DOLLARS    PERCENTAGE    DOLLARS     PERCENTAGE
                                  -------    ----------    -------    ----------    --------    ----------
                                                           (DOLLARS IN THOUSANDS)
Revenue:
  Excess servicing gain.........  $ 8,101        22.3%     $22,954        41.7%     $ 78,274        61.0%
  Commissions...................   16,432        45.3       15,799        28.8        19,880        15.4
Loan service:
  Servicing spread..............    2,778         7.7        4,399         8.0        12,666         9.9
  Prepayment fees...............    1,866         5.2        1,974         3.6         3,228         2.5
  Late charges and other
     servicing fees.............    1,455         4.0        1,873         3.4         2,291         1.8
Fees and other:
  Closing.......................    1,626         4.5        2,077         3.8         2,512         2.0
  Appraisal.....................      893         2.5          988         1.8         1,167         0.9
  Underwriting..................      833         2.3        1,091         2.0         1,600         1.2
  Interest income...............      771         2.1        2,339         4.3         5,850         4.6
  Other.........................    1,472         4.1        1,445         2.6           940         0.7
                                   ------        ----       ------        ----        ------        ----
          Total revenue.........  $36,227       100.0%     $54,939       100.0%     $128,408       100.0%
                                   ======        ====       ======        ====        ======        ====
Expenses:
  Compensation and related
     expenses...................  $13,616        37.6%     $17,610        32.1%     $ 33,241        25.9%
  Sales and advertising costs...    7,891        21.8        9,906        18.0        18,362        14.3
  General and administrative
     expenses...................    5,415        15.0        7,067        12.9        13,926        10.8
  Interest expense..............      322         0.9        3,205         5.8         9,348         7.3
                                   ------        ----       ------        ----        ------        ----
          Total expenses........   27,244        75.3       37,788        68.8        74,877        58.3
                                   ------        ----       ------        ----        ------        ----
  Income before income taxes....    8,983        24.7       17,151        31.2        53,531        41.7
  Income taxes..................    3,684        10.2        7,117        13.0        22,483        17.5
                                   ------        ----       ------        ----        ------        ----
          Net income............  $ 5,299        14.5%     $10,034        18.2%     $ 31,048        24.2%
                                   ======        ====       ======        ====        ======        ====

REVENUE

     Total revenue for fiscal 1996 increased $73.5 million, or 134%, over total revenue for fiscal 1995 which, in turn, increased $18.7 million, or 52%, over total revenue in fiscal 1994. These increases in total revenue were primarily the result of higher excess servicing gain and loan service revenue resulting from increased volumes of mortgage loans originated and purchased by the Company and securitized and sold. The Company originated and purchased $150 million, $355 million and $849 million of mortgage loans during fiscal 1994, 1995 and 1996, respectively.

     In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. Excess servicing gain increased by $55.3 million, or 241%, in fiscal 1996 compared to fiscal 1995 and $14.9 million, or 183%, in fiscal 1995 compared to fiscal 1994. These increases resulted primarily from the greater size of the mortgage loan pools securitized and sold by the Company in the secondary market and, in fiscal 1996, increased servicing spreads and the recognition of mortgage servicing rights pursuant to SFAS 122 in the amount of $11.8 million (see "-- Certain Accounting Considerations"). The Company securitized and sold $107 million, $317 million and $791 million of loans in the secondary market during fiscal 1994, 1995 and 1996, respectively. The weighted average servicing spread on loans securitized and sold during these periods was 3.91%, 3.91% and 4.93% for fiscal 1994, 1995 and 1996, respectively. The higher weighted average servicing spread in 1996 reflected a decrease in pass-through rates to investors and a change in product mix. In the future, the Company expects to realize a lower percentage of excess servicing gain on the sale of loans as a result of changes in assumptions to reflect the changing composition of the Company's loan product mix and other factors.

     Commissions earned on loan originations continue to be a significant component of total revenue, although to a lesser degree than in prior years, comprising 45%, 29% and 15% of total revenue in fiscal 1994, 1995 and 1996 respectively. Commissions increased $4.1 million, or 26%, in fiscal 1996 compared to fiscal 1995, and decreased $633,000, or 3.9%, in fiscal year 1995 compared to fiscal 1994. Commission revenue is primarily a function of the volume of mortgage loans originated by the Company through its retail loan office network and the weighted average commission rate charged on such loans. The increase in commissions in fiscal year 1996 was a result of increased origination volume, offsetting a decline in weighted average commission rate. The decrease in commissions in fiscal year 1995 was due to a reduction in the weighted average commission rate, partially offset by an increase in the dollar amount of loans originated. The weighted average commission rate was 11.6 %, 9.4% and 7.7% during fiscal 1994, 1995 and 1996, respectively. The lower weighted average commission rate in 1996 reflected competitive factors, and the increase of higher credit grade loans originated through the Company's retail loan office network. Commissions do not include $722,000 and $1.0 million of commissions on loans which were held for sale as of June 30, 1995 and 1996, respectively.

     Loan service revenue increased $9.9 million, or 121%, in fiscal 1996 compared to fiscal 1995 and $2.1 million, or 35%, in fiscal 1995 compared to fiscal 1994. Loan service revenue consists of net servicing spread earned on the principal balances of the loans in the Company's loan servicing portfolio, prepayment fees, late charges and other fees retained by the Company in connection with the servicing of loans. The increases in fiscal 1996 and 1995 were due primarily to the greater size of the portfolio of loans serviced in each of these periods. The Company's loan servicing portfolio increased to $1.25 billion at June 30, 1996, up 105% from the June 30, 1995 balance of $609 million which, in turn, increased 59% over the June 30, 1994 balance.

     Fees and other revenue increased by $4.1 million, or 52%, in fiscal 1996 compared to fiscal 1995 and increased $2.3 million, or 42%, in fiscal 1995 compared to fiscal 1994. Fees and other revenue consist of fees received by the Company through its retail loan office network in the form of closing, appraisal, underwriting and other fees, plus interest income. The dollar amount of these fees increased in each of the years presented due to the larger number of mortgage loans originated through the Company's retail loan office network during the respective periods. Interest income increased in fiscal 1996 and 1995 due to interest earned on larger amounts of loans held by the Company during the period from origination or purchase of the loans until the date sold by the Company.

EXPENSES

     Compensation and related expenses increased $15.6 million, or 89%, in fiscal 1996 compared to fiscal 1995 as a result of increased compensation paid to senior management ($4.2 million) as well as the addition of new personnel. For primarily the same reasons, compensation and related expenses increased by $4.0 million, or 29%, in fiscal 1995 compared to fiscal 1994. Compensation and related expenses as a percentage of total revenues were 38%, 32% and 26% for fiscal 1994, 1995 and 1996, respectively. The Company anticipates that compensation expense will increase in fiscal 1997 as a result of a full year's compensation to be paid to members of senior management who joined the Company in the latter half of fiscal 1996, as well as the addition in fiscal 1997 of One Stop's senior management and other personnel.

     Sales and advertising costs increased $8.5 million, or 85%, in fiscal 1996 compared to fiscal 1995 and $2.0 million, or 26%, in fiscal 1995 compared to fiscal 1994, due primarily to the Company's nationwide expansion of its retail loan office network. Sales and advertising costs as a percentage of total revenue were 22%, 18% and 14% for fiscal 1994, 1995, and 1996, respectively.

     General and administrative expenses increased $6.9 million, or 97%, in fiscal 1996 compared to fiscal 1995 and decreased to 11% from 13% of revenue for the same periods. General and administrative expenses increased by $1.7 million, or 31%, in fiscal 1995 compared to fiscal 1994, a decrease to 13% from 15% of revenue for the same periods. The dollar increases were primarily the result of occupancy and communications costs related to the expansion of the Company's retail loan office network (an increase of $3.7 million in 1996 when compared to 1995 and $592,000 in 1995 when compared to 1994), and equipment rental expense (an increase of $956,000 in 1996 when compared to 1995 and $10,000 in 1995 when compared with 1994). The increase in equipment rental expense in 1996 was primarily attributable to an airplane lease entered into in February 1996.

     Interest expense increased to $9.3 million in fiscal 1996 compared to $3.2 million in fiscal 1995 and $322,000 in fiscal 1994 primarily as a result of increased borrowings under various financing arrangements used to fund the origination and purchase of mortgage loans prior to their securitization and sale in the secondary market. Interest expense is expected to increase in future periods due to the Company's continued reliance on warehousing facilities to fund increased originations and purchases of loans pending their securitization, and as a result of the Company's sale in the third quarter of fiscal 1996 of $115 million of its 5.5% Convertible Subordinated Debentures due 2006.

INCOME TAXES

     The Company's provision for income taxes increased to $22.5 million in fiscal 1996 from $7.1 million in fiscal 1995 and $3.7 million in fiscal 1994 primarily as a result of increased pre-tax income.

FINANCIAL CONDITION

     Loans held for sale. Prior to securitization, the Company holds mortgage loans in its portfolio. Due to the increased volume of loan originations and purchases, the Company's portfolio of loans held for sale increased to $67.3 million at June 30, 1996 from $24.1 million at June 30, 1995.

     Accounts receivable. Accounts receivable representing servicing fees and advances, increased by $2.5 million from $6.1 million at June 30, 1995 to $8.6 million at June 30, 1996. This increase was primarily due to the increased size of the servicing portfolio.

     Excess servicing receivable. Excess servicing receivable, increased $87.0 million from $42.1 million at June 30, 1995 to $129 million at June 30, 1996 reflecting the increased size of the Company's securitizations during 1996.


     Mortgage servicing rights. The June 30, 1996 balance includes $10.9 million of mortgage servicing rights capitalized in accordance with SFAS 122. This balance reflects the capitalization under SFAS 122 of $11.8 million of servicing rights partially offset by amortization of $857,000 during fiscal 1996. See "-- Certain Accounting Considerations."


     Residual assets. Residual assets represent the reserve accounts and overcollateralization amounts required to be maintained in connection with the securitization of loans. Residual assets include cash and mortgage loans in excess of the principal amounts of the senior certificates of the REMIC trusts. Residual assets increased $29.8 million from $14.9 million at June 30, 1995 to $44.7 million at June 30, 1996.

     Equipment and improvements. Primarily as a result of the expansion of the Company's retail loan office network and the associated investment in technology, equipment and improvements, net increased $3.5 million from $2.1 million at June 30, 1995 to $5.6 million at June 30, 1996.

     Prepaid and other assets. Prepaid and other assets increased $4.6 million from $5.0 million at June 30, 1995 to $9.6 million at June 30, 1996. The increase was primarily related to prepaid financing costs incurred in connection with the issuance of $115 million of 5.5% Convertible Subordinated Debentures due 2006 in the third quarter of fiscal 1996 and, to a lesser extent, to prepaid advertising costs.

     Revolving warehouse facilities. Amounts outstanding under warehouse facilities increased by $11.0 million from a zero balance at June 30, 1995 to an $11.0 million balance at June 30, 1996 primarily as a result of the larger amount of loans held for sale at such dates.

     Borrowings. Notes payable increased by $115 million from $23.1 million at June 30, 1995 to $138 million at June 30, 1996 primarily as a result of the issuance in the third quarter of fiscal 1996 of $115 million of 5.5% Convertible Subordinated Debentures due 2006.

LIQUIDITY

     The table below summarizes cash flow generated by and used in operating activities:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                            -----------------------------------
                                                              1994         1995         1996
                                                            --------     --------     ---------
                                                                      (IN THOUSANDS)
OPERATING CASH INCOME:
  Excess cash flows generated by securitization trusts....  $  3,482     $  7,984     $  29,932
  Less cash required to be invested in residual
     assets(1)............................................    (4,228)      (8,691)      (29,794)
                                                            --------     --------     ---------
  Net excess cash flow from securitization trusts.........      (746)        (707)          138
  Other servicing fees....................................     5,310        4,664         6,049
  Interest received.......................................       771        2,339         6,397
  Commission income.......................................    16,432       15,799        19,880
  Other cash income.......................................     4,825        5,601         5,372
                                                            --------     --------     ---------
  Total operating cash income.............................    26,592       27,696        37,836
OPERATING CASH EXPENSES:
  Securitization and loan acquisition costs...............    (1,589)     (10,937)      (37,317)
  Cash operating expenses.................................   (26,779)     (36,377)      (69,304)
  Taxes paid..............................................    (2,991)      (5,196)       (4,240)
  Interest paid...........................................                   (805)       (2,415)
                                                            --------     --------     ---------
  Total operating cash expenses...........................   (31,359)     (53,315)     (113,276)
                                                            --------     --------     ---------
  Net operating cash flow.................................    (4,767)     (25,619)      (75,440)
  Cash (used in) provided by other payables and
     receivables..........................................       875       (3,765)       (3,598)
  Cash used in loans held for sale........................    (9,965)     (13,991)      (43,195)
                                                            --------     --------     ---------
  Net cash used in operating activities...................  $(13,857)    $(43,375)    $(122,233)
                                                            ========     ========     =========
  Change in Excess Spread Receivables(2)..................  $ 11,225     $ 38,180     $ 127,731
  Net cash provided by financing activities...............  $ 22,855     $ 48,209     $ 124,687

---------------
(1) Cash required to fund initial and required overcollateralization account balances.

(2) Represents the change in the sum of excess servicing receivables and residual assets, and at June 30, 1996, mortgage servicing rights. See Note 1 to Consolidated Financial Statements.

     The Company's operations require continued access to short-term and long-term sources of cash. The Company's operating cash requirements include the funding of: (i) mortgage loan originations and purchases prior to their securitization and sale, (ii) fees and expenses incurred in connection with the securitization and sale of loans, (iii) cash reserve account or overcollateralization requirements in connection with the securitization and sale of mortgage loans, (iv) tax payments due on recognition of excess servicing gain, and (v) ongoing administrative and other operating expenses.

     The Company has operated on a negative operating cash flow basis and expects to continue to do so for as long as the Company's cash requirements necessitated by the growth in volume of its securitization program continue to grow at rates in excess of the cash generated by the Company from its operations, including its servicing activities. Historically, the Company has funded, and expects to continue to fund, these negative operating cash flows, subject to limitations under the Company's existing credit facilities, principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes, among other sources. There can be no assurance that the Company will have access to the capital markets in the future or that financing will be available to satisfy the Company's operating and debt service requirements or to fund its future growth. See "-- Capital Resources" and "Business -- Business Strategy."

     New loan originations and purchases represent the Company's most significant cash flow requirement. The Company pays a premium on loans purchased through its wholesale correspondent program and on loans purchased from independent mortgage brokers. The amount of cash used to pay premiums approximated $33.7 million in 1996.

     The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans in fiscal 1994, 1995 and 1996, respectively. In connection with securitization transactions completed during these periods, the Company was required to provide credit enhancements in the form of reserve accounts or overcollateralization amounts. In addition, during the life of the related REMIC trusts, the Company subordinates a portion of the excess servicing otherwise due it to the rights of holders of senior interests as a credit enhancement to support the sale of the senior interests. In connection with securitizations effected in fiscal 1994, 1995 and 1996, initial reserve accounts or overcollateralization requirements were set at $2.2 million, $3.5 million and $7.5 million, respectively. The terms of the REMIC trusts generally require that all excess servicing otherwise payable to the Company during the early months of the trusts be used to increase the cash reserve accounts, or to repay the senior interests in order to increase overcollateralization to specified maximums. The accumulated amounts of such cash reserve accounts and overcollateralization amounts are reflected on the Company's balance sheet as "residual assets." At June 30, 1996, the residual assets balance was $44.7 million.

     In addition, the increasing use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of excess servicing gain recognized by the Company. During fiscal 1994, 1995 and 1996, the Company recognized excess servicing gain in the amounts of $8.1 million, $23.0 million and $78.3 million, respectively. The recognition of excess servicing gain has a negative impact on the cash flow of the Company since the Company is required to pay federal and state taxes on a portion of these amounts in the period recognized although it does not receive the cash representing the gain until later periods as the related service fees are collected and applicable reserve or overcollateralization requirements are met.

     The Company also incurs certain expenses in connection with securitizations, including underwriting fees, credit enhancement fees, trustee fees, hedging and other costs, which in fiscal 1996 approximated 1.0% of the principal amount of the securitized mortgage loans.

CAPITAL RESOURCES

     The Company finances it operating cash requirements primarily through (i) warehouse and other credit facilities, (ii) the securitization and sale of mortgage loans, and (iii) the issuance of debt and equity securities.


     Warehouse and Other Credit Facilities. The Company currently has two warehouse facilities and one other credit facility in place. There is a $150 million warehouse and working capital line of credit from a syndicate of six commercial banks that is secured by loans originated and purchased by the Company as well as certain servicing receivables, and which bears interest at the rate of 0.875% over one-month LIBOR. This line is currently scheduled to expire on December 24, 1996 and is subject to renewal. There is an additional warehouse line of credit from one investment bank that is secured by loans originated and purchased by the Company. This line of $150 million bears interest at the rate of 0.875% over one-month LIBOR, subject to renewal periodically and is currently scheduled to expire on January 1, 1997. Additionally, the Company has a written commitment for a $125 million warehouse facility from an investment bank. This facility would bear interest at a rate of 0.875% over one-month LIBOR and would expire on the earlier of December 31, 1996 or the completion of the current quarter's securitization. Finally, the Company has a $50.0 million credit facility from a commercial bank that is secured by certain excess servicing receivables in certificated form and which expires on December 6, 1996. This facility bears interest at the rate of 2.625% over the federal funds rate. Upon certain capital raising events including this offering and the Equity Offering, the lender may require all outstanding amounts under this facility in excess of $30.0 million to be prepaid and may reduce the credit limit under the facility to $30.0 million. Management expects, although there can be no assurance, that the Company will be able to maintain these or similar facilities in the future. In addition, the Company is currently negotiating with a number of investment banks for additional warehouse facilities. See "Risk Factors -- Dependence on Funding Sources -- Dependence on Warehouse and Other Credit Facilities" and "Underwriting."


     Securitization Program. The Company's most important capital resource has been its ability to sell loans originated and purchased by it in the secondary market in order to generate cash proceeds to pay down its warehouse facilities and fund new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to securitize and sell loans for acceptable prices within a reasonable period of time. The ability of the Company to sell loans in the secondary market on acceptable terms is essential for the continuation of the Company's loan origination and purchase operations. A reduction in the size of the secondary market for loans of the types originated or purchased by the Company may adversely affect the Company's ability to sell loans in the secondary market with a consequent adverse impact on the Company's profitability and ability to fund future originations and purchases. See "Risk Factors -- Dependence on Funding Sources -- Dependence on Securitization Program."

     In addition, in order to gain access to the secondary market, the Company has relied on monoline insurance companies to provide financial guarantee insurance on senior interests in the REMIC trusts established by the Company. The Company has not structured a pool for securitization and sale in the secondary market based solely on the internal credit enhancements of the pool or the Company's guaranties. Any substantial reduction in the size or availability of the secondary market for the Company's loans or the unwillingness of monoline insurance companies to provide financial guarantee insurance for the senior interests in the REMIC trusts could have a material adverse effect on the Company's financial position and results of operations. At June 30, 1996, the dollar volume of loans delinquent more than 90 days on the Company's four REMIC trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain. See "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing."

     Other Capital Resources. The Company has funded negative cash flows primarily from the sale of its equity and debt securities. In December 1991, July 1993, and June 1995, the Company effected offerings of its Common Stock with net proceeds to the Company aggregating $61.1 million. In March 1995, the Company completed an offering of its 10.5% Senior Notes due 2002 with net proceeds to the Company of $22.2 million. In February 1996, the Company completed an offering of its 5.5% Convertible Subordinated Debentures due 2006 with net proceeds to the Company of $112 million.


     The Company had cash and cash equivalents of approximately $18.2 million (of which $2.2 million was restricted) at June 30, 1996. However, the Company expects to continue its growth strategies. With the proceeds of the Equity Offering and upon the completion of this offering, the Company anticipates that its sources of liquidity will be sufficient to fund the Company's liquidity requirements for at least the next 12 months, if the Company's future operations are consistent with management's current growth expectations. The Company has no commitments for additional bank borrowings or additional debt or equity financing and there can be no assurance that the Company will be successful in consummating any such financing transaction in the future on terms the Company would consider to be favorable. See "Risk Factors -- Ability to Service Debt; Negative Cash Flows and Capital Needs."


RISK MANAGEMENT

     The Company employs a variety of strategies in order to manage the risk that mortgage loans held for sale pending securitization will fluctuate in value as a result of changing interest rates prevailing in the market. The Company hedges against interest rate fluctuations by selling United States Treasury securities not yet purchased. The amount and timing of hedging transactions are determined by members of the Company's senior management. Management assesses factors including the interest rate environment, loan production levels and open positions of current hedging positions. The Company has also mitigated its interest rate exposure by effecting securitizations once each quarter resulting in a holding period for most of the mortgage loans originated and purchased by it of less than one quarter.

     The Company also mitigates its exposure to interest rate risk through a pre-funding strategy in which it agrees to sell loans to the REMIC trust in the future at an agreed-upon price. The pre-funding locks in the price agreed upon with investors on the pricing date (typically five business days prior to the closing date of the securitization) for a period of generally 30 days. In a pre-funding arrangement, the Company typically delivers approximately 75% of the loans sold at the closing and the remainder generally within 30 days after the closing.

CERTAIN ACCOUNTING CONSIDERATIONS

     As a fundamental part of its business and financing strategy, the Company sells substantially all of its mortgage loans through securitizations. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the excess servicing, which is payable over the actual life of the loans securitized. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on each pool of loans sold over the sum of the pass-through interest rate, a normal servicing fee and the fees of the monoline insurance carrier. The net present value of that excess (based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss when the loan is securitized and sold. The excess servicing receivable included in the Consolidated Financial Statements represents these amounts reduced by direct transaction costs. The excess servicing receivable is amortized in proportion to and over the expected lives of the related loans.

     The Company's excess servicing receivable is amortized over the estimated remaining life of the underlying loans as an offset against the excess servicing component of servicing income actually received in connection with such loans. If actual prepayments with respect to sold loans occur faster or credit experience is worse than projected at the time such loans were sold, the carrying value of the excess servicing receivable may have to be written down through a charge to earnings in the period of adjustment. For the three years ended June 30, 1996, there were no material adjustments to the Company's carrying value of the excess servicing receivable as a result of actual prepayment experience. However, there can be no assurance of the accuracy of management's prepayment estimates. If actual prepayments with respect to sold loans in the secondary market or funded by private investors were to exceed management's estimates materially, the carrying value of the excess servicing receivable would be written down through a charge to earnings in the period of adjustment.

     Effective fiscal 1996, the Company adopted SFAS 122 which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on their relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, term and credit quality. The Company generally makes loans to credit-impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions and other factors. Impairment is recognized in valuation allowance for each disaggregated stratum in the period of impairment. The effect of adopting SFAS 122 was to increase the net income of the Company as reported in the Company's Consolidated Financial Statements for fiscal 1996 by $5.7 million or $0.37 per weighted average share.

     In May 1993, the FASB released SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") released in October 1994. The Company adopted SFAS 114 in fiscal 1996. As the Company generally sells its loans within a relatively short period, the adoption of SFAS 114, as amended by SFAS 118, did not have a material impact on the Company's financial position or results of operations.

     In October 1995, the FASB released SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement establishes methods of accounting for stock-based compensation plans. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to apply Accounting Principles Board Opinion 25 for measurement of stock compensation and will provide the disclosure required by SFAS 123 beginning in fiscal year 1997. The adoption of SFAS 123 is not expected to have a material effect on the financial position of the Company.

                                    BUSINESS

GENERAL

     The Company, founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates and purchases a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from other mortgage bankers and financial institutions. On August 28, 1996, the Company acquired One Stop, which further diversified the Company's production channels to include the origination and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify the loans it originates and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases. See "-- Mortgage Loan
Production -- Underwriting."

     Substantially all of the mortgage loans originated and purchased by the Company are sold in the secondary market through public securitizations in order to enhance profitability, maximize liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans in the years ended June 30, 1994, 1995 and 1996, respectively. Each of the Company's securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" by Moody's Investors Service and "AAA" from Standard & Poor's.

     The Company retains the servicing rights (collecting loan payments and handling borrower defaults) to substantially all of the loans it originates or purchases. At June 30, 1996, the Company had a servicing portfolio of $1.25 billion, 27% of which was serviced by subservicers. In fiscal 1996, the Company serviced directly all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company will implement in fiscal 1997 a new servicing system which will provide the Company the capability to service in house all loans originated or purchased by it regardless of the state in which the mortgaged property is located. See "-- Loan Servicing."

BUSINESS STRATEGY

     The Company's strategy is to continue to build on its position as a leading lender to credit-impaired borrowers. The expansion of the Company's business over the last three years has been driven by the growth in the volume of loans originated and purchased by the Company and by the Company's ability to continue to access the capital markets to facilitate the sale of these loans through securitizations. The Company intends to pursue its growth strategy by (i) continuing to expand its retail loan office network, wholesale correspondent program and independent broker network, (ii) increasing its servicing portfolio and servicing capabilities, (iii) continuing to enhance its corporate and operating infrastructure and (iv) diversifying its funding sources. An important long-term goal of the Company's business strategy is to continue to build its excess servicing receivable, mortgage servicing rights and residual assets. The Company believes that its investments in these assets yield attractive cash on cash returns. In addition, the Company believes its cash flow profile will change over time as the rate of loan production growth moderates and as the size of its servicing portfolio and its Excess Spread Receivables increase. In particular, the Company intends to employ the following strategies:

          Geographic Diversification. The Company plans to continue the geographic expansion of its loan production. During fiscal 1996, the Company expanded its retail loan office network into the Midwest and East and continued to expand its wholesale correspondent network. The Company intends to continue focusing on its expansion in the Midwest and East and to expand its loan purchasing capabilities by building new relationships with loan correspondents and, with the acquisition of One Stop, independent mortgage brokers nationwide with the goal of increasing market share in these areas.

          Diversification of Loan Production Channels. At the beginning of fiscal 1994, the Company originated virtually all of its mortgage loans through its retail loan office network. Since that time, the Company has been pursuing a strategy of diversifying its loan production. The Company has developed a wholesale correspondent program and has recently added a network of independent brokers as a production source when it acquired One Stop. The Company intends to increase production through each of these channels and to diversify the loans it originates and purchases to include more "A-," "B" and "C" credit grade loans.

          Increase Servicing Portfolio; Increase Margins and Develop Subservicing Capabilities. The Company plans to build the size of its servicing portfolio to provide a stable, and ultimately a significant, source of recurring revenue. On June 30, 1996, the Company's servicing portfolio was $1.25 billion, up 105% from $609 million at the end of the prior year. The Company expects to increase the size of its loan servicing portfolio by continuing to increase loan originations and purchases and completing new securitizations. To service this greater volume and to provide the Company with the capability of servicing its entire portfolio, the Company is investing in a new servicing system which is expected to be on line prior to the end of fiscal 1997. This new operation is expected to increase margins in the Company's servicing operations and to provide the Company with the capability of subservicing for other mortgage bankers, a potential new revenue source.

          Continue to Enhance Corporate and Operational Management and Infrastructure. From June 30, 1994 to June 30, 1996, the Company's revenues and net income grew 255% and 485%, respectively, and its employee base grew from 303 employees at June 30, 1994 to 672 employees at June 30, 1996. To support this significantly larger operation, the Company has invested in additional corporate and operating management and infrastructure. The Company has also expanded its telemarketing operations, including a predictive dialer system which is expected to be fully operational in fall 1996.

          Continue to Diversify Funding Sources. The Company intends to continue to expand and diversify its funding sources by adding additional warehouse and residual financing facilities and seeking to increase the advance rates on existing and new facilities. In addition, the Company intends to obtain higher credit ratings by improving its financial condition and operating results. The Company believes that higher credit ratings, as well as obtaining higher advance rates on warehouse and residual facilities, should improve the Company's cash flow over time. In particular, higher credit ratings could facilitate the Company's use of letters of credit in lieu of cash in overcollateralization accounts, and the Company's obtaining debt financing at a lower cost. In addition, the Company intends to improve its liquidity by exploring alternatives, including: (i) whole loan sales, (ii) monetization of the excess servicing receivable asset (including sale of interest-only strips), and (iii) use of senior/subordinated securitization structures which may be more cash flow efficient than buying monoline insurance. The Company also believes it will improve its cash flow by improving the efficiency of its servicing operations and realizing overall operating leverage over time as cash expenses grow at a slower rate than cash receipts.

MORTGAGE LOAN PRODUCTION

     The Company's principal loan product is a non-conforming home equity loan with a fixed principal amount and term to maturity which is typically secured by a first mortgage on the borrower's residence with either a fixed or adjustable rate. Non-conforming home equity loans are loans made to homeowners whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors and that cannot be marketed to agencies such as Ginnie Mae, Fannie Mae and Freddie Mac. In addition, the Company offers junior mortgages and other products in order to meet a wide variety of borrower needs. In fiscal 1996, the Company obtained its loans through two primary channels: its retail loan office network, through which loans are originated by the Company out of its 50 retail loan offices located in 17 states, and its wholesale correspondent program, through which loans are purchased from mortgage bankers and other financial institutions. With the acquisition of One Stop on August 28, 1996, the Company expanded its loan production channels to include a network of independent mortgage brokers, from which loans are submitted to One Stop for funding or purchase.

     The following table illustrates the sources of the Company's loan production, excluding loans originated or purchased by One Stop during fiscal 1996 in the aggregate amount of $320 million:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
                                                                   (DOLLARS IN THOUSANDS)
Retail loans:
  Total dollar amount......................................  $130,200     $148,200     $220,900
  Number of loans..........................................     3,373        3,734        4,792
  Average loan amount......................................  $   38.6     $   39.7     $   46.0
  Average initial combined loan to value...................        52%          55%          60%
  Weighted average interest rate...........................      10.3%        11.8%        11.0%
Wholesale correspondent program:
  Total dollar amount......................................  $ 19,700     $206,800     $628,200
  Number of loans..........................................       265        2,314        7,166
  Average loan amount......................................  $   74.3     $   89.4     $   87.7
  Average initial combined loan to value...................        NM           65%          66%
  Weighted average interest rate...........................        NM         11.4%        11.7%
Total loans:
  Total dollar amount......................................  $149,900     $355,000     $849,100
  Number of loans..........................................     3,638        6,048       11,958
  Average loan amount......................................  $   41.2     $   58.7     $   71.0
  Average initial combined loan to value...................        52%          61%          64%
  Weighted average interest rate...........................      10.3%        11.6%        11.5%

     Retail Loan Office Network. The Company originates home equity mortgage loans through its network of retail loan offices which, at August 31, 1996, consisted of 50 retail loan offices located in 17 states. The Company is aggressively pursuing a strategy of expanding its retail loan office network beyond the 36 offices located in California and the other Western states. Of the Company's 50 retail loan offices, seven are located in the Midwest and seven are located along the East coast. The Company believes that it has significant additional expansion opportunities in these and other areas.

     The Company selects areas in which to introduce or expand its retail presence on the basis of selected demographic statistics, marketing analyses and other criteria developed by the Company. Typically, new office locations have become profitable within 90 days of opening.

     The Company's expansion of its retail loan office network has resulted in significant increases in retail loan production over the last three fiscal years. The Company originated $130 million, $148 million and $221 million of mortgage loans through this network in fiscal 1994, 1995 and 1996, respectively.

     The Company generates applications for loans through its retail loan office network principally through a multimedia advertising program, which includes the use of direct mailings to homeowners, radio and television advertising, yellow-page listings and telemarketing. The Company believes that its advertising campaigns establish name recognition and serve to distinguish the Company from its competitors. The Company continually monitors the sources of its applications to determine the most effective methods and manner of advertising.

     The Company's advertising invites prospective borrowers to call its headquarters office through the Company's toll-free telephone numbers. On the basis of an initial screening conducted at the time of the call, the Company's customer service representative makes a preliminary determination of whether the customer and the property meet the Company's lending criteria, schedules an appointment with an appraiser and refers the customer to the most conveniently located retail loan office.

     The Company's loan officer at the local retail loan office assists the applicant in completing the loan application, orders a credit report from an independent, nationally recognized credit reporting agency and performs various other tasks in connection with the completion of the loan package. The loan package is then forwarded to the Company's headquarters office for review by underwriters and for loan approval. If the loan package is approved, the loan is funded by the Company. The Company's loan officers are trained to structure loans that meet the applicant's needs, while satisfying the Company's lending guidelines. If an applicant does not meet the guidelines for the loan applied for, a different loan that may also serve the applicant's needs is usually suggested.

     Through its retail loan office network, the Company also takes applications from prospective borrowers who respond to the Company's advertising but fall outside the Company's target market. These loans may be brokered to other institutional lenders or to private investors. In these cases, the Company receives brokerage commissions on loans actually funded.

     Wholesale Correspondent Program. The Company purchases closed loans from mortgage bankers and other financial institutions on a continuous or "flow" basis and through bulk purchases. In fiscal 1996, 74% of the Company's loan production came from these sources. The Company believes that its wholesale correspondent program represents a cost effective means of increasing loan production. Although the Company purchases mortgage loans from a variety of sources, one correspondent represented approximately 32% of total mortgage loans purchased in fiscal 1996.


     Independent Broker Network. On August 28, 1996, the Company acquired One Stop, and thereby expanded its mortgage loan production sources to include a network of independent mortgage brokers. Under this program, the independent mortgage broker identifies the potential applicant, assists the applicant in completing the loan application and submits the application with the other documents constituting the completed loan package to One Stop for underwriting and loan approval. Prior to its acquisition by the Company, a substantial portion of the loans originated or purchased by One Stop were "A-," "B," or "C" loans. One Stop intends to increase the percentage of "C-" and "D" loans it originates and purchases. All loans originated by One Stop are underwritten in accordance with the Company's underwriting guidelines. Once approved, the loan is funded or purchased by One Stop directly.

     Consistent underwriting, quick response times and personal service are critical to successfully producing loans through independent mortgage brokers. To meet these requirements, One Stop operates out of 24 offices to service the needs of the independent brokers and loan applicants. One Stop strives to provide quick response time to the loan application (generally within 24 hours). In addition, loan consultants and loan processors are available in the offices to answer questions, assist in the loan application process and facilitate the ultimate funding of the loan.

     Underwriting. The Company underwrites every loan it originates and re-underwrites each loan it purchases, in each case, either utilizing its staff consisting at August 31, 1996 of 157 full-time appraisers, or a Company-qualified contract appraiser. The Company's underwriting guidelines are designed to assess the adequacy of the real property as collateral for the loan and the borrower's creditworthiness. An assessment of the adequacy of the real property as collateral for the loan is primarily based upon an appraisal of the property and a calculation of the ratio (the "combined loan-to-value ratio") of all mortgages existing on the property (including the loan applied for) to the appraised value of the property at the time of origination. As a lender that specializes in loans made to credit-impaired borrowers, the Company ordinarily makes home equity mortgage loans to borrowers with credit histories or other factors that would typically disqualify them from consideration for a loan from traditional financial institutions. Consequently, the Company's underwriting guidelines generally require substantially lower combined loan-to-value ratios than would typically be the case if the borrower could qualify for a loan from a traditional financial institution. Creditworthiness is assessed by examination of a number of factors, including calculation of debt-to-income ratios, which is the sum of the borrower's normal monthly expenses divided by the borrowers's monthly income before taxes and other payroll deductions, an examination of the borrower's credit history through standard credit reporting bureaus, and by evaluating the borrower's payment history with respect to existing mortgages, if any, on the property.

     The underwriting of a mortgage loan to be originated or purchased by the Company includes a review of the completed loan package, which includes the loan application, a current appraisal, a preliminary title report and a credit report. All loan applications and all closed loans offered to the Company for purchase must be approved by the Company in accordance with its underwriting criteria. On an exception basis, and approval of the Company's underwriters, home equity mortgage loans may be made that do not conform to the Company's guidelines but only with the approval of a senior underwriter or by an executive officer of the Company. The Company regularly reviews its underwriting guidelines and makes changes when appropriate to respond to market conditions, because of the poor performance of loans representing a particular loan product or to respond to changes in laws or regulations. In September 1996, the Company changed its underwriting guidelines to eliminate one loan purchase product known as the "no documentation -- salaried employee" loan product in the "C-" and "D" credit grades because of what management believed to be the higher than average delinquency rates experienced on such loans, raised the maximum combined loan-to-value ratios for its "A-" credit grade loans to conform to market conditions and lowered the combined loan-to-value ratios for its "C-" and "D" credit grade loans made in certain judicial foreclosure states in recognition of the greater length of time it takes in such states to complete the foreclosure process.

     All appraisals in connection with loans originated by the Company through its retail loan office network are performed by Company appraisers. The Company's appraisers determine a property's value by reference to the sales prices of comparable properties recently sold, adjusted to reflect the condition of the property as determined through inspection. Loans purchased as part of the Company's wholesale correspondent program are reviewed by Company appraisers or Company-qualified contract appraisers, to assure that they meet the Company's standards. All of the Company's appraisers are full-time employees of the Company and compensated by salary and a bonus that is not dependent on completion of loan transactions.

     The Company requires title insurance coverage issued on an ALTA form of title insurance on all properties securing mortgage loans it originates or purchases. The loan originator and its assignees are generally named as the insured. Title insurance policies indicate the lien position of the mortgage loan and protect the Company against loss if the title or lien position is not as indicated. The applicant is also required to maintain hazard and, in certain instances, flood insurance, in an amount sufficient to cover the new loan and any senior mortgage, subject to the maximum amount available under the National Flood Insurance Program.

     Quality Control. The Company's quality control program is intended to (i) monitor and improve the overall quality of loan production generated by the Company's retail loan office network and its wholesale correspondent program or loans presented or purchased from its independent broker network and (ii) identify and communicate to management existing or potential underwriting and loan packaging problems or areas of concern. The quality control file review examines compliance with the Company's underwriting guidelines and federal and state regulations. This is accomplished by focusing on: (i) the accuracy of all credit and legal information; (ii) a collateral analysis which may include a desk or field re-appraisal of the property and review of the original appraisal;
(iii) employment and/or income verification; and (iv) legal document review to ensure that the necessary documents are in place.

     Credit Grades. The Company believes that it originates a greater proportion of lower credit quality loans ("C-" and "D" loans) than other lenders who lend to credit-impaired borrowers and as a result has historically experienced delinquency rates that are higher than those generally prevailing in its industry. However, the Company has not historically experienced significant loan losses because its loan portfolio has been characterized by relatively low combined loan-to-value ratios. The weighted average initial combined loan-to-value ratio of loans in its servicing portfolio at June 30, 1994, 1995 and 1996 was 56%, 59% and 63%, respectively. The increase in the weighted average combined loan-to-value ratio at June 30, 1996 reflected a changing mix in the mortgage loans in the servicing portfolio to include a greater proportion of first mortgages and higher credit grade loans.

     The following chart generally outlines certain parameters of the credit grades of the Company's underwriting guidelines at September 10, 1996:

                             "A-" CREDIT        "B" CREDIT         "C" CREDIT         "C-" CREDIT        "D" CREDIT
                                GRADE              GRADE              GRADE              GRADE              GRADE
------------------------  -----------------  -----------------  -----------------  -----------------  -----------------
GENERAL                   Has good credit    Pays the majority  Marginal credit    Marginal credit    Designed to
REPAYMENT                 but might have     of accounts on     history which is   history not        provide a
                          some minor         time but has some  offset by other    offset by other    borrower with
                          delinquency.       30- and/or 60-day  positive           positive           poor credit
                                             delinquency.       attributes.        attributes.        history an
                                                                                                      opportunity to
                                                                                                      correct past
                                                                                                      credit problems
                                                                                                      through lower
                                                                                                      monthly payments.
------------------------------------------------------------------------------------------------------------------
EXISTING                  Current at         Current at         Can have multiple  Must be paid in    Must be paid from
MORTGAGE                  application time   application time   30-day             full from loan     loan proceeds.
LOANS                     and a maximum of   and a maximum of   delinquencies and  proceeds and no    Rating not a
                          two 30-day         four 30-day        one 60-day         more than 120      factor.
                          delinquencies in   delinquencies in   delinquency and    days delinquent.
                          the past 12        the past 12        one 90-day
                          months.            months.            delinquency in
                                                                the past 12
                                                                months; currently
                                                                not more than 90
                                                                days delinquent.
------------------------------------------------------------------------------------------------------------------
NON-MORTGAGE              Major credit and   Major credit and   Major credit and   Major and minor    Major credit
CREDIT                    installment debt   installment debt   installment debt   credit             delinquency is
                          should be current  can exhibit some   can exhibit some   delinquency is     acceptable.
                          but may exhibit    minor 30- and/or   minor 60- and/or   acceptable, but
                          some minor 30-day  60-day             90-day             must demonstrate
                          delinquency.       delinquency.       delinquency.       some payment
                                                                                   regularity.
                          Minor credit may   Minor credit may   Minor credit may
                          exhibit some       exhibit up to 90-  exhibit more
                          minor              day delinquency.   serious
                          delinquency.                          delinquency.
------------------------------------------------------------------------------------------------------------------
BANKRUPTCY                Charge-offs,       Discharged more    Discharged more    Discharged prior   Current
FILINGS                   judgments, liens,  than two years     than two years     to closing.        bankruptcy must
                          and former         with               with                                  be paid through
                          bankruptcies are   reestablished      reestablished                         loan.
                          unacceptable.      credit.            credit.
------------------------------------------------------------------------------------------------------------------
DEBT SERVICE-TO-          Generally not to   Generally not to   Generally not to   Generally not to   Generally not to
INCOME RATIO              exceed 45%.        exceed 50%.        exceed 50%.        exceed 55%.        exceed 60%.
------------------------------------------------------------------------------------------------------------------
MAXIMUM COMBINED
LOAN-TO-
VALUE RATIO:
  OWNER                   Generally 85% for  Generally 80% for  Generally 70% for  Generally 65% for  Generally 65% for
  OCCUPIED                a 1 to 4 family    a 1 to 4 family    a 1 to 4 family    a 1 to 4 family    a 1 to 4 family
                          dwelling; 70% for  dwelling; 65% for  dwelling; 65% for  dwelling.          dwelling.
                          a condominium.     a condominium.     a condominium.
  NON-OWNER               Generally 70% for  Generally 65% for  Generally 65% for  N/A                N/A
  OCCUPIED                a 1 to 2 family    a 1 to 2 family    a 1 to 2 family
                          dwelling; 65% for  dwelling; 60% for  dwelling; 60% for
                          a 3 to 4 family.   a 3 to 4 family.   a 3 to 4 family.
------------------------------------------------------------------------------------------------------------------

     The following tables present certain information on the Company's loan originations through its retail loan office network and loan purchases through its wholesale correspondent program during fiscal 1995 and fiscal 1996:

                 LOAN ORIGINATIONS AND PURCHASES IN FISCAL 1995

                    DOLLAR
                    AMOUNT        PERCENT OF      WEIGHTED AVERAGE COMBINED     WEIGHTED AVERAGE
CREDIT GRADE       OF LOAN           TOTAL              LOAN-TO-VALUE           INTEREST RATE(1)
------------     ------------     -----------     -------------------------     ----------------
A-               $111,808,000          31%                    63%                     10.6%
B                  55,338,000          16                     65                      11.1
C                  70,515,000          20                     59                      11.7
C-                 53,635,000          15                     62                      12.2
D                  63,629,000          18                     58                      13.3
                 ------------        ----                    ---                    ---- -
Total            $354,925,000         100%                    61                      11.6
                 ============        ====

                 LOAN ORIGINATIONS AND PURCHASES IN FISCAL 1996


                    DOLLAR
                    AMOUNT        PERCENT OF      WEIGHTED AVERAGE COMBINED     WEIGHTED AVERAGE
CREDIT GRADE       OF LOAN           TOTAL              LOAN-TO-VALUE           INTEREST RATE(1)
------------     ------------     -----------     -------------------------     ----------------
A-               $224,943,000          27%                    68%                     10.2%
B                 143,700,000          17                     68                      10.6
C                 139,329,000          16                     63                      11.5
C-                106,067,000          12                     63                      12.1
D                 235,018,000          28                     61                      13.1
                 ------------        ----                    ---                    ---- -
Total            $849,057,000         100%                    64                      11.5
                 ============        ====


---------------
(1) Calculated with respect to the interest rate at the time the loan is originated or purchased by the Company, as applicable.

SECURITIZATION OF LOANS

     The primary funding strategy of the Company is to securitize and sell mortgage loans originated or purchased by the Company. Securitization is a cost competitive source of capital compared to other debt financing sources available to the Company. Through June 30, 1996, the Company had completed 17 securitizations totaling $1.3 billion. The Company's operations have been restructured in recent years specifically for the purpose of efficiently originating, purchasing, underwriting and servicing loans for securitization in order to meet the requirements of rating agencies, credit enhancers and investors. The Company generally seeks to complete a securitization once each quarter. The Company applies the net proceeds of the securitization to pay down its warehouse facilities in order to make these facilities available for future funding of mortgage loans.

     In a securitization, the Company sells the loans that it has purchased or originated to a real estate mortgage investment conduit ("REMIC") trust for a cash purchase price and an interest in the loans securitized (in the form of "excess servicing"). The cash purchase price is raised through an offering of senior pass-through certificates by the trust. Following the securitization, the purchasers of the senior certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the excess servicing. The excess servicing is typically a certificated security in the form of a residual certificate, which generally represents the excess servicing on the loans. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization.

     The purchasers of the senior certificates receive a credit-enhanced security. The Company's securitizations have been enhanced generally through two sources: (i) subordination of an amount of excess servicing retained by the Company and (ii) an insurance policy provided by an AAA/Aaa-rated monoline insurance company. As a result, each offering of senior certificates receives ratings of AAA from Standard & Poor's and Aaa from Moody's Investors Service.

     Each pooling and servicing agreement that the Company has entered into in connection with its securitizations requires either the establishment of a reserve account that may initially be funded by cash deposited by the Company or the overcollateralization of the REMIC trust. The Company's interest in each overcollateralization amount and reserve account is reflected on the Company's Consolidated Financial Statements as "residual assets." If payment defaults exceed the amount of the overcollateralization or the reserve account, as applicable, the monoline insurance company policy will pay any further losses experienced by holders of the senior interests in the related REMIC trust. To date, there have been no claims on any monoline insurance company policy obtained in any of the Company's securitizations.

     In connection with its securitizations, the Company typically enters into an agreement pursuant to which it agrees to sell loans to the trust in the future at an agreed-upon price (the "pre-funding"). The pre-funding locks in the price agreed upon with investors on the pricing date (typically five business days prior to the closing date of the securitization) for a period of generally 30 days. In a pre-funding arrangement, the Company typically delivers approximately 75% of the loans sold at the closing and the remainder generally within 30 days after the closing.

LOAN SERVICING

     Servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, handling borrower defaults and liquidating foreclosed properties. The Company retains the servicing rights to substantially all of the loans it originates or purchases. The following table sets forth certain information regarding the Company's servicing portfolio for the periods indicated:

                                                            FISCAL YEARS ENDED JUNE 30,
                                                        ------------------------------------
                                                          1994         1995          1996
                                                        --------     --------     ----------
                                                                   (IN THOUSANDS)
    Loans added to the servicing portfolio............  $149,900     $355,000     $  849,100
    Servicing portfolio (period end)..................   381,800      608,700      1,250,407
    Loan service revenue (1)..........................     6,099        8,246         18,185

---------------
(1) For a description of loan service revenue, see Note 1 to Consolidated Financial Statements.

     In fiscal 1996 the Company directly serviced all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company is in the process of implementing a new servicing system which will provide the Company the capability to service in-house all loans originated or purchased by it regardless of the state in which the mortgaged property is located. This new servicing system is expected to be implemented in fiscal 1997. The Company's new servicing system will also provide the Company the capability of subservicing on behalf of other mortgage lenders. The Company intends to offer this service in fiscal 1998. The Company believes that the successful implementation of its new servicing system will provide it with improved margins on its servicing and potentially a new source of servicing revenue.

     The pooling and servicing agreements between the Company and the REMIC trusts established in connection with securitizations typically require the Company to advance interest (but not principal) on delinquent loans to the holders of the senior interests in the related REMIC trust to the extent the Company deems such advances of interest to be ultimately recoverable. No advances are made for interest if the Company deems that the advances are not ultimately recoverable and no advances are made for payments of principal. Realized losses on the loans are paid out of the related reserve account or paid out of principal and interest payments on overcollateralized amounts as applicable, and if necessary, from the related monoline insurance company policy.

     The pooling and servicing agreements also typically provide that the Company may be terminated as servicer by the monoline insurance company which insures the senior interests in the related REMIC trust (or by the trustee with the consent of the monoline insurance company) upon certain events of default, including the Company's failure to perform its obligations under the pooling and servicing agreement, the rate of over 90-day delinquency (including properties acquired on foreclosure and not sold) exceeding specified limits, losses on foreclosure exceeding certain limits, any payment being made by the monoline insurance company under its policy, and certain events of bankruptcy or insolvency. Serviced loans subject to such agreements represented approximately 84% (by dollar volume) of the Company's servicing portfolio at June 30, 1996. At June 30, 1996, four REMIC trusts representing approximately 23% (by dollar volume) of the Company's servicing portfolio exceeded the foregoing delinquency rate, although the servicing rights of the Company have not been terminated. See "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing."

     The Company receives a servicing fee based on a percentage of the declining principal balance of each loan serviced. Servicing fees are collected by the Company out of the borrower's monthly payments. In addition, the Company, as servicer, generally receives all late and assumption charges paid by the borrower, as well as other miscellaneous fees for performing various loan servicing functions. The Company also generally receives any prepayment fees paid by borrowers.

     The Company's servicing portfolio is subject to reduction by normal monthly payments, by prepayment and by foreclosure. It is the Company's strategy to build and retain its servicing portfolio. In general, revenue from the Company's loan servicing portfolio may be adversely affected as interest rates decline and loan prepayments increase. This effect has historically been partially offset by increases in prepayment fee income received from borrowers. In some states in which the Company currently operates, prepayment fees may be limited or prohibited by applicable law. In addition, the Company's ability to collect prepayment fees under certain circumstances will be restricted in future periods under federal regulations which went into effect in 1995. See "-- Regulation."

     The following table illustrates the mix of credit grades in the Company's servicing portfolio as of June 30, 1996:

                 DOLLAR AMOUNT      % OF      WEIGHTED AVERAGE COMBINED     WEIGHTED AVERAGE ORIGINAL
CREDIT GRADE        OF LOAN         TOTAL       INITIAL LOAN-TO-VALUE             INTEREST RATE
------------     --------------     -----     -------------------------     -------------------------
A-               $  308,901,000       25%                 66%                          10.4%
B                   185,892,000       15                  67                           10.8
C                   192,051,000       15                  62                           11.6
C-                  144,565,000       12                  62                           12.1
D                   291,592,000       23                  60                           12.9
Other               127,406,000       10                  55                           12.2
                 --------------     ----                 ---                         ---- -
Total            $1,250,407,000      100%                 63                           11.6
                 ==============     ====

COLLECTIONS, DELINQUENCIES AND FORECLOSURES

     The Company sends borrowers a monthly billing statement ten days prior to the monthly payment due date. Although borrowers generally make loan payments within ten to fifteen days after the due date (the "grace period"), if a borrower fails to pay the monthly payment within the grace period, the Company commences collection efforts by notifying the borrower of the delinquency. (In the case of borrowers in the "C-" and "D" credit grades, collection efforts begin approximately six days after the due date.) If the loan remains unpaid, the Company will contact the borrower to determine the cause of the delinquency and to obtain a commitment to cure the delinquency at the earliest possible time.

     As a general matter, if efforts to obtain payment have not been successful, a pre-foreclosure notice will be sent to the borrower shortly after the due date of the next subsequently scheduled installment, providing 30 days' notice of impending foreclosure action. During the 30-day notice period, collection efforts continue. However, if no substantial progress has been made in collecting delinquent payments from the borrower, foreclosure proceedings will begin. Generally, the Company will have commenced foreclosure proceedings when a loan is 45 to 60 days delinquent.

     Servicing and collection practices change over time in accordance with, among other things, the Company's business judgment, changes in portfolio performance and applicable laws and regulations.

     Loans originated or purchased by the Company are secured by mortgages, deeds of trust, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action or nonjudicial sale, and is subject to various notice and filing requirements. In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender. After the reinstatement period has expired without the default having been cured, the borrower or junior lienholder no longer has the right to reinstate the loan and must pay the loan in full to prevent the scheduled foreclosure sale.

     Although foreclosure sales are typically public sales, frequently no third-party purchaser bids in excess of the lender's lien because of the difficulty of determining the exact status of title to the property, the possible deterioration of the property during the foreclosure proceedings and a requirement that the purchaser pay for the property in cash or by cashier's check. Thus, the Company often purchases the property from the trustee or referee for an amount equal to the principal amount outstanding under the loan, accrued and unpaid interest and the expenses of foreclosure. Depending upon market conditions, the ultimate proceeds of the sale may not equal the Company's investment in the property.

     The following table sets forth delinquency and foreclosure experience of loans originated and/or purchased included in the Company's servicing portfolio for the periods indicated:

                                                              FISCAL YEARS ENDED JUNE 30,
                                                             ------------------------------
                                                              1994        1995       1996
                                                             -------     ------     -------
    Percentage of dollar amount of delinquent loans to
      loans serviced (period end)(1)(2)(3).................
      One month............................................      3.8%       3.9%        4.9%
      Two months...........................................      1.6        1.5         1.8
      Three or more months(3):
         Not foreclosed(4).................................      6.7        5.0         8.0
         Foreclosed........................................      3.6        1.5         1.0
                                                                ----       ----        ----
              Total........................................     15.7%      11.9%       15.7%
                                                                ====       ====        ====
    Percentage of dollar amount of loans foreclosed to
      loans serviced (period end)(2).......................      3.0%       1.2%        1.2%
    Number of loans foreclosed.............................      215        159         221
    Principal amount at time of foreclosure of foreclosed
      loans
      (in thousands).......................................  $11,528     $6,675     $14,349

---------------
(1) Delinquent loans are loans for which more than one payment is due.

(2) The delinquency and foreclosure percentages are calculated on the basis of the total dollar amount of mortgage loans originated or purchased by the Company and, in each case, serviced by the Company, or the Company and any subservicers, as applicable, as of the end of the periods indicated.

(3) At June 30, 1996, the dollar volume of loans delinquent more than 90 days in the Company's four REMIC trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain (see "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing").

(4) Represents loans which are in foreclosure but as to which foreclosure proceedings have not concluded.

     The Company's servicing portfolio has grown over the periods presented. However, because foreclosures and losses typically occur months or years after a loan is originated, data relating to delinquencies, foreclosures and losses as a percentage of the current portfolio can understate the risk of future delinquencies, losses or foreclosures.

COMPETITION

     In addition to competing with other consumer finance lenders, mortgage bankers and mortgage brokers, the Company competes with financial institutions that have substantially greater financial resources than the Company. Although some traditional financial institutions are aggressively promoting and pricing home equity loans and attempting to increase the percentage of their portfolios consisting of consumer real estate loans, the Company does not believe that these trends have had a material impact on its competitive position. The Company competes by emphasizing customer service on a timely basis to attract borrowers whose needs are not generally met by traditional financial institutions and by placing a greater emphasis on the equity value of the property securing the loan. Nevertheless, there can be no assurance that the Company will not face increased competition from such institutions. Further, a number of the Company's competitors have recently increased their access to the capital markets, which helps foster their growth and therefore increases competition.

REGULATION

     The operations of the Company are subject to extensive regulation, supervision and licensing by federal, state and local government authorities. Regulated matters include, without limitation, loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims-handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

     The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. The Company's activities as a lender are also subject to various federal laws including, among others, the Truth in Lending Act ("TILA"), the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), the Home Mortgage Disclosure Act and the Fair Credit Reporting Act of 1970, as amended ("FCRA").

     TILA and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guaranties consumers a three-day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects.

     In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act made certain amendments to TILA. The TILA Amendments, which became effective in October 1995, generally apply to mortgage loans with (i) total points and fees upon origination in excess of the greater of eight percent of the loan amount or $400 or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. Treasury securities. Loans covered by the TILA Amendments are known as "Section 32 Loans."

     The TILA Amendments impose additional disclosure requirements on lenders originating Section 32 Loans and prohibit lenders from originating Section 32 Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. In accordance with TILA Amendments, the Company applies underwriting criteria that take into consideration the borrower's ability to repay to all Section 32 Loans.

     The TILA Amendments also prohibit lenders from including prepayment fee clauses in Section 32 Loans to borrowers with a debt-to-income ratio in excess of 50%. In addition, a lender that refinances a Section 32 Loan previously made by such lender will not be able to enforce any prepayment penalty clause contained in such refinanced loan. The Company reported $1.9 million, $2.0 million and $3.2 million in prepayment fee revenue in fiscal 1994, 1995 and 1996, respectively. The Company will continue to collect prepayment fees on loans originated prior to the effectiveness of the TILA Amendments and on non-Section 32 Loans as well as on Section 32 Loans in permitted circumstances following the effectiveness of the TILA Amendments. The

TILA Amendments impose other restrictions on Section 32 Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

     The Company is also required to comply with the ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, another statute, the FCRA requires the lender to supply the applicant with a name and address of the reporting agency. The Company is also subject to the Real Estate Settlement Procedures Act and is required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act.

     In the course of its business, the Company may acquire properties as a result of foreclosure. There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

     The Company is also subject to various other federal and state laws regulating the issuance and sale of securities, relationships with entities regulated by the Employee Retirement Income Security Act of 1974, as amended, and other aspects of its business.

     The laws, rules and regulations applicable to the Company are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase, broker or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

EMPLOYEES

     At June 30, 1996, the Company employed 672 persons. The Company has satisfactory relations with its employees.

PROPERTIES

     The executive and administrative offices of the Company are located at 3731 Wilshire Boulevard, Los Angeles, California, and consist of approximately 101,000 square feet. The lease on these premises extends through July 31, 2000. The Company intends to relocate its corporate executive offices to Downtown Los Angeles in May 1997 under a lease that will expire in May 2007 and intends to sublease its current facility for the remainder of the term of its lease. The executive and administrative offices of One Stop are located at 200 Baker Street, Costa Mesa, California, and consist of approximately 19,544 square feet. The lease on these premises extends through November 8, 1998.

     The Company and One Stop also lease space for their loan offices. These facilities aggregate approximately 135,000 square feet and are leased under terms which vary as to duration. In general, the leases expire between 1996 and 2001, and provide for rent escalations tied to either increases in the lessor's operating expenses or fluctuations in the consumer price index in the relevant geographical area.

LEGAL PROCEEDINGS

     The Company is involved in litigation arising in the normal course of business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

                                   MANAGEMENT


     The following table sets forth certain information as of September 30, 1996 with respect to the current directors and executive officers of the Company.



                    NAME                  AGE                      POSITION
    ------------------------------------  ---   -----------------------------------------------
    DIRECTORS:
    Gary K. Judis.......................  58    Chairman of the Board, Chief Executive Officer
                                                  and President
    Cary H. Thompson....................  40    Chief Operating Officer and Director
    Gregory J. Witherspoon..............  50    Executive Vice President, Chief Financial
                                                  Officer and Director
    Bobbie J. Burroughs.................  58    Executive Vice President, Secretary and
                                                  Director
    Neil B. Kornswiet...................  39    Executive Vice President and Director
    Joseph R. Cerrell...................  60    Director
    Dennis Holt.........................  60    Director
    Melvyn Kinder, Ph.D.................  58    Director
    OTHER EXECUTIVE OFFICERS AND KEY
      EMPLOYEES:
    Allan B. Polin......................  66    Executive Vice President
    Mark E. Elbaum......................  33    Senior Vice President -- Finance
    Mark E. Costello....................  45    Senior Vice President -- Correspondent Lending
    Barbara Polsky......................  42    Senior Vice President and General Counsel
    James F. Gardunio...................  45    Senior Vice President -- Chief Credit Officer


     All officers are appointed by and serve at the discretion of the Board of Directors.

     GARY K. JUDIS is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Judis joined the Company as its President and Chief Executive Officer in 1979 upon the merger of the Company with Capitol Home Loan Company, a mortgage brokerage company founded by Mr. Judis in 1966. In 1981, then Governor Jerry Brown appointed Mr. Judis to the special task force on second trust deed financing. In 1975, Mr. Judis was appointed to Los Angeles Mayor Tom Bradley's blue ribbon commission on redlining.

     CARY H. THOMPSON has served as a Director of the Company since January 1992 and joined the Company as its Chief Operating Officer in March 1996. From May 1994 to March 1996, Mr. Thompson served as Managing Director -- Head of United States Financial Institutions Group for NatWest Markets. From June 1989 to May 1994, Mr. Thompson was Senior Vice President -- Head of West Coast Financial Institutions Group for Oppenheimer & Co. Mr. Thompson is also on the Board of Directors of Fidelity National Financial, Inc., a title insurance company.

     GREGORY J. WITHERSPOON is a Certified Public Accountant and has been an Executive Vice President of the Company since August 1994 and Chief Financial Officer since 1987. From 1988 to 1994, Mr. Witherspoon served as Senior Vice President -- Finance and Administration of the Company. Mr. Witherspoon joined the Company in 1987 as its Controller. From 1984 to 1987, Mr. Witherspoon was an independent business consultant.

     BOBBIE J. BURROUGHS joined the Company in 1959 and has been Secretary of the Company since 1965. Ms. Burroughs served as a Senior Vice President of the Company since 1980 and was appointed to the position of Executive Vice President in 1995. From 1979 to 1980, Ms. Burroughs was a Vice President of the Company and from 1965 to 1979, she served as the Assistant to the President. From 1962 to 1965, Ms. Burroughs served as the Manager of the Escrow Department of the Company.

     JOSEPH R. CERRELL has been a Director of the Company since January 1992. Mr. Cerrell founded and for more than the past five years has been the Chairman of Cerrell Associates, Inc., a political communications firm, with offices in Los Angeles, Sacramento and Washington, D.C. Mr. Cerrell is past chairman and president of the American Association of Political Consultants and a past president of the International Association of Political Consultants. He is an Executive Vice President of Palumbo & Cerrell, Inc., a Washington, D.C. public affairs company, and an adjunct professor at the University of Southern California's Unruh Institute of Politics and Government.

     DENNIS HOLT was elected a Director of the Company in January, 1996. Mr. Holt founded and is the President and Chief Executive Officer of Western International Media Corporation, a media management company.

     MELVYN KINDER, PH.D. was elected a Director of the Company in August, 1996. Dr. Kinder is a renowned clinical psychologist recognized for his innovative work in social, family and professional relations. Dr. Kinder maintains a private practice in Los Angeles and also serves as co-director of Westbridge Psychiatric Medical Group in Los Angeles.

     NEIL B. KORNSWIET was elected a Director in August 1996. Mr. Kornswiet founded One Stop Mortgage, Inc. in August 1995 and was its Chairman and President from September 1995 through its sale to the Company in August 1996. From 1992 to 1995, Mr. Kornswiet was President of Quality Mortgage, a privately held mortgage banking company. From 1983 to 1992, Mr. Kornswiet was a lawyer specializing in consumer credit and other regulatory matters for financial institutions and mortgage banking companies.


     ALLAN B. POLIN joined the Company in 1985 as a Special Assistant to the Chairman of the Board. Later that year, he became Vice President -- Loan Administration of Aames Home Loan. In October 1992 he became Senior Vice President -- Loan Administration of Aames Home Loan and in October 1995, he became Executive Vice President -- Loan Administration of Aames Home Loan, the position which he currently holds. In August 1996, Mr. Polin was named an Executive Vice President of the Company.


     MARK E. ELBAUM is a Certified Public Accountant and joined the Company as Vice President -- Finance in September of 1992. Mr. Elbaum was made Senior Vice President -- Finance in October, 1995. From 1985 until joining the Company, Mr. Elbaum was an auditor with Price Waterhouse LLP, serving as an Audit Manager since July 1990.

     MARK E. COSTELLO joined the Company in March of 1995 as Vice
President -- Mortgage Banking for Aames Capital Corporation and was promoted to Senior Vice President in October, 1995. Prior to joining Aames, he was Director of Wholesale Lending for Advanta Mortgage Corporation. From 1980 to 1993, Mr. Costello was a Vice President with Citibank, New York, in mortgage and related consumer and wholesale banking disciplines.

     BARBARA POLSKY joined the Company in May of 1996 as Senior Vice President and General Counsel. Prior to joining the Company, Ms. Polsky was a partner in the law firm of Manatt, Phelps & Phillips, where she specialized in financial institution and corporate securities matters. From September, 1992 to March, 1994, Ms. Polsky was a partner in the law firm of Hughes Hubbard & Reed.

     JAMES F. GARDUNIO joined the Company in August of 1996 as Chief Credit Officer. From 1994 until joining the Company, Mr. Gardunio was Chief Credit Officer of Mercantile National Bank. From 1989 to 1994, Mr. Gardunio was Chief Credit Officer of California Federal Bank. From 1987 to 1989, Mr. Gardunio was a Senior Credit Officer at Wells Fargo Bank. Prior to the merger of Wells Fargo Bank and Crocker National Bank, Mr. Gardunio was a Senior Credit Officer at Crocker National Bank from 1982 to 1987.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth as of August 30, 1996, certain information relating to the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company Common Stock, (ii) each of the Company's directors and executive officers and (iii) all of the Company's executive officers, key employees and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. The address of each individual listed is in care of the Company, 3731 Wilshire Boulevard, Los Angeles, California 90010.



                                                             NUMBER OF SHARES     PERCENT OF CLASS(1)
                                                             ----------------     -------------------
Funds and institutional accounts affiliated with FMR
  Corp. ...................................................        997,050(2)              6.1%
  82 Devonshire Street
  Boston, MA 02109
Gary K. Judis..............................................      1,345,353(3)              8.5%
Bobbie J. Burroughs........................................         36,585(4)                *
Joseph R. Cerrell..........................................         17,749(5)                *
Mark E. Costello...........................................          2,375(6)                *
Mark E. Elbaum.............................................         17,677(7)                *
Dennis F. Holt.............................................             --                  --
Melvyn Kinder..............................................          7,500                   *
Neil B. Kornswiet..........................................      1,647,940(8)             10.4%
Allan B. Polin.............................................         22,350(9)                *
Barbara S. Polsky..........................................          7,500(10)               *
Cary H. Thompson...........................................        277,059(11)             1.7%
Gregory W. Witherspoon.....................................        178,543(12)             1.0%
All executive officers, key employees and directors as a
  group (14 persons).......................................      3,560,631(13)            21.8%


---------------
  *  Less than one percent.


 (1) Does not include 2,415,000 shares of Common Stock issued in the Equity Offering.



 (2) Does not include 637,495 shares of Common Stock into which $17,850,000 principal amount of the Company's 5.5% Convertible Subordinated Debentures due 2006 beneficially owned by such funds and institutional accounts could be converted. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on August 12, 1996.



 (3) Includes 116,649 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of August 30, 1996.



 (4) Includes 36,500 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of August 30, 1996.



 (5) Includes 11,500 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996 and 3,249 shares of Common Stock held in the name of the Cerrell & Associates, Inc. Employee Profit Sharing Plan, of which Mr. Cerrell is a Trustee and participant.

 (6) Includes 1,625 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.



 (7) Includes 16,665 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.



 (8) Represents shares issued to Mr. Kornswiet in the acquisition of One Stop.



 (9) Includes 22,200 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.



(10) Includes 7,500 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.



(11) Includes 257,460 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996 and 4,999 shares held in the Cary H. Thompson and Karen L. Heilman, Trustees FBO Thompson/Heilman Family Trust.



(12) Includes 34,250 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.



(13) Includes 501,849 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.

                            DESCRIPTION OF THE NOTES

GENERAL


     The Notes are to be issued under an Indenture, dated as of October 21, 1996, as supplemented by a Supplemental Indenture, to be dated as of October 21, 1996 (as so supplemented, the "Indenture"), each between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee").


     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Reference is made to the "Description of Debt Securities" contained in the Prospectus (the "Original Note Description") for a description of certain terms of the Indenture. To the extent the Original Note Description is inconsistent with the following summary, such summary supersedes the Original Note Description. See "-- Certain Definitions" for the meaning of certain terms used in this summary.

     Principal of, and premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially shall be the corporate trust office of the Trustee, at 450 West 33rd Street, New York, New York 10001), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES


     The Notes will be unsecured senior obligations of the Company, limited to $150 million aggregate principal amount, and will mature on November 1, 2003. The Notes will bear interest at the rate per annum shown on the cover page hereof from October 21, 1996, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing May 1, 1997. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360 day year of twelve 30 day months.



SUBSIDIARY GUARANTEES



     The Notes will be unconditionally guaranteed (a "Subsidiary Guarantee") by all Restricted Subsidiaries of the Company other than Special Purpose Subsidiaries (together, the "Subsidiary Guarantors", and each of them, a "Subsidiary Guarantor"). Each Subsidiary Guarantor's obligations under its Subsidiary Guarantee will be unsecured senior obligations of such Subsidiary Guarantor, and will be joint and several with the obligations of each other Subsidiary Guarantor under its Subsidiary Guarantee of the Notes. There are no restrictions on the ability of any of such Restricted Subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. The Company is a holding company and substantially all of its assets and liabilities are held, and its operations are conducted, by such Restricted Subsidiaries, consequently, separate financial statements of the Subsidiary Guarantors are not presented because management has determined that they would not be material to investors.



     The Indenture will include a covenant by the Company to cause each existing and future Subsidiary (other than Special Purpose Subsidiaries) to execute a Subsidiary Guarantee, unless such Subsidiary is designated an "Unrestricted Subsidiary" in accordance with the terms of the Indenture. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as to reduce the risk that they would be found to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyances and Preferential Transfers."

     The Indenture will provide that no Restricted Subsidiary may consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person) another Person, whether or not affiliated with such Restricted Subsidiary, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary, pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, under the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists, (iii) such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Restricted Subsidiary immediately preceding the transaction, and
(iv) the Company would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) in the covenant described below under the caption " -- Certain Covenants -- Limitations on Indebtedness"; provided that the foregoing provisions will not restrict the ability of a Restricted Subsidiary to consolidate or merge with the Company or another Wholly-Owned Restricted Subsidiary.


     The Indenture will provide that, in the event of a sale or other disposition of all of the assets of any Restricted Subsidiary (other than to or with the Company or a Wholly-Owned Restricted Subsidiary), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Restricted Subsidiary (other than to the Company or a Wholly-Owned Restricted Subsidiary), then such Restricted Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Restricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. In addition, the Indenture will provide that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary, then such Restricted Subsidiary will be released and relieved of any obligations under its Subsidiary Guarantee; provided that such designation is conducted in accordance with the applicable provisions of the Indenture. See
" -- Certain Covenants -- Limitation on Restricted Payments" and " -- Certain Definitions -- Unrestricted Subsidiary".


RANKING


     The Indebtedness evidenced by the Notes will be senior unsecured obligations of the Company, and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the Convertible Debentures in an aggregate principal amount of $115 million. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will be senior unsecured obligations of the respective Subsidiary Guarantors. The Notes effectively will be subordinated to all existing and future secured Indebtedness of the Company, and each Guarantor's obligations under its Subsidiary Guarantee effectively will be subordinated to all existing and future secured Indebtedness of such Subsidiary. Secured Indebtedness includes Permitted Warehouse Indebtedness, the amount of which is unlimited under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Certain Definitions -- Permitted Warehouse Indebtedness" and "Risk Factors -- Leverage."


     As of September 20, 1996, after giving effect to the issuance of the Notes, the outstanding secured Indebtedness of the Company and its Subsidiaries would have been approximately $120 million, of which $82 million is Permitted Warehouse Indebtedness.

OPTIONAL REDEMPTION


     Except as described in the following paragraph, the Notes will not be redeemable at the option of the Company prior to November 1, 2000. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:



                                                               REDEMPTION
                          PERIOD                                 PRICE
-----------------------------------------------------------    ----------
2000                                                             104.562%
2001                                                             102.281
2002                                                             100.000



     In addition, at any time and from time to time prior to November 1, 1999, the Company may redeem in the aggregate up to 30% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $100 million aggregate principal amount of the Notes must remain outstanding after each such redemption.


     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (i), such person shall be deemed to beneficially own any Voting Stock of a corporation held by another corporation (a "parent corporation"), if such person is the beneficial owner (as defined above for such person), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation);

     (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

     (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; provided, however, that this clause (iii) shall not apply to any such merger, consolidation or sale of assets if, immediately after the consummation of such transaction and giving effect thereto, the ratings assigned to the Notes by both Rating Agencies are Investment Grade Ratings.


     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma results of operations, cash flow and capitalization after giving effect to such Change of Control), (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed), and (iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness are contained in the covenants described under " -- Certain Covenants -- Limitation on Indebtedness", and
" -- Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or otherwise. Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

     Asset Sales. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale in excess of $1 million unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Capital Stock issued, sold or otherwise disposed of, and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables), of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.


     Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds (a) to permanently reduce Specified Senior Indebtedness of the Company or a Restricted Subsidiary, or (b) to an Investment, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in or with respect to a Related Business. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company will purchase the principal amount of Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

     If the Asset Sale Purchase Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

     On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depositary (as hereinafter defined) or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of any Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

CERTAIN COVENANTS

     Set forth below are descriptions of certain covenants set forth in the Indenture.

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, to Incur, directly or indirectly, any Indebtedness or issue any Disqualified Stock; provided, however, that the Company and each Restricted Subsidiary may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

     (b) The foregoing provisions shall not apply to:


          (1) Incurrence of Permitted Warehouse Indebtedness by the Company or any of its Restricted Subsidiaries, and any Guarantee by the Company of such Indebtedness Incurred by a Restricted Subsidiary, provided, however, that to the extent any such Indebtedness of the Company or a Restricted Subsidiary ceases to constitute Permitted Warehouse Indebtedness, to such extent such Indebtedness shall be deemed to be Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time;


          (2) Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to the Company or any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which results in any such Indebtedness being held by a Person other than a Restricted Subsidiary and (ii) any sale or transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;


          (3) Incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Notes and the Subsidiary Guarantees;


          (4) Incurrence by the Company and its Restricted Subsidiaries of Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant),

          (5) Incurrence by the Company or a Restricted Subsidiary, as the case may be, of Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause
     (5);

          (6) Incurrence by the Company or a Restricted Subsidiary of Hedging Obligations directly related to (i) Indebtedness of the Company or a Restricted Subsidiary Incurred in conformity with the provisions of the Indenture, (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale or securitization, (iii) Receivables of the Company or its Restricted Subsidiaries that have been sold pursuant to a Warehouse Facility, (iv) Receivables that the Company or the Restricted Subsidiary reasonably expects to purchase or commit to purchase, finance or accept as collateral, (v) Excess Spread Receivables and other assets owned or financed by the Company or its Restricted Subsidiaries in the ordinary course of business, provided, however, that, in the case of each of the foregoing clauses (i) through (v), such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP as applied by the Company and its Restricted Subsidiaries on the Issue Date; and

          (7) Incurrence by the Company and its Restricted Subsidiaries of Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (6) above or paragraph
     (a)) does not exceed $10 million.


     Notwithstanding the foregoing, no Restricted Subsidiary that is not a Subsidiary Guarantor shall incur, directly or indirectly, any Indebtedness.


     Limitation on Issuance of Preferred Stock. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Preferred Stock, except Preferred Stock issued to and held by the Company or any Wholly-Owned Restricted Subsidiary, provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Wholly-Owned Restricted Subsidiary or any subsequent transfer of such Preferred Stock (other than to the Company or any other Wholly-Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Preferred Stock by the issuer thereof.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if, at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (i) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom), (ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under " -- Limitation on Indebtedness", or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 25% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale subsequent to the Issue Date of its Capital Stock (other than Disqualified Stock) or its debt securities at the time such debt securities have been converted into such Capital Stock (other than an issuance or sale to a Subsidiary of the Company); and (C) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated for, or repaid in, cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

     (b) While no Default or Event of Default exists, the provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above, (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under " -- Limitation on Indebtedness", (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the covenant described hereunder, and (iv) any payments made to holders of the Convertible Debentures in connection with the conversion thereof into Capital Stock of the Company in an amount not in excess of the Discounted Present Value of all payments of interest that would have been made in respect thereof from the conversion date to the first date on which the Company is entitled to redeem such debentures, if such debentures remained outstanding and were redeemed on such date.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) to transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, (ii) any encumbrance or restriction with respect to (x) a Restricted Subsidiary acquired or formed after the Issue Date pursuant to an agreement in effect at or entered into on or prior to the date on which such Subsidiary was acquired or (y) a Restricted

Subsidiary which is designated as such after the Issue Date pursuant to an agreement in effect at or entered into on or prior to the date such Subsidiary was designated a Restricted Subsidiary (in each case, other than an agreement entered into in connection with, or in anticipation of, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or received such designation) and outstanding on such date, (iii) in the case of clause (c) above, any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder, and (iv) in the case of clause (c) above, restrictions contained in security agreements or mortgages otherwise permissible under the Indenture securing Indebtedness of a Restricted Subsidiary.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (1) the terms thereof are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, the terms thereof (i) are set forth in writing and (ii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $5.0 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under " -- Limitation on Restricted Payments" or any Permitted Investment, (ii) any issuance of securities, or other payments, compensation, benefits, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $500,000 in aggregate principal amount outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly-Owned Restricted Subsidiary or between Wholly-Owned Restricted Subsidiaries, (vii) any Indebtedness permitted by paragraph
(b)(2) of the covenant described under Limitation on Indebtedness and (viii) any Affiliate Transaction between any Restricted Subsidiary doing business in the United Kingdom and a Subsidiary wholly-owned by it directly related to the origination, purchase, funding, sale or securitization of Receivables in the ordinary course of business of such Subsidiary.

     Limitation on Merger, Consolidation or Sale of Assets. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under " -- Limitation on Indebtedness", (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction, and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company, in the case of a lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

     Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary, to engage in any line of business which is not a Related Business.

     Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company to register as an "investment company" under the Investment Company Act of 1940, as amended.

     Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders with such annual reports, quarterly reports and such other information, documents and reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS


     An Event of Default is defined in the Indenture to include (i) a default in the payment of interest on the Notes when due, continuing for 30 days or more,
(ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise, (iii) the failure by the Company to comply with its obligations in the covenants described above under "Repurchase at the Option of Holders -- Change of Control" or "-- Asset Sales" or under " -- Certain Covenants" under " -- Limitation on Indebtedness," " -- Limitation on Issuance of Preferred Stock," " -- Limitation on Liens," " -- Limitation on Restricted Payments," " -- Limitation on Restrictions on Distributions from Subsidiaries," " -- Limitation on Affiliate Transactions," "-- Limitations on Merger, Consolidation or Sale of Assets," -- "Limitations on Lines of Business,"
" -- Limitation on Investment Company Status" or " -- Reports," (iv) the failure by the Company to comply for 30 days after notice with its other agreements contained in the Indenture, (v) Indebtedness of the Company or any Recourse Subsidiary is not paid within any applicable grace period after maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Recourse Subsidiary (the "bankruptcy provisions") or (vii) any judgment or decree for the payment of money in excess of $5 million is rendered against the Company or a Recourse Subsidiary, and such judgment is not discharged, waived or stayed within 60 days (the "judgment default provision").


     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.


     If any Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Notes, an equivalent premium shall also become and be immediately due and payable upon the acceleration of the Notes. If any Event of Default occurs prior to November 1, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become and be immediately due and payable upon the acceleration of the Notes.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 60 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS


     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment or waiver may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under " -- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) release any Restricted Subsidiary from its Subsidiary Guarantee (except in connection with any such Subsidiary being designated an Unrestricted Subsidiary and certain other circumstances, to the extent permissible under the Indenture), or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.



     Without the consent of any Holder of the Notes, the Company and Trustee may amend the Indenture (i) to cure any ambiguity, omission, defect or inconsistency, or to make any other provisions with respect to matters or questions arising under the Indenture; provided that such action will not adversely affect the interests of the Holders of the Notes, (ii) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), (iv) to add the guaranty of a Restricted Subsidiary with respect to the Notes, (v) to secure the Notes, (vi) to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders of the Notes, (vii) to surrender any right or power conferred upon the Company or any Restricted Subsidiary or (viii) to make any change that does not adversely affect the rights of any Holder of the Notes.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of any office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance and for such defeasance to take effect, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, unencumbered cash in U.S. dollars or unencumbered non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default will have occurred and be continuing (A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and
(B) insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time during the period ending on the 91st day after the date of deposit, (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others, and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will initially be issued in the form of one or more Global Notes (the "Global Note"). The Global Note will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     The Company has been advised by the Depositary that the Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the

"Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depositary, and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in the Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interest to give or take such action and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments in respect of the principal of, and premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in certificated form, or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to any of the Notes represented by the Global Note, then, upon surrender by the Global Note Holder of its Global Note,

Notes in certificated form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     "Additional Assets" means any property or assets (other than Indebtedness and Capital Stock) used or useful in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that a Person shall be deemed to have such power with respect to the Company if such Person is the beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). The terms "controlling" and "controlled" have meanings correlative to the foregoing.


     "Asset Sale" means (a) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (other than as permitted under " -- Certain Covenants -- Limitations on Merger, Consolidation or Sale of Assets" or
"-- Subsidiary Guarantees") (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary or (iv) any Excess Spread Receivable (other than, in the case of (i), (ii), (iii) or (iv) above, (x) a disposition by a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary or by the Company to a Wholly-Owned Restricted Subsidiary, or (y) for purposes of the provisions described under "-- Repurchase at the Option of Holders -- Asset Sales" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments"), or (b) any issuance of Capital Stock by any of the Company's Restricted Subsidiaries, except any such issuance to the Company or any Wholly-Owned Restricted Subsidiary.


     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.


     "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all consolidated Indebtedness of the Company and its Restricted Subsidiaries, excluding (A) Permitted Warehouse Indebtedness and Guarantees thereof permitted to be Incurred pursuant to clause
(b)(1) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (B) Hedging Obligations permitted to be Incurred pursuant to clause (b)(6) of such covenant to (ii) the Consolidated Net Worth of the Company less, on any date of determination prior to September 30, 1997, the par value of outstanding Capital Stock, if any, issued upon conversion of the Convertible Debentures and any paid-in capital or capital surplus attributable to such conversion.



     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clauses (iv) and (v) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income, (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that cash could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) extraordinary gains or losses, (v) any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its consolidated Subsidiaries (including pursuant to any sale-leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of Capital Stock of any Person, and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from any Person to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) thereof.


     "Consolidated Net Worth" means (i) the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, as
(a) the par or stated value of all outstanding Capital Stock of the Company plus
(b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus, less (d) any accumulated deficit, less
(ii) the sum of (A) any amounts attributable to Disqualified Stock, (B) all investments (other than Temporary Cash Investments) in Subsidiaries that are not consolidated Subsidiaries and in Persons that are not Subsidiaries, and (C) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person plus (iii) after-tax write-offs of up to $15 million in capitalized prepaid financing costs as a result of the acquisition by the Company of One Stop.

     "Convertible Debentures" means the Company's 5 1/2% Convertible Subordinated Debentures due March 15, 2006 that are outstanding on the Issue Date.


     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or of which it is a beneficiary and that is designed to protect such Person against fluctuations in currency exchange rates.


     "Default" means any event which is, or after notice or lapse of time or both would be, an Event of Default.

     "Discounted Present Value" means, with respect to any payments of interest on the Convertible Debentures from the conversion date (the "Conversion Date") to the first date on which the Company is entitled to redeem such debentures under the terms of such securities (the "Scheduled Payments"), the amount obtained by discounting all Scheduled Payments from their respective scheduled due dates to the Conversion Date, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Convertible Debentures is payable) equal to the Reinvestment Yield with respect to such Scheduled Payments. For purposes of this definition, "Reinvestment Yield" means the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Conversion Date on the display designated "Page 678" on the Telerate Access Service (or such other display as Page 678 on the Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Average Life of the Scheduled Payments as of the Conversion Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Conversion Date with respect to such Scheduled Payments, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Average Life of such Scheduled Payments as of the Conversion Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the duration closest to and greater than the Average Life and (B) the actively traded U.S. Treasury security with the duration closest to and less than the Average Life.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation, upon occurrence of a contingency, or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in each case in whole or in part on or prior to the first anniversary of the Stated Maturity of the Notes.


     "Eligible Excess Spread Receivables" means Excess Spread Receivables of the Company or any Restricted Subsidiary resulting from a sale of Receivables after September 30, 1996; provided, however, that Eligible Excess Spread Receivables shall not include any Excess Spread Receivables created as the result of the securitization or sale of other Excess Spread Receivables.


     "Excess Spread" means, over the life of a "pool" of Receivables that have been sold by a Person to a trust or other Person in a securitization or sale, the rights retained by such Person or its Restricted Subsidiaries at or subsequent to the closing of such securitization or sale with respect to such "pool," including any rights to receive cash flows attributable to such pool and any servicing rights retained by such Person.

     "Excess Spread Receivables" of a Person means the right to Excess Spread capitalized on such Person's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with
GAAP).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC and releases of the Emerging Issues Task Force.


     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.


     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or other agreement designed to mitigate risks of fluctuations in value of assets owned, financed or sold, or of liabilities incurred or assumed, in either case in the ordinary course of business of the Company or its Restricted Subsidiaries.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.


     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.


     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and expense accruals arising in the ordinary course of business), (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends), (vi) all Warehouse Indebtedness, (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. Except in the case of Warehouse Indebtedness (the amount of which shall be determined in accordance with the definition thereof) the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, any securities issued in a securitization by a special purpose owner trust or similar entity formed by or on behalf of a Person and to which Receivables have been sold or otherwise transferred by or on behalf of such Person or its Subsidiaries shall not be treated as Indebtedness of such Person or its Subsidiaries under the Indenture, regardless of whether such securities are treated as indebtedness for tax purposes, provided (1) neither the Company nor any of its Restricted Subsidiaries (other than a Special Purpose Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise), and (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.


     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.


     "Investment" in any Person means, in a single transaction or series of related transactions, any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as trade accounts on the balance sheet of the lender) or other extensions of credit (including any advance, loan or other extension of credit by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the Investments of the Company and the Restricted Subsidiaries in or with respect to any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary or other Person shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.



     "Investment Grade Rating"means a rating equal to or higher than Baa3 (or the equivalent) and BBB-(or the equivalent) by Moody's and S&P, respectively.


     "Issue Date" means the date on which the Notes are originally issued.


     "Lien" means, with respect to any Person, (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on the assets of such Person (including any conditional sale or other title retention agreement or lease in the nature thereof, and (ii) any claim (whether direct or indirect through subordination or other structural encumbrance) against any Excess Spread Receivables sold or otherwise transferred by such Person to a buyer, unless such Person is not liable for any losses thereon.



     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, or debt securities means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Proceeds" from an Asset Sale means cash payments received therefrom (including, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating, to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be, repaid out of the proceeds from such Asset Sale, and (iii) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.


     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides a Guarantee or other credit enhancement of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as the primary obligor or otherwise), and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes and the Subsidiary Guarantees or, for purposes of the definition of "Unrestricted Subsidiary" only, any Indebtedness outstanding on the Issue Date) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.


     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary (i) in a Wholly-Owned Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Wholly-Owned Restricted Subsidiary, provided, however, that the primary business of such Wholly-Owned Subsidiary is a Related Business, (ii) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business, (iii) comprised of Temporary Cash Investments, (iv) comprised of receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (v) comprised of payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, (vi) comprised of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments, (vii) in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale as permitted pursuant to the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales", (viii) in Subsidiaries of the Company in an aggregate amount not in excess of $25 million, (ix) comprised of Receivables of the Company or any of its Wholly-Owned Restricted Subsidiaries, or (x) comprised of Excess Spread Receivables arising from a securitization or sale of Receivables by the Company or any of its Wholly-Owned Restricted Subsidiaries.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or

United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (but excluding Capital Stock of another Person), provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the latest of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens on Receivables owned by the Company or a Restricted Subsidiary, as the case may be, to secure Indebtedness permitted under the provisions described in clause (b)(1) under "-- Certain Covenants -- Limitation on Indebtedness"; (h) Liens on Excess Spread Receivables (or on the Capital Stock of any Subsidiary of such Person substantially all the assets of which are Excess Spread Receivables); provided, however, that, unless a Termination Event has occurred, (x) any such Liens may only encumber Eligible Excess Spread Receivables, in an amount not to exceed 75% of the excess, if any, of (i) the total amount of Eligible Excess Spread Receivables, determined on a consolidated basis in accordance with GAAP, as of the creation of such Lien over
(ii) an amount equal to 150% of all unsecured Senior Indebtedness of the Company and its Restricted Subsidiaries as of the time of creation of such Lien; and (y) the balance of Eligible Excess Spread Receivables not permitted to be encumbered by the foregoing proviso (x) shall remain unencumbered by any Lien; (i) Liens existing on the Issue Date; (j) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including, any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (1) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person; (m) Liens (other than on any Excess Spread Receivables) securing Hedging Obligations; (n) Liens on cash or other assets (other than Excess Spread Receivables) securing Warehouse Indebtedness of the Company or its Restricted Subsidiaries; and (o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness permitted under the Indenture to be Incurred and secured by any Lien referred to in the foregoing clauses (f), (i), (j) and (k); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of
(A) the outstanding, principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (i), (j) or (k), as the case may be, at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (j) or (k) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Proceeds pursuant to the covenant described under "-- Certain
Covenants -- Limitation on Sale of Assets and Subsidiary Stock".

     "Permitted Warehouse Indebtedness" means Warehouse Indebtedness in connection with a Warehouse Facility; provided, however, that (i) the assets as to which such Warehouse Indebtedness relates are or, prior to any funding under the related Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company in accordance with GAAP, (ii) such Warehouse Indebtedness will be deemed to be Permitted Warehouse Indebtedness (a) in the case of a Purchase Facility, only to the extent the holder of such Warehouse Indebtedness has no contractual recourse to the Company and its Restricted Subsidiaries to satisfy claims in respect of such Permitted Warehouse Indebtedness in excess of the realizable value of the Receivables financed thereby, and (b) in the case of any other Warehouse Facility, only to the extent of the lesser of (A)the amount advanced by the lender with respect to the Receivables financed under such Warehouse Facility, and (B) the principal amount of such Receivables and (iii) any such Indebtedness has not been outstanding in excess of 364 days.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Purchase Facility" means any Warehouse Facility in the form of a purchase and sale facility pursuant to which the Company or a Restricted Subsidiary of the Company sells Receivables to a financial institution and retains a right of first refusal upon the subsequent resale of such Receivables by such financial institution.


     "Rating Agencies" means Moody's and S&P.


     "Receivables" means consumer and commercial loans, leases and receivables purchased or originated by the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

     "Recourse Subsidiary" means any Subsidiary that either (i) is a Restricted Subsidiary or (ii) has outstanding any Indebtedness other than Non-Recourse Debt.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or another Subsidiary or
(y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary; provided further, however, that, if such Indebtedness Refinances any Subordinated Obligations, such Refinancing Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations are so subordinated.

     "Related Business" means any consumer or commercial finance business or any financial service business.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), and (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary, (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Subsidiary held by any Affiliate of the Company (other than a Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock),
(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Restricted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.


     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.


     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means all Indebtedness of any Person that is not subordinated in right of payment to any other Indebtedness or other obligations of such Person.

     "Special Purpose Subsidiary" means a Restricted Subsidiary formed in connection with a securitization (i) all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Restricted Subsidiaries, (ii) that has no assets other than Excess Spread Receivables created in such securitization, (iii) that conducts no business other than holding such Excess Spread Receivables, and (iv) that has no Indebtedness.


     "Specified Senior Indebtedness" means (i) Indebtedness of any Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of either clause (i) or
(ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Specified Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guaranties thereof or instruments evidencing such liabilities), (4) any obligation in respect of Capital Stock of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any unsecured Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.


     "Temporary Cash Investments" means any of the following: (i) any investment, maturing within 180 days of the date of acquisition thereof, in direct obligations of the United States of America or any agency thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is not an Affiliate of the Company and which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or its equivalent) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or its equivalent) or higher according to Moody's Investors Service or "A-1" (or its equivalent) or higher according to Standard & Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated "A"(or its equivalent) or higher by Standard & Poor's Ratings Group or "A-2" (or its equivalent) or higher by Moody's Investors Service.



     A "Termination Event" shall be deemed to occur at any time (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default or Event of Default has occurred and is continuing under the Indenture.


     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless (a) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or (b) any such Subsidiary has outstanding any Indebtedness other than Non-Recourse Debt; provided, however, that either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be a permitted Restricted Investment under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted

Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing or would result therefrom. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock of other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser, to the extent (and only to the extent) funding thereunder is used exclusively to finance or refinance the purchase or origination of Receivables by the Company or a Restricted Subsidiary of the Company for the purpose of (i) pooling such Receivables prior to securitization or (ii) sale, in each case in the ordinary course of business, including Purchase Facilities.

     "Warehouse Indebtedness" means the greater of (x) the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility and (y) in the case of a Purchase Facility, the book value of the Receivables financed under such Warehouse Facility until such time as such Receivables are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterparty under the Warehouse Facility to a Person who is not an Affiliate of the Company.

     "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly-Owned Restricted Subsidiaries.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of holding and disposing of the Notes. The summary is based upon laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The summary applies only to a beneficial owner of a Note that is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to United States federal income taxation on its worldwide income (a "U.S. holder"). Except as expressly indicated, this summary deals only with Notes held as capital assets and addresses only initial purchasers. This summary does not discuss all aspects of federal income taxation that may be relevant to investors in light of their personal investment circumstances or to certain types of holder subject to special treatment under the federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies, banks, purchasers that hold Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments, or purchasers that have a "functional currency" other than the U.S. Dollar), and does not discuss the consequences to a holder under state, local or foreign tax laws. The Company has not sought a formal legal opinion from its tax counsel regarding the material federal income tax consequences under the Code of holding and disposing of the Notes. Prospective investors are advised to consult their own tax advisors regarding the federal, state, local and other tax considerations of holding and disposing of the Notes.

STATED INTEREST

     A U.S. holder of a Note will generally be required to report as ordinary income for federal income tax purposes interest received or accrued on the Note in accordance with the holder's method of tax accounting.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Upon the sale, exchange or retirement (including redemption) of a Note, a U.S. holder of a Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Note (other than in respect of accrued and unpaid interest on the Note) and such U.S. holder's adjusted tax basis in the Note. If a U.S. holder holds the Note as a capital asset, such gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" below), and will be long-term capital gain or loss if the Note has been held for more than one year at the time of sale, exchange or retirement.

ORIGINAL ISSUE DISCOUNT; MARKET DISCOUNT; PREMIUM

     The Notes will not be issued with original issue discount (as defined in Section 1273(a) of the Code); however, U.S. holders should consult their tax advisors concerning the reporting of income from market discount (under the rules of Sections 1276 through 1278 of the Code) or the amortization of premium (under the rules of Section 171 of the Code) in the event a Note is considered to have been purchased at a purchase price greater or less than its remaining stated principal amount.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the Internal Revenue Service (the "IRS") with certain information, including the U.S. holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid during the calendar year and the amount of tax withheld, if any. This obligation, however, generally does not apply with respect to a U.S. holder that is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact.

     A U.S. holder of a Note subject to the reporting requirements described above may be subject to backup withholding at the rate of 31% with respect to interest and principal paid on the Notes, unless such U.S. holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder of a Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder's income tax liability, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriters and each of the Underwriters has severally but not jointly agreed to purchase from the Company the following respective principal amount of the Notes:


                                                                           PRINCIPAL AMOUNT
                                 UNDERWRITER                                 OF THE NOTES
    ---------------------------------------------------------------------  ----------------
    Bear, Stearns & Co. Inc. ............................................    $ 75,000,000
    Donaldson, Lufkin & Jenrette Securities Corporation..................      37,500,000
    NatWest Capital Markets Limited......................................      37,500,000
                                                                           ----------------
              Total......................................................    $150,000,000
                                                                            =============


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased. The Underwriting Agreement provides that, in the event of default by an Underwriter, in certain circumstances, the purchase commitment of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.


     The Company has been advised that the Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of .25% of the principal amount per Note, and the Underwriters and such dealers may allow a discount of .125% of the principal amount per Note on sales to certain and other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market and the Company does not intend to apply for listing of the Notes on any national securities exchange. The Underwriters have advised the Company that they presently intend to act as market makers for the Notes. The Underwriters, however, are not obligated to make a market in the Notes and any such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active trading market for the Notes will develop. If an active market does not develop, the market price and liquidity of the Notes may be adversely affected.

     NatWest Capital Markets Limited ("NatWest"), a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Notes offered hereby and subject to certain exceptions, it will not offer or sell any Notes within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit the sale of the Notes offered hereby outside of the United States.

     NatWest has also represented and agreed that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of the Notes to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act, (ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom and
(iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986

(Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the principal amount of Notes being offered hereby.

     Bear, Stearns & Co. Inc. and an affiliate of NatWest have each provided, and expect in the future to provide, investment banking and/or other advisory services to the Company and its subsidiaries.


                                 LEGAL MATTERS



     Certain legal matters relating to this offering are being passed upon for the Company by Barbara S. Polsky, Senior Vice President and General Counsel of the Company, and by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.


                                    EXPERTS

     The audited consolidated financial statements of the Company incorporated in this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, and the audited supplementary consolidated financial statements of the Company incorporated in this Prospectus Supplement by reference to the Company's Current Report on Form 8-K/A dated September 16, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited consolidated financial statements of One Stop Mortgage, Inc. incorporated in this Prospectus Supplement by reference to the Company's Current Report on Form 8-K dated September 12, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          AAMES FINANCIAL CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
              AND SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Audited Consolidated Financial Statements
  Report of Independent Accountants...................................................   F-2
  Consolidated Balance Sheets.........................................................   F-3
  Consolidated Statements of Income...................................................   F-4
  Consolidated Statements of Stockholders' Equity.....................................   F-5
  Consolidated Statements of Cash Flows...............................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
Audited Supplementary Consolidated Financial Statements
  Report of Independent Accountants...................................................  F-18
  Supplementary Consolidated Balance Sheets...........................................  F-19
  Supplementary Consolidated Statements of Income.....................................  F-20
  Supplementary Consolidated Statements of Stockholders' Equity.......................  F-21
  Supplementary Consolidated Statements of Cash Flows.................................  F-22
  Notes to Supplementary Consolidated Financial Statements............................  F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Aames Financial Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows represent fairly, in all material respects, the financial position of Aames Financial Corporation and its Subsidiaries (the "Company") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted an accounting standard that changed its method of accounting for mortgage servicing rights for the year ended June 30, 1996.

Price Waterhouse LLP
Los Angeles, California
August 12, 1996

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    JUNE 30,         JUNE 30,
                                                                      1995             1996
                                                                  ------------     ------------
ASSETS
Cash and cash equivalents.......................................  $ 20,359,000     $ 18,216,000
Loans held for sale, at cost which approximates market..........    24,132,000       67,327,000
Accounts receivable, less allowance for doubtful accounts of
  $360,000
  and $473,000..................................................     6,090,000        8,600,000
Excess servicing receivable (Note 2)............................    42,078,000      129,113,000
Mortgage servicing rights.......................................                     10,902,000
Residual assets.................................................    14,882,000       44,676,000
Equipment and improvements, net (Note 3)........................     2,063,000        5,612,000
Prepaid and other...............................................     5,019,000        9,551,000
                                                                  ------------     ------------
          Total assets..........................................  $114,623,000     $293,997,000
                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings (Note 4).............................................  $ 23,144,000     $138,045,000
Revolving warehouse facilities (Note 4).........................                     11,026,000
Accounts payable and accrued expenses...........................     6,141,000        8,976,000
Accrued compensation and related expenses.......................     1,703,000        3,949,000
Income taxes payable (Note 5)...................................     3,588,000       21,831,000
                                                                  ------------     ------------
          Total liabilities.....................................    34,576,000      183,827,000
Commitments and Contingencies (Note 6)
Stockholders' equity
  Preferred stock, par value $.001 per share 1,000,000 shares authorized; none outstanding...............................
  Common Stock, par value $.001 per share 15,000,000 and
     50,000,000 shares authorized; 13,221,000 and 13,501,900
     shares outstanding (Note 9)................................        14,000           14,000
  Additional paid-in capital....................................    61,864,000       63,628,000
  Retained earnings.............................................    18,169,000       46,528,000
                                                                  ------------     ------------
          Total stockholders' equity............................    80,047,000      110,170,000
                                                                  ------------     ------------
          Total liabilities and stockholders' equity............  $114,623,000     $293,997,000
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             FISCAL YEARS ENDED JUNE 30,
                                                     --------------------------------------------
                                                        1994            1995             1996
                                                     -----------     -----------     ------------
Revenue:
  Excess servicing gain (Note 2)...................  $ 8,101,000     $22,954,000     $ 78,274,000
  Commissions......................................   16,432,000      15,799,000       19,880,000
  Loan service.....................................    6,099,000       8,246,000       18,185,000
  Fees and other...................................    5,595,000       7,940,000       12,069,000
                                                     -----------      ----------       ----------
     Total revenue.................................   36,227,000      54,939,000      128,408,000
                                                     -----------      ----------       ----------
Expenses:
  Compensation and related expenses (Note 6).......   13,616,000      17,610,000       33,241,000
  Sales and advertising costs......................    7,891,000       9,906,000       18,362,000
  General and administrative expenses..............    5,415,000       7,067,000       13,926,000
  Interest expense (Note 4)........................      322,000       3,205,000        9,348,000
                                                     -----------      ----------       ----------
     Total expenses................................   27,244,000      37,788,000       74,877,000
                                                     -----------      ----------       ----------
Income before income taxes.........................    8,983,000      17,151,000       53,531,000
Provision for income taxes (Note 5)................    3,684,000       7,117,000       22,483,000
                                                     -----------      ----------       ----------
Net income.........................................  $ 5,299,000     $10,034,000     $ 31,048,000
                                                     ===========      ==========       ==========
Net income per share
     Primary.......................................  $      0.61     $      1.11     $       2.20
                                                     ===========      ==========       ==========
     Fully diluted.................................         0.61            1.11             2.09
                                                     ===========      ==========       ==========
Weighted average number of shares outstanding
     Primary.......................................    8,751,000       9,021,000       14,096,000
                                                     ===========      ==========       ==========
     Fully diluted.................................    8,751,000       9,021,000       15,465,000
                                                     ===========      ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    ADDITIONAL PAID-IN      RETAINED
                                   COMMON STOCK          CAPITAL            EARNINGS          TOTAL
                                   ------------     ------------------     -----------     ------------
As of June 30, 1993..............    $  6,000          $  9,522,000        $ 6,322,000     $ 15,850,000
  Issuance of common stock.......       3,000            12,260,000                          12,263,000
  Dividends......................                                           (1,743,000)      (1,743,000)
  Net income.....................                                            5,299,000        5,299,000
                                   ------------     ------------------     -----------     ------------
As of June 30, 1994..............       9,000            21,782,000          9,878,000       31,669,000
  Issuance of common stock.......       5,000            40,082,000                          40,087,000
  Dividends......................                                           (1,743,000)      (1,743,000)
  Net income.....................                                           10,034,000       10,034,000
                                   ------------     ------------------     -----------     ------------
As of June 30, 1995..............      14,000            61,864,000         18,169,000       80,047,000
  Issuance of common stock.......                         1,764,000                           1,764,000
  Dividends......................                                           (2,689,000)      (2,689,000)
  Net income.....................                                           31,048,000       31,048,000
                                   ------------     ------------------     -----------     ------------
As of June 30, 1996..............    $ 14,000          $ 63,628,000        $46,528,000     $110,170,000
                                   ===========        =============         ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           FISCAL YEARS ENDED JUNE 30,
                                                -------------------------------------------------
                                                    1994              1995              1996
                                                -------------     -------------     -------------
Operating activities:
  Net income..................................  $   5,299,000     $  10,034,000     $  31,048,000
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization............        466,000           606,000         1,048,000
     Deferred income taxes....................        (69,000)        3,972,000        15,369,000
     Excess servicing gain....................     (9,690,000)      (33,891,000)     (103,975,000)
     Excess servicing amortization............      2,693,000         4,402,000        16,940,000
     Mortgage servicing rights originated.....                                        (11,759,000)
     Mortgage servicing rights amortization...                                            857,000
     Loans originated or purchased............   (190,200,000)     (387,600,000)     (895,834,000)
     Proceeds from sale of loans..............    180,235,000       373,609,000       852,639,000
     Changes in assets and liabilities:
     (Increase) decrease in:
       Accounts receivable....................     (1,415,000)       (2,663,000)       (2,510,000)
       Prepaid and other......................       (900,000)       (2,217,000)       (4,532,000)
       Residual assets........................     (4,228,000)       (8,691,000)      (29,794,000)
     Increase (decrease) in:
       Accounts payable and accrued
          expenses............................      2,755,000           534,000         3,150,000
       Accrued compensation and related
          expenses............................        435,000           581,000         2,246,000
       Income taxes payable...................        762,000        (2,051,000)        2,874,000
                                                -------------     -------------     -------------
Net cash used in operating activities.........    (13,857,000)      (43,375,000)     (122,233,000)
                                                -------------     -------------     -------------
Investing activities:
  Purchases of property and equipment.........       (870,000)         (988,000)       (4,597,000)
                                                -------------     -------------     -------------
Net cash used in investing activities.........       (870,000)         (988,000)       (4,597,000)
                                                -------------     -------------     -------------
Financing activities:
  Proceeds from sale of stock or exercise of
     options..................................     12,263,000        40,087,000         1,764,000
  Proceeds from borrowing.....................      2,900,000        23,000,000       115,000,000
  Amounts outstanding under warehouse
     facilities...............................      9,675,000        (9,675,000)       11,026,000
  Dividends paid..............................     (1,743,000)       (1,743,000)       (2,689,000)
  Payments on bank notes and long-term debt...       (240,000)       (3,460,000)         (414,000)
                                                -------------     -------------     -------------
Net cash provided by financing activities.....     22,855,000        48,209,000       124,687,000
                                                -------------     -------------     -------------
Net increase (decrease) in cash...............      8,128,000         3,846,000        (2,143,000)
Cash and cash equivalents at beginning of
  period......................................      8,385,000        16,513,000        20,359,000
                                                -------------     -------------     -------------
Cash and cash equivalents at end of period....  $  16,513,000     $  20,359,000     $  18,216,000
                                                =============     =============     =============
Supplemental disclosures:
  Interest paid...............................  $     333,000     $   3,225,000     $   6,633,000
  Taxes paid..................................      2,991,000         4,843,000         4,354,000

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

     Aames Financial Corporation, a Delaware corporation ("Aames"), and its subsidiaries (collectively, the "Company") engage in the consumer finance business by offering mortgage loans to homeowners through 47 offices located in 16 states at year end. The Company also functions as an insurance agent and mortgage trustee through certain of its subsidiaries. The Company's market is borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions. The Company's business includes originating (funding and brokering), purchasing, selling and servicing mortgage loans primarily secured by single family residences (i.e., one-to-four family). Loans originated by the Company are primarily extended on the basis of the equity in the borrower's property and, to a lesser extent, the creditworthiness of the borrower. The aggregate outstanding balances of loans serviced by the Company was $609 million and $1.25 billion at June 30, 1995 and June 30, 1996, respectively (which include $152 million and $337 million of loans at June 30, 1995 and June 30, 1996, respectively, serviced for the Company by unaffiliated subservicers under subservicing agreements).

     The Company's ability to continue to originate and purchase loans is dependent, in part, upon its ability to securitize and sell loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to purchase or sell loans for acceptable prices within reasonable periods of time.

     A prolonged, substantial reduction in the size of the secondary market for loans of the types originated and purchased by the Company may adversely affect the Company's ability to securitize and sell loans with a consequent adverse impact on the Company's profitability and ability to fund future originations and purchases which could have a material adverse effect on the Company's financial position and results of operations.

     In addition, in order to gain access to the secondary market, the Company has relied on monoline insurance companies to provide financial guarantee insurance on the senior interests in the real estate mortgage investment conduit ("REMIC") trusts established by the Company. Any substantial reduction in the size or availability of the secondary market for the Company's loans or the unwillingness of monoline insurance companies to provide financial guarantee insurance for the senior interests in REMIC trusts could have a material adverse effect on the Company's financial position and results of operations.

PRINCIPLES OF ACCOUNTING AND CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of Aames and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH IN TRUST

     The Company services loans on behalf of customers. In such capacity, certain monies are collected and placed in segregated trust accounts, which totaled $10.9 million and $26.8 million at June 30, 1995 and

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

June 30, 1996, respectively. These accounts and corresponding liabilities are not included in the accompanying balance sheet.

EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are being recorded utilizing straight-line and accelerated methods over the following estimated useful lives:

    Furniture...........................................  Five to seven years
    Leasehold Improvements..............................  Shorter of five years or lease term
    Equipment Under Capital Leases......................  Five years
    Automobiles.........................................  Five years
    Data Processing Equipment...........................  Five years

REVENUE RECOGNITION

     The Company derives its revenue principally from servicing spreads, commissions from the origination of the loans, insurance commissions, closing fees, prepayment fees and fees charged for services such as appraisals and underwriting. Loans originated through the Company's retail branch network or purchased from correspondents are funded by the Company for pooling and sale in the secondary market and placed with private investors or brokered to other financial institutions. Revenue from loans pooled and sold in the secondary market is recognized when such loan pools are sold. Revenue from loans funded by private investors is recognized as income when escrow closes on the loan and the funds are disbursed. The Company retains the right to service all loans funded by the Company or placed with private investors. The Company receives a fee for servicing such loans based on a fixed percentage of the declining principal balance. A servicing spread is retained by the Company from the monthly payments received from borrowers, a portion of which is accounted for as a normal servicing fee. Loans brokered to other financial institutions are sold on a servicing-released basis.

     During the loan origination process, the Company negotiates fees, commissions and payment terms to accommodate the borrower's immediate and long-term cash flow needs. To the extent negotiation of the commission rate leads to a higher or lower interest rate on the loan, this will generally have an inverse effect on the servicing spread retained by the Company. Such negotiations result in a wide range of loan servicing spreads retained by the Company.

     Commission revenue on loan originations and related direct origination costs are deferred until the related loan is sold. Upon sale of the loan, the deferred commissions are recognized as commission revenue in the Consolidated Statements of Income and deferred origination costs are recognized in the applicable expense classification.

     The accounting practice employed by the Company, whereby it accounts for a portion of the servicing spread as a normal servicing fee, has the effect of normalizing the loan servicing revenues recognized by the Company derived from the long-term servicing of loans originated or purchased by the Company and pooled and sold in the secondary market on a servicing-retained basis, or placed with private investors. An excess loan servicing gain or loss is recorded to account for the difference between the servicing spread retained by the Company and the normal servicing fee that is determined by the Company taking into account several factors including industry practices. The net present value of that difference (based on certain prepayment and other assumptions to determine an expected life of the loan) is recorded as an excess servicing gain or loss when the loan is sold in a pool or funded by private investors. The excess servicing gain included in the Consolidated Statements of Income includes these amounts reduced by direct transaction costs. For loans sold in the secondary market, the excess servicing gain includes provisions for credit risk obligations retained by the

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

Company. The excess servicing receivable included in the Consolidated Balance Sheets results from the recordation of such initial gains on an aggregate basis adjusted for amortization.

     As the Company receives cash in the form of the servicing spread it retains (including the normal servicing fee), the excess servicing receivable is reduced in proportion to and over the expected lives of the related loans giving effect to the prepayment assumption utilized in its determination. On a quarterly basis, the Company reviews its prepayment and other assumptions in relation to its actual experience and current rates of prepayment prevalent in the industry. The excess servicing receivable is written down when a shortfall in the net present value of the estimated remaining future excess servicing fee revenue becomes apparent. The excess servicing receivable is not increased as a result of slower than estimated prepayment experience. The Company receives prepayment fees on certain loans if they are paid off before maturity.

MORTGAGE SERVICING RIGHTS

     The Company elected to adopt Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), which amends the prior mortgage banking standard for fiscal 1996. SFAS No. 122 prohibits retroactive application to fiscal years prior to adoption. Accordingly, certain information appearing in the Company's financial statements for fiscal 1995 and before are based on the prior standard and such results are not directly comparable to the results for fiscal 1996. Under SFAS No. 122 the Company recognizes mortgage servicing rights ("MSR's") as assets separate from the mortgage loans to which the MSR's relate based on their respective fair values. In the past, the Company had allocated the entire cost of originating or purchasing a mortgage loan to the carrying value of such mortgage loans. MSR's are amortized over the lives of the loans to which the MSR's relate, reducing servicing income in future periods.

     To the extent that a portion of the total cost of originating or purchasing mortgage loans has been allocated to the MSR's, relatively greater gains were recognized on the securitization and sale of mortgage loans because of the reduction of the Company's basis in such loans. The effect of adopting SFAS No. 122 was to increase the net income of the Company for the fiscal year ended June 30, 1996 by $5.7 million or $.37 per fully diluted weighted average share.

     In order to determine the fair value of the MSR's, the Company estimates the expected future net servicing revenue based on common industry assumptions (since market prices for MSR's under comparable servicing sales contracts are not available to the Company), as well as on the Company's historical experience.

INCOME TAXES

     Taxes are provided on substantially all income and expense items included in earnings, regardless of the period in which such items are recognized for tax purposes. The Company uses an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

RISK MANAGEMENT

     The Company employs certain risk management strategies to minimize its risk from interest rate fluctuations during the period between the time it originates or purchases loans and the time such loans are sold in the secondary market. The Company sells its loans in the secondary market on a quarterly basis, thus limiting the period of its interest rate risk exposure. These securitizations are structured to allow the Company to sell a specified amount of certain loans for a limited time in the future at an agreed upon price. In addition, the Company regularly reviews the interest rates on its loan products and makes adjustments to rates to reflect

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES market conditions. Additionally, the Company employs a hedging strategy whereby it enters into agreements to sell securities not yet purchased that correlate to securities that are used to index sales of the Company's loans in the secondary market. Gains or losses on these transactions are included in the excess servicing gain at the time the underlying loans are sold. At June 30, 1996, the Company had open hedging positions with a notional balance of $40.0 million.

CASH AND CASH EQUIVALENTS

     Cash equivalents, consisting primarily of short-term investments, are considered cash equivalents if they were purchased with an original maturity of three months or less. At June 30, 1996, the Company had $2.2 million held in a restricted account in connection with the sale of a loan pool. These funds were released to the Company in July 1996.

LOANS HELD FOR SALE

     Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements.

RESIDUAL ASSETS

     In connection with its securitization transactions, the Company initially deposits with a trustee cash or the required overcollateralization amount of loans, and subsequently deposits a portion of the servicing spread collected on the related loans. The amounts set aside ($14.9 million at June 30, 1995 and $44.7 million at June 30, 1996) are available for distribution to investors in the event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to maximum subordination amounts as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Company and, at the termination of the related REMIC trust, any remaining amounts on deposit are distributed to the Company.

DEBT ISSUANCE

     At June 30, 1996, the Company had an unamortized balance of debt issuance costs of $3.8 million related to the issuance of $23.0 million of 10.5% Senior Notes due 2002 and the issuance of $115 million of 5.5% Convertible Subordinated Debentures due 2006. This balance is included in "Prepaid and other" on the Consolidated Balance Sheets and is amortized into interest expense over the life of the related debt.

EARNINGS PER SHARE

     Earnings per share of common stock is computed using the weighted average number of shares of common stock outstanding during each period, after giving effect to the assumed exercise of certain stock options and warrants, and in addition, for fully diluted earnings per share, the conversion of shares related to the Company's 5.5% Convertible Subordinated Debentures due 2006.


     In May 1996, the Company's $.001 par value common stock was split three-for-two. All references in the accompanying Consolidated Balance Sheets, Consolidated Statements of Income and of Stockholders' Equity, and Notes to Consolidated Financial Statements to the number of common shares and share amounts have been restated to reflect the stock split.


RECLASSIFICATIONS

     Certain amounts related to 1994 and 1995 have been reclassified to conform to the 1996 presentation.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2  EXCESS SERVICING RECEIVABLE

     The excess servicing receivable represents the net present value of the difference between the servicing spread retained by the Company and the normal servicing fee determined by the Company taking into account several factors including industry practices. The amount is amortized over the estimated lives of the loans to which the excess servicing receivable relates.

     The activity in the excess servicing receivable is summarized as follows:

                                                         FISCAL YEARS ENDED JUNE 30,
                                                 --------------------------------------------
                                                    1994            1995             1996
                                                 -----------     -----------     ------------
    Balance, beginning of year.................  $ 5,592,000     $12,589,000     $ 42,078,000
    Excess servicing gain......................    9,690,000      33,891,000      103,975,000
    Amortization of receivable.................   (2,693,000)     (4,402,000)     (16,940,000)
                                                 -----------     -----------     ------------
    Balance, end of year.......................  $12,589,000     $42,078,000     $129,113,000
                                                 ===========     ===========     ============

     The Company discounts the cash flows on the related loans sold based upon the rates charged to borrowers on such loans adjusted for credit risk obligations retained by the Company. The Company had reserves of $959,000, $3.4 million and $10.2 million at June 30, 1994, 1995 and 1996, respectively, related to these credit risk obligations, which are netted against the excess servicing receivable. The weighted average rates used to discount the cash flows were 13.7%, 14.5% and 14.7% for the years ended June 30, 1994, 1995 and 1996, respectively. The excess servicing receivable is amortized using the same discount rate used to determine the original excess servicing gain recorded.

     On a quarterly basis, the Company analyzes its prepayment assumptions in relation to actual prepayment experience on a disaggregated basis, based on loan origination date and type of loan (fixed or adjustable), to determine whether actual prepayment experience has had any impact on the carrying value of the excess servicing receivable.

NOTE 3  EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements comprise the following:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Data processing equipment.................................  $ 1,654,000     $ 4,727,000
    Furniture and fixtures....................................    1,460,000       2,791,000
    Leasehold improvements....................................      133,000         169,000
    Equipment under capital leases............................      796,000         806,000
    Automobiles...............................................      195,000         256,000
                                                                -----------     -----------
              Total...........................................    4,238,000       8,749,000
    Accumulated depreciation and amortization.................   (2,175,000)     (3,137,000)
                                                                -----------     -----------
      Net.....................................................  $ 2,063,000     $ 5,612,000
                                                                ===========     ===========

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4  BORROWING AND REVOLVING WAREHOUSE FACILITIES

     Borrowings consist of the following:

                                                               FISCAL YEARS ENDED JUNE 30,
                                                               ----------------------------
                                                                  1995             1996
                                                               -----------     ------------
    5.5% Subordinated Convertible Debentures due 2006
      convertible to 4.1 million shares of $.001 par value
      common stock at $28 per share. The Subordinated
      Convertible Debentures are subordinated to all existing
      and future senior debt of the Company (as defined in
      the Indenture).........................................                  $115,000,000
    10.5% Senior Notes due 2002, collateralized by certain
      residual certificates. Principal payments of $5,750,000
      in each of calendar years 1999 through 2002............  $23,000,000       23,000,000
    Obligations under capital leases.........................      144,000           45,000
                                                               ------------     -----------
              Total borrowings...............................  $23,144,000     $138,045,000
                                                               ============     ===========

     Amounts outstanding under revolving warehouse facilities:


                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Warehouse facility with investment bank collateralized by
      mortgages/deeds of trust; expires January 1, 1997 with
      interest at 0.875% over applicable LIBOR rate; total
      credit
      available $150 million. Applicable LIBOR rate was 5.5%
      at
      June 30, 1996...........................................                  $11,026,000
    Revolving warehouse facility with commercial banks
      collateralized by mortgages/deeds of trust; due in
      December 1996 with interest at .875% over applicable
      LIBOR rate; total credit available $100 million.
      Applicable LIBOR rate was 5.5% at June 30, 1996.........  $
                                                                -----------     -----------
              Total amounts outstanding under revolving
                warehouse facilities..........................  $               $11,026,000
                                                                ===========     ===========


     Maturities on borrowings are as follows:

                                                       OBLIGATIONS
                                     OBLIGATIONS      UNDER CAPITAL
FISCAL YEARS ENDED                  UNDER CAPITAL     LEASES -- NET
     JUNE 30,                          LEASES          OF INTEREST       BORROWINGS      TOTAL -- NET
------------------                  -------------     -------------     ------------     ------------
     1997.........................     $47,000           $45,000                         $     45,000
     1998.........................
     1999.........................                                      $  5,750,000        5,750,000
     2000.........................                                         5,750,000        5,750,000
     2001.........................                                         5,750,000        5,750,000
     Thereafter...................                                       120,750,000      120,750,000
                                       -------           -------        ------------     ------------
               Total..............     $47,000           $45,000        $138,000,000     $138,045,000
                                       =======           =======        ============     ============

EQUIPMENT UNDER LEASES

     Equipment under capital leases is comprised of various computer and equipment items. Accumulated amortization of $685,000 and $758,000 relating to this equipment has been recorded as of June 30, 1995 and 1996, respectively.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5  INCOME TAXES

     The provision for income taxes consisted of the following:

                                                           FISCAL YEARS ENDED JUNE 30,
                                                    -----------------------------------------
                                                       1994           1995           1996
                                                    ----------     ----------     -----------
    Current:
    Federal.......................................  $2,939,000     $2,154,000     $ 6,344,000
    State.........................................     814,000        992,000       2,187,000
                                                    -----------    ----------      ----------
                                                     3,753,000      3,146,000       8,531,000
    Deferred:
    Federal.......................................     (86,000)     2,891,000      10,212,000
    State.........................................      17,000      1,080,000       3,740,000
                                                    -----------    ----------      ----------
              Total...............................     (69,000)     3,971,000      13,952,000
                                                    -----------    ----------      ----------
                                                    $3,684,000     $7,117,000     $22,483,000
                                                    ===========    ==========      ==========

     For 1994, 1995 and 1996, the Company's effective income tax rate is computed using the appropriate statutory rates with no significant differences.

     The financial statement balances at June 30, 1995 and 1996 are as follows:

                                                                  FISCAL YEARS ENDED JUNE
                                                                            30,
                                                                 --------------------------
                                                                    1995           1996
                                                                 ----------     -----------
    Current taxes payable (receivable)
      Federal..................................................  $ (596,000)    $ 2,668,000
      State....................................................    (321,000)        706,000
                                                                 -----------     ----------
      Total....................................................    (917,000)      3,374,000
                                                                 -----------     ----------
    Deferred taxes payable
      Federal..................................................   3,240,000      13,451,000
      State....................................................   1,265,000       5,006,000
                                                                 -----------     ----------
      Total....................................................   4,505,000      18,457,000
                                                                 -----------     ----------
              Total tax liabilities............................  $3,588,000     $21,831,000
                                                                 ===========     ==========

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

     Deferred tax liabilities (assets) are comprised of the following:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Deferred tax liabilities:
      Excess servicing........................................  $ 5,891,000     $16,851,000
      Depreciation............................................      216,000         412,000
      Mortgage servicing rights...............................                    5,015,000
                                                                -----------     -----------
      Total deferred tax liabilities..........................    6,107,000      22,278,000
                                                                -----------     -----------
    Deferred tax assets:
      State taxes.............................................     (790,000)     (2,471,000)
      Vacation accrual........................................     (233,000)       (298,000)
      Allowance for doubtful accounts.........................     (212,000)       (218,000)
      Other accruals..........................................     (367,000)       (834,000)
                                                                -----------     -----------
    Total deferred tax assets.................................   (1,602,000)     (3,821,000)
                                                                -----------     -----------
    Net deferred tax liabilities..............................  $ 4,505,000     $18,457,000
                                                                ===========     ===========

NOTE 6  COMMITMENTS AND CONTINGENCIES

     The Company leases office space under operating leases expiring at various dates through July 2001. In addition, in February 1996, the Company entered into an operating lease for an airplane, which expires February 2006. Total rent expense related to operating leases amounted to $1.4 million, $1.5 million and $2.8 million, for the years ended June 30, 1994, 1995 and 1996, respectively. Certain leases have provisions for renewal options and/or rental increases at specified increments or in relation to increases in the Consumer Price Index (as defined). As of June 30, 1996, listed below are future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year:

FISCAL YEARS ENDED JUNE 30,
---------------------------
         1997....................................................................  $ 3,560,000
         1998....................................................................    3,144,000
         1999....................................................................    2,893,000
         2000....................................................................    2,658,000
         2001....................................................................    1,427,000
         Thereafter..............................................................    4,158,000
                                                                                   -----------
                                                                                   $17,840,000
                                                                                   ===========

LITIGATION

     The Company is involved in certain litigation arising in the normal course of its business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

EMPLOYMENT AGREEMENTS

     The Chief Executive Officer has an employment agreement with the Company expiring on December 31, 1996, which provides for a base salary plus a bonus equal to 7.5% of the Company's adjusted pre-tax income. The Chief Executive Officer entered into a new employment agreement with the Company which expires on June 30, 2001. The new agreement provides for, commencing January 1, 1997, a base salary, a performance

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES bonus measured against a target return on equity and a discretionary bonus. In addition, certain options were granted thereunder. (See "Note 9 -- Notes to Consolidated Financial Statements.") Under the new agreement, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay three years base salary, plus an amount equal to his performance bonuses over the preceding twelve quarters provided, however, if the termination occurs after January 1, 2000, then he shall receive three years base salary plus an amount equal to his performance bonus over the previous eight quarters.

     The Chief Operating Officer has an employment agreement with the Company expiring on June 30, 2001, which provides for a base salary and a performance bonus measured against a target return on equity. In addition, certain options were granted thereunder. (See "Note 9 -- Notes to Consolidated Financial Statements.") The agreement also provides that, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay two years base salary plus an amount equal to his performance bonus over the previous eight quarters.

NOTE 7  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of June 30, 1996 is made by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                                  ESTIMATED
                                                             CARRYING AMOUNT      FAIR VALUE
                                                             ---------------     ------------
    Cash and cash equivalents..............................   $  18,216,000      $ 18,216,000
    Loans held for sale....................................      67,327,000        71,434,000
    Excess servicing receivable............................     129,113,000       129,113,000
    Mortgage servicing rights..............................      10,902,000        10,902,000
    Amounts outstanding under revolving warehouse
      facilities...........................................      11,026,000        11,026,000
    Borrowings.............................................     138,045,000       139,035,000

     The fair value estimates as of June 30, 1996 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by the Company in estimating fair values:

        Cash and cash equivalents are based on the carrying amount which is a reasonable estimate of the fair value.

        Loans held for sale are based on current investor yield requirements.

        Amounts outstanding under revolving warehouse facilities are short-term in nature and generally bear market rates of interest.

        Excess servicing receivable and mortgage servicing rights are based on the expected future cashflows using common industry assumptions as well as the Company's historical experience.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

     The fair value of the Company's borrowings are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 8  401(K) RETIREMENT SAVINGS PLAN

     The Company sponsors a 401 (k) Retirement Savings Plan, a defined contribution plan. Substantially all employees are eligible to participate in the plan after reaching the age of 21 and completion of six months of service. Contributions are made from employees' elected salary deferrals. Employer contributions are determined at the beginning of the plan year at the option of the employer. For fiscal years 1994, 1995 and 1996, the Company's contribution to the plan aggregated $39,000, $46,000 and $252,000, respectively.

NOTE 9  STOCKHOLDERS' EQUITY

     Under the Company's 1991 Stock Incentive Plan, a total of 750,000 shares have been reserved for issuance. At June 30, 1996, options to exercise 694,499 have been granted at prices ranging from $4.50 to $11.92 per share; 303,550 of these shares have been granted to the Company's Chief Executive Officer at prices ranging from $5.50 to $11.92 per share.

     Under the Company's 1995 Stock Incentive Plan, a total of 1.1 million shares have been reserved for issuance. At June 30, 1996, options to exercise 979,451 shares have been granted at prices ranging from $11.92 to $41.87 per share. Of these shares, 141,188 have been granted to the Company's Chief Executive Officer at $30.00 per share and 767,250 have been granted to the Company's Chief Operating Officer at prices ranging from $11.92 to $21.50 per share. Additionally, the Chief Operating Officer was granted a non-qualified stock option of 447,300 shares at $30.00. These 447,300 shares are not exercisable while he is an officer of the Company.

     During the fiscal year ended June 30, 1996, 152,115 shares have been exercised at prices ranging from $5.00 to $11.92 per share.

     Options to exercise 40,084 shares were granted to outside directors at prices ranging from $5.50 to $21.50 per share. The Company has outstanding 20,055 warrants to purchase common stock at $6.00 per share. These are exercisable and have certain registration rights. During the fiscal year ended June 30, 1996, a total of 4,333 shares granted to a director were exercised at a price of $5.50 per share. In addition, 129,945 warrants were exercised during the fiscal year ended June 30, 1996 at a price of $6.00 per share.

     On May 6, 1996 the Company declared a three-for-two split of the Company's common stock, payable May 17, 1996 to stockholders of record on May 6, 1996. The split was affected as a dividend of one share of common stock on every two shares of common stock. After giving effect to this stock split, the Company has
13.5 million shares outstanding at June 30, 1996. All share and per share data in the accompanying financial statements are presented to give retroactive effect to the stock split.

     On June 13, 1995, the Company completed the sale of 3.0 million shares of common stock in a public offering. The proceeds to the Company from the offering, net of expenses, were $40.0 million. On July 1, 1993, the Company completed the sale of 1.7 million shares of common stock (including 325,000 shares owned by the Chief Executive Officer) in a public offering. The proceeds to the Company from the offering, net of expenses, were $12.3 million.

     The Company's bank agreements generally limit the Company's ability to pay dividends. In addition, the Company's $23.0 million of 10.5% Senior Notes due 2002 places certain restrictions on additional indebtedness based on the Company's net worth.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

RIGHTS AGREEMENT

     In June 1996, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right ("Right") on each share of the Company's common stock outstanding on July 12, 1996. Each Right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Preferred Stock, par value $0.001 per share, of the Company at a price of $100.00, subject to adjustments in certain cases to prevent dilution.

     The Rights will become exercisable (with certain limited exceptions provided in the Rights agreement) following the 10th day after (a) a person or group announces acquisition of 15 percent or more of the Company's Common Stock,
(b) a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15 percent or more of the Company's common stock, (c) the filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, or (d) the Company's board of continuing directors determines that a person is an "adverse person," as defined in the Rights agreement.

NOTE 10  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                 -----------------------------------------------
                                                 SEPTEMBER 30   DECEMBER 31   MARCH 31   JUNE 30
                                                 ------------   -----------   --------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    Fiscal 1996
      Revenue..................................    $ 22,832       $28,263     $ 33,215   $44,098
      Income before income taxes...............       9,758        11,623       13,667    18,483
      Net Income...............................       5,658         6,741        7,935    10,714
      Earnings per share -- Fully diluted......    $   0.41       $  0.49     $   0.53   $  0.63
    Fiscal 1995
      Revenue..................................    $ 12,427       $12,654     $ 14,363   $15,495
      Income before income taxes...............       3,686         3,957        4,130     5,378
      Net income...............................       2,172         2,315        2,400     3,147
      Earnings per share -- fully diluted......    $   0.25       $  0.27     $   0.27   $  0.32

NOTE 11  SUBSEQUENT EVENT

     On August 12, 1996, the Company entered into an agreement to acquire One Stop Mortgage, Inc., in a transaction to be accounted for as a pooling of interests. Aames will issue 2.3 million shares of its common stock in exchange for all of the outstanding common stock of One Stop Mortgage, Inc. and will assume stock options granted to key employees of One Stop Mortgage, Inc. covering 375,000 shares of One Stop Mortgage, Inc. At June 30, 1996, One Stop Mortgage, Inc. had total assets of approximately $127 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Aames Financial Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects the financial position of Aames Financial Corporation and its Subsidiaries (the "Company") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, the Company adopted an accounting standard that changed its method of accounting for mortgage servicing rights for the year ended June 30, 1996.

As described in Note 1 on August 28, 1996, the Company merged with One Stop Mortgage Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect of the merger.

In our opinion, based upon our audits and the report of other auditors, the accompanying supplementary consolidated balance sheet and the related supplementary consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Aames Financial Corporation and its subsidiaries (the "Company") at June 30, 1996 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of One Stop Mortgage, Inc., which statements reflect total assets of $127 million at June 30, 1996, and total revenues of $7 million for the year ended June 30, 1996. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for One Stop Mortgage, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Los Angeles, California
August 28, 1996

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS

                                                                    JUNE 30,         JUNE 30,
                                                                      1995             1996
                                                                  ------------     ------------
ASSETS
Cash and cash equivalents.......................................  $ 20,359,000     $ 23,941,000
Loans held for sale, at cost which approximates market..........    24,132,000      186,189,000
Accounts receivable, less allowance for doubtful accounts of
  $360,000
  and $473,000..................................................     6,090,000        9,685,000
Excess servicing receivable.....................................    42,078,000      129,113,000
Mortgage servicing rights.......................................                     10,902,000
Residual assets.................................................    14,882,000       44,676,000
Equipment and improvements, net.................................     2,063,000        6,674,000
Prepaid and other...............................................     5,019,000       10,295,000
                                                                  ------------     ------------
          Total assets..........................................  $114,623,000     $421,475,000
                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings......................................................  $ 23,144,000     $138,045,000
Revolving warehouse facilities..................................                    112,363,000
Accounts payable and accrued expenses...........................     6,141,000       11,859,000
Accrued compensation and related expenses.......................     1,703,000        3,948,000
Income taxes payable............................................     3,588,000       21,831,000
                                                                  ------------     ------------
          Total liabilities.....................................    34,576,000      288,046,000
                                                                  ------------     ------------
Commitments and Contingencies (Note 6)
Stockholders' equity:
  Preferred Stock, par value $.001 per share, 1,000,000 shares authorized; none outstanding...............................
  Common Stock, par value $.001 per share 15,000,000 and
     50,000,000 shares authorized; 13,221,000, and 15,896,900
     shares outstanding.........................................        14,000           16,000
  Additional paid-in capital....................................    61,864,000       88,142,000
  Retained earnings.............................................    18,169,000       45,271,000
                                                                  ------------     ------------
          Total stockholders' equity............................    80,047,000      133,429,000
                                                                  ------------     ------------
          Total liabilities and stockholders' equity............  $114,623,000     $421,475,000
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                SUPPLEMENTARY CONSOLIDATED STATEMENTS OF INCOME

                                                                 TWELVE MONTHS ENDED
                                                                       JUNE 30,
                                                     --------------------------------------------
                                                        1994            1995             1996
                                                     -----------     -----------     ------------
Revenue:
  Excess servicing gain............................  $ 8,101,000     $22,954,000     $ 85,465,000
  Commissions......................................   16,432,000      15,799,000       19,880,000
  Loan service.....................................    6,099,000       8,246,000       18,185,000
  Fees and other...................................    5,595,000       7,940,000       15,345,000
                                                     ------------    -----------      -----------
     Total revenue.................................   36,227,000      54,939,000      138,875,000
                                                     ------------    -----------      -----------
Expenses:
  Compensation and related expenses................   13,616,000      17,610,000       38,052,000
  Sales and advertising costs......................    7,891,000       9,906,000       18,362,000
  General and administrative expenses..............    5,415,000       7,067,000       17,791,000
  Interest expense.................................      322,000       3,205,000       12,371,000
                                                     ------------    -----------      -----------
     Total expenses................................   27,244,000      37,788,000       86,576,000
                                                     ------------    -----------      -----------
Income before income taxes.........................    8,983,000      17,151,000       52,299,000
Provision for income taxes.........................    3,684,000       7,117,000       22,508,000
                                                     ------------    -----------      -----------
Net income.........................................  $ 5,299,000     $10,034,000     $ 29,791,000
                                                     ============    ===========      ===========
Net income per share
  Primary..........................................  $      0.61     $      1.11     $       1.78
                                                     ============    ===========      ===========
  Fully Diluted....................................         0.61            1.11             1.71
                                                     ============    ===========      ===========
Weighted average number of shares outstanding
  Primary..........................................    8,751,000       9,021,000       16,766,000
                                                     ============    ===========      ===========
  Fully Diluted....................................    8,751,000       9,021,000       18,135,000
                                                     ============    ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

         SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        ADDITIONAL         RETAINED
                                     COMMON STOCK     PAID-IN CAPITAL      EARNINGS          TOTAL
                                     ------------     ---------------     -----------     ------------
As of June 30, 1993................    $  6,000         $ 9,522,000       $ 6,322,000     $ 15,850,000
  Issuance of common stock.........       3,000          12,260,000                         12,263,000
  Dividends........................                                        (1,743,000)      (1,743,000)
  Net income.......................                                         5,299,000        5,299,000
                                     ------------     ---------------     -----------     ------------
As of June 30, 1994................       9,000          21,782,000         9,878,000       31,669,000
  Issuance of common stock.........       5,000          40,082,000                         40,087,000
  Dividends........................                                        (1,743,000)      (1,743,000)
  Net income.......................                                        10,034,000       10,034,000
                                     ------------     ---------------     -----------     ------------
As of June 30, 1995................      14,000          61,864,000        18,169,000       80,047,000
  Issuance of common stock.........                       2,064,000                          2,064,000
  Shares issued in merger
     transaction...................       2,000              (2,000)
  Dividends........................                                        (2,689,000)      (2,689,000)
  Issuance of common stock
     warrants......................                      24,216,000                         24,216,000
  Net income.......................                                        29,791,000       29,791,000
                                     ------------     ---------------     -----------     ------------
As of June 30, 1996................    $ 16,000         $88,142,000       $45,271,000     $133,429,000
                                     ===========        ===========        ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          FISCAL YEARS ENDED JUNE 30,
                                              ---------------------------------------------------
                                                  1994              1995               1996
                                              -------------     -------------     ---------------
Operating activities:
  Net income................................  $   5,299,000     $  10,034,000     $    29,791,000
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization..........        466,000           606,000           1,275,000
     Deferred income taxes..................        (69,000)        3,972,000          15,369,000
     Excess servicing gain..................     (9,690,000)      (33,891,000)       (103,975,000)
     Excess servicing amortization..........      2,693,000         4,402,000          16,940,000
     Mortgage servicing rights originated...                                          (11,759,000)
     Mortgage servicing rights
       amortization.........................                                              857,000
     Loans originated or purchased..........   (190,200,000)     (387,600,000)     (1,215,596,000)
     Proceeds from sale of loans............    180,235,000       373,609,000       1,052,580,000
     Changes in assets and liabilities:
       (Increase) decrease in:
          Accounts receivable...............     (1,415,000)       (2,663,000)         (3,595,000)
          Prepaid and other.................       (900,000)       (2,217,000)         (5,276,000)
          Residual assets...................     (4,228,000)       (8,691,000)        (29,794,000)
       Increase (decrease) in:
          Accounts payable and accrued
            expenses........................      2,755,000           534,000           5,718,000
          Accrued compensation and related
            expenses........................        435,000           581,000           2,246,000
          Income taxes payable..............        762,000        (2,051,000)          2,874,000
                                              ---------------   -------------       -------------
Net cash used in operating activities.......    (13,857,000)      (43,375,000)       (241,634,000)
                                              ---------------   -------------       -------------
Investing activities:
  Purchases of property and equipment.......       (870,000)         (988,000)         (4,611,000)
                                              ---------------   -------------       -------------
Net cash used in investing activities.......       (870,000)         (988,000)         (4,611,000)
                                              ---------------   -------------       -------------
Financing activities:
  Proceeds from sale of stock or exercise of
     options................................     12,263,000        40,087,000          26,278,000
  Proceeds from borrowing...................      2,900,000        23,000,000         115,000,000
  Amounts outstanding under warehouse
     facilities.............................      9,675,000        (9,675,000)        112,363,000
  Dividends paid............................     (1,743,000)       (1,743,000)         (2,689,000)
  Payments on bank notes and long-term
     debt...................................       (240,000)       (3,460,000)           (414,000)
                                              ---------------   -------------       -------------
Net cash provided by financing activities...     22,855,000        48,209,000         250,538,000
                                              ---------------   -------------       -------------
Net increase (decrease) in cash.............      8,128,000         3,846,000           3,582,000
Cash and cash equivalents at beginning of
  period....................................      8,385,000        16,513,000          20,359,000
                                              ---------------   -------------       -------------
Cash and cash equivalents at end of
  period....................................  $  16,513,000     $  20,359,000     $    23,941,000
                                              ===============   =============       =============
Supplemental disclosures:
  Interest paid.............................  $     333,000     $   3,225,000     $     6,633,000
  Taxes paid................................      2,991,000         4,843,000           4,354,000

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MERGER AND BASIS OF PRESENTATION

     On August 28, 1996, Aames Financial Corporation, a Delaware corporation ("Aames"), acquired One Stop Mortgage, Inc., a Wyoming corporation ("One Stop"), in a merger transaction. Aames exchanged 2.3 million shares of its common stock for all of the outstanding common stock of One Stop and assumed the outstanding employee stock options covering 375,000 shares of Aames common stock. The merger transaction has been accounted for as a pooling of interests. On or about November 15, 1996, Aames will restate its historical financial statements to reflect the pooling-of-interests transaction. These restated financial statements will resemble the Supplementary Consolidated Financial Statements in all material respects. These supplementary consolidated financial statements are presented to provide the reader with an understanding of the combined historical results of Aames and One Stop.

OPERATIONS

     Aames and its subsidiaries (collectively, the "Company") engage in the consumer finance business by offering or purchasing mortgage loans for homeowners throughout the United States. The Company also functions as an insurance agent and mortgage trustee through certain of its subsidiaries. The Company's market is borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions. The Company's business includes originating (funding and brokering), purchasing, selling and servicing mortgage loans primarily secured by single-family (i.e., one-to-four family) residences. Loans originated or purchased by the Company are primarily extended on the basis of the equity in the borrower's property and, to a lesser extent, the creditworthiness of the borrower. The aggregate outstanding balances of loans serviced by the Company was $609 million and $1.37 billion at June 30, 1995 and June 30, 1996, respectively (which include $152 million and $456 million of loans at June 30, 1995 and June 30, 1996, respectively, serviced for the Company by unaffiliated subservicers under subservicing agreements).

     The Company's ability to continue to originate and purchase loans is dependent, in part, upon its ability to securitize and sell loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to purchase or sell loans for acceptable prices within a reasonable period of time.

     A prolonged, substantial reduction in the size of the secondary market for loans of the types originated and purchased by the Company may adversely affect the Company's ability to securitize and sell loans with a consequent adverse impact on the Company's profitability and ability to fund future originations and purchases which could have a material adverse effect on the Company's financial position and results of operations.

     In addition, in order to gain access to the secondary market, the Company has relied on monoline insurance companies to provide financial guarantee insurance on the senior interests in the real estate mortgage investment conduit ("REMIC") trusts established by the Company. Any substantial reduction in the size or availability of the secondary market for the Company's loans or the unwillingness of monoline insurance companies to provide financial guarantee insurance for the senior interests in REMIC trusts could have a material adverse effect on the Company's financial position and results of operations.

PRINCIPLES OF CONSOLIDATION

     The supplementary consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. As previously

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES discussed, these Supplementary Consolidated Financial Statements reflect how Aames' Consolidated Financial Statements will look following the restatement to reflect the merger with One Stop.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH IN TRUST

     The Company services loans on behalf of customers. In such capacity, certain monies are collected and placed in segregated trust accounts, which totaled $10.9 million and $26.8 million at June 30, 1995 and June 30, 1996, respectively. These accounts and corresponding liabilities are not included in the accompanying balance sheet.

EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are being recorded utilizing straight-line and accelerated methods over the following estimated useful lives:

    Furniture............................................  Five to seven years
    Leasehold improvements...............................  Shorter of five years or lease term
    Equipment under capital leases.......................  Five years
    Automobiles..........................................  Five years
    Data processing equipment............................  Five years

REVENUE RECOGNITION

     The Company derives its revenue principally from servicing spreads, premiums on sales, commissions from the origination of the loans, insurance commissions, closing fees, prepayment fees and fees charged for services such as appraisals and underwriting. Loans originated through the Company's retail branch network or purchased from correspondents, investment banks or brokers are funded by the Company for pooling and sale in the secondary market, brokered to other financial institutions on a servicing-released basis or placed with private investors. Revenue from loans pooled and sold in the secondary market is recognized when such loans are sold. Revenue from loans funded by private investors is recognized as income when escrow closes on the loan and the funds are disbursed. Revenue from loans brokered and financial institutions is recognized at the date of settlement and is based upon the difference between the selling price and the carrying value of the related loans sold. The Company retains the right to service all loans securitized by the Company, held by the Company or placed with private investors. The Company receives a fee for servicing such loans based on a fixed percentage of the declining principal balance. A servicing spread is retained by the Company from the monthly payments made by the borrowers, a portion of which is accounted for as a normal servicing fee. Loans brokered to other financial institutions are sold on a servicing-released basis.

     Included in excess servicing gain for June 30, 1996 is $4.6 million of gains on whole loan sales on a servicing-released basis.

     During the loan origination process, the Company, its brokers and correspondents negotiate fees, commissions and payment terms to accommodate the borrower's immediate and long-term cash flow needs. To the extent negotiation of the commission rate leads to a higher or lower interest rate on the loan, this will

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES generally have an inverse effect on the servicing spread retained by the Company. Such negotiations result in a wide range of loan servicing spreads retained by the Company.

     Commission revenue on retail loan originations and related direct origination costs are deferred until the related loan is sold. Upon sale of the loan, the deferred commissions are recognized as commission revenue in the Consolidated Statements of Income and deferred origination costs are recognized in the applicable expense classification.

     The accounting practice employed by the Company, whereby it accounts for a portion of the servicing spread as a normal servicing fee has the effect of normalizing the loan servicing revenues recognized by the Company derived from the long-term servicing of loans originated or purchased by the Company and pooled and sold in the secondary market on a servicing-retained basis, or placed with private investors. An excess loan servicing gain or loss is recorded to account for the difference between the servicing spread retained by the Company and the normal servicing fee that is determined by the Company taking into account several factors including industry practices. The net present value of that difference (based on certain prepayment and other assumptions to determine an expected life of the loan) is recorded as an excess servicing gain or loss when the loan is sold in a pool or funded by private investors. The gain on sale included in the Consolidated Statements of Income includes these amounts reduced by direct transaction costs. For loans sold in the secondary market, the gain on sale of receivables includes provisions for credit risk obligations retained by the Company. The excess servicing receivable included in the Consolidated Balance Sheets results from the recordation of such initial gains on an aggregate basis adjusted for amortization.

     As the Company receives cash in the form of the servicing spread it retains (including the normal servicing fee), the excess servicing receivable is reduced in proportion to and over the expected lives of the related loans giving effect to the prepayment assumption utilized in its determination. On a quarterly basis, the Company reviews its prepayment and other assumptions in relation to its actual experience and current rates of prepayment prevalent in the industry. The excess servicing receivable is written down when a shortfall in the net present value of the estimated remaining future excess servicing fee revenue becomes apparent. The excess servicing receivable is not increased as a result of slower than estimated prepayment experience. The Company receives prepayment fees on certain loans if they are paid off before maturity.

MORTGAGE SERVICING RIGHTS

     The Company elected to adopt Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), which amends the prior mortgage banking standard for fiscal year 1996. SFAS 122 prohibits retroactive application to fiscal years prior to adoption. Accordingly, certain information appearing in the Company's financial statements for fiscal 1995 and before are based on the prior standard and such results are not directly comparable to the results for fiscal 1996. Under SFAS 122 the Company recognizes mortgage servicing rights ("MSR's") as assets separate from the mortgage loans to which the MSR's relate based on their respective fair values. In the past, the Company had allocated the entire cost of originating or purchasing a mortgage loan to the carrying value of such mortgage loans. MSR's are amortized over the lives of the loans to which the MSR's relate, reducing servicing income in future periods.

     To the extent that a portion of the total cost of originating or purchasing mortgage loans has been allocated to the MSR's, relatively greater gains were recognized on the securitization and sale of mortgage loans because of the reduction of the Company's basis in such loans. The effect of adopting SFAS 122 was to increase the net income of the Company for the fiscal year ended June 30, 1996 by $5.7 million or $.31 per weighted average share.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

     In order to determine the fair value of the MSR's the Company estimates the expected future net servicing revenue based on common industry assumptions (since market prices for MSR's under comparable servicing sales contracts are not available to the Company), as well as on the Company's historical experience.

INCOME TAXES

     Taxes are provided on substantially all income and expense items included in earnings, regardless of the period in which such items are recognized for tax purposes. The Company uses an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

RISK MANAGEMENT

     The Company employs certain risk management strategies to minimize its risk from interest rate fluctuations during the period between the time it originates or purchases loans and the time such loans are sold in the secondary market. The Company securitizes the majority of its loans in the secondary market on a quarterly basis, thus limiting the period of its interest rate risk exposure. These securitizations are structured to allow the Company to sell a specified amount of certain loans for a limited time in the future at an agreed upon price. In addition, the Company regularly reviews the interest rates on its loan products and makes adjustments to rates to reflect market conditions. Additionally, the Company employs a hedging strategy whereby it enters into agreements to sell securities not yet purchased that correlate to securities that are used to index sales of the Company's loans in the secondary market. Gains or losses on these transactions are included in the excess servicing gain at the time the underlying loans are sold. At June 30, 1996, the Company had open hedging positions with a notional balance of $70.0 million.

CASH AND CASH EQUIVALENTS

     Cash equivalents, consisting primarily of short-term investments, are considered cash equivalents if they were purchased with an original maturity of three months or less. At June 30, 1996, the Company had $2.2 million held in a restricted account in connection with the sale of a loan pool. These funds were released to the Company in July 1996.

LOANS HELD FOR SALE

     Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements.

RESIDUAL ASSETS

     In connection with its loan securitization transactions, the Company initially deposits with a trustee, cash or the required overcollateralization amount of loans, and subsequently deposits a portion of the servicing spread collected on the related loans. The amounts set aside ($14.9 million at June 30, 1995 and $44.7 million at June 30, 1996) are available for distribution to investors in the event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to maximum subordination amounts as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Company and, at the termination of the related REMIC trust, any remaining amounts on deposit are distributed to the Company.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

DEBT ISSUANCE COSTS

     At June 30, 1996, the Company had an unamortized balance of debt issuance costs of $3.8 million related to the issuance of $23 million of 10.5% Senior Notes due 2002 and the issuance of $115 million of 5.5% Convertible Subordinated Debentures due 2006. This balance is included in "Prepaid assets and other" on the Consolidated Balance Sheets and is amortized into interest expense over the life of the related debt. See Note 4 regarding One Stop debt issue costs.

EARNINGS PER SHARE

     Earnings per share of common stock is computed using the weighted average number of shares of common stock outstanding during each period, after giving effect to the shares of common stock issued in connection with the merger the assumed exercise of certain stock options and warrants, and in addition, for fully diluted earnings per share, the conversion of shares related to the Company's 5.5% Convertible Subordinated Debentures due 2006.

     In May, 1996 the Company's $0.001 par value common stock was split 3 for 2. All references in the accompanying Consolidated Balance Sheets, Consolidated Statements of Income and of Stockholders Equity, and Notes to Consolidated Financial Statements to the number of common shares and share amounts have been restated to reflect the stock split.

RECLASSIFICATIONS

     Certain amounts related to 1994 and 1995 have been reclassified to conform to the 1996 presentation.

NOTE 2  EXCESS SERVICING RECEIVABLE

     The excess servicing receivable represents the net present value of the difference between the servicing spread retained by the Company and the normal servicing fee determined by the Company taking into account several factors including industry practices. The amount is amortized over the estimated lives of the loans to which the excess servicing receivable relates.

     The activity in the excess servicing receivable is summarized as follows:

                                                         FISCAL YEARS ENDED JUNE 30,
                                                 --------------------------------------------
                                                    1994            1995             1996
                                                 -----------     -----------     ------------
    Balance, beginning of year.................  $ 5,592,000     $12,589,000     $ 42,078,000
    Excess servicing gain......................    9,690,000      33,891,000      103,975,000
    Amortization of receivable.................   (2,693,000)     (4,402,000)     (16,940,000)
                                                 ------------    -----------      -----------
    Balance, end of year.......................  $12,589,000     $42,078,000     $129,113,000
                                                 ============    ===========      ===========

     The Company discounts the cash flows on the related loans sold based upon the rates charged to borrowers on such loans adjusted for credit risk obligations retained by the Company. The Company had reserves of $959,000, $3.4 million and $10.2 million at June 30, 1994, 1995 and 1996, respectively, related to these credit risk obligations, which are netted against the excess servicing receivable. The weighted average rates used to discount the cash flows were 13.7%, 14.5% and 14.7% for the years ended June 30, 1994, 1995, and 1996, respectively. The excess servicing receivable is amortized using the same discount rate used to determine the original excess servicing gain recorded.

     On a quarterly basis, the Company analyzes its prepayment assumptions in relation to actual prepayment experience on a disaggregated basis, based on loan origination date and type of loan (fixed or adjustable), to determine whether actual prepayment experience has had any impact on the carrying value of the excess servicing receivable.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3  EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements comprise the following:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Furniture and fixtures....................................  $ 1,460,000     $ 4,007,000
    Data processing equipment.................................    1,654,000       4,727,000
    Leasehold improvements....................................      133,000         241,000
    Equipment under capital leases............................      796,000         806,000
    Automobiles...............................................      195,000         256,000
                                                                -----------     -----------
              Total...........................................    4,238,000      10,037,000
    Accumulated depreciation and amortization.................   (2,175,000)     (3,363,000)
                                                                -----------     -----------
    Net.......................................................  $ 2,063,000     $ 6,674,000
                                                                ===========     ===========

NOTE 4  BORROWINGS

     The Subordinated Convertible Debentures are Subordinated to all existing and future senior debt of the Company (as defined in the Indenture).

     Borrowings consist of the following:

                                                               FISCAL YEARS ENDED JUNE 30,
                                                               ----------------------------
                                                                  1995             1996
                                                               -----------     ------------
    5.5% Subordinated Convertible Debentures due 2006
      convertible into 4.1 million shares of common stock of
      the Company at a conversion price of $28 per share.....                  $115,000,000
    10.5% Senior Notes due 2002, collateralized by certain
      residual certificates. Principal payments of $5,750,000
      in each of calendar years 1999 through 2002............  $23,000,000       23,000,000
    Obligations under capital leases.........................      144,000           45,000
                                                               -----------     ------------
                                                               $23,144,000     $138,045,000
                                                               ===========     ============
    Warehouse Agreements consist of the following:
      Warehouse agreement with investment bank collateralized
         by mortgages/deeds of trust; expires January 1, 1997
         with interest at 0.875% over applicable LIBOR rate;
         total credit available $150,000,000. Applicable
         LIBOR rate was 5.5% at June, 1996...................  $               $ 11,026,000
      Revolving warehouse facility with commercial banks
         collateralized by mortgages/deeds of trust; due in
         December 1996 with interest at 0.875% over
         applicable LIBOR rate; total credit available $100
         million. Applicable LIBOR rate was 5.5% at June 30,
         1996................................................
                                                               -----------     ------------
                                                               $               $ 11,026,000
                                                               ===========     ============

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                    JUNE 30,         JUNE 30,
                                                                      1995             1996
                                                                  ------------     ------------
$250,000,000 revolving warehouse line of credit with an
  investment bank secured by the loans held for sale. Interest accrues based on LIBOR, which varies based on the outstanding
  balance of the line of credit. Matures September 1996.........  $                $122,765,000
$5,000,000 unsecured working capital note with an investment bank due September 1996. Interest accrues at 12% and paid
  monthly. Principal due at maturity............................                      2,000,000
$50,000,000 residual line of credit with an investment bank
  secured by residual interests in securitizations of the
  Company loans. Interest accrues based on LIBOR, which varies based on the outstanding line of credit. Matures September
  1996..........................................................
Prepaid commitment fee related to issuance of common stock
  warrants to investment bank, net of amortization of
  $788,000......................................................                    (23,428,000)
                                                                  ------------     ------------
  One Stop credit facilities....................................                    101,337,000
                                                                  ------------     ------------
  Total warehouse lines of credit...............................  $                $112,364,000
                                                                  ============     ============

     In June 1996, concurrent with the completion of three new financing agreements, One Stop issued warrants for the purchase of the number of shares of common stock equivalent to 25% of the then outstanding shares of One Stop. These warrants have a 10-year term and are immediately exercisable at a price of $1.00 per share. The excess of the fair market value of the warrant on the date of grant over the exercise price ($24,216,000) has been recorded as a prepaid commitment fee and included as a reduction to the related debt amounts with a corresponding credit to additional paid-in capital. Such commitment fee is being amortized to expenses using the straight-line method over the remaining terms (30 to 36 months) to maturity of the related debt. The Company has received notification that the investment banker intends to terminate all the One Stop financing arrangements as a result of, and subsequent to, the merger with Aames. Upon termination of the financing arrangements, the remaining unamortized prepaid commitment fee of $23.4 million would be fully expensed.

     Maturities on long-term liabilities are as follows:

                                                       OBLIGATIONS
                                       OBLIGATIONS        UNDER
                                          UNDER          CAPITAL
FISCAL YEARS ENDED                       CAPITAL       LEASES -- NET        NOTES
     JUNE 30,                            LEASES        OF INTEREST         PAYABLE        TOTAL -- NET
------------------                     -----------     ------------     -------------     ------------
     1997............................    $47,000         $ 45,000                         $     45,000
     1998............................
     1999............................                                       5,750,000        5,750,000
     2000............................                                       5,750,000        5,750,000
     2001............................                                       5,750,000        5,750,000
     Thereafter......................                                     120,750,000      120,750,000
                                         -------          -------        ------------     ------------
                                         $47,000         $ 45,000       $ 138,000,000     $138,045,000
                                         =======          =======        ============     ============

EQUIPMENT UNDER CAPITAL LEASES

     Equipment under capital leases is comprised of computer, office and telephone equipment. Accumulated amortization of $685,000 and $758,000 relating to this equipment has been recorded as of June 30, 1995 and 1996, respectively.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5  INCOME TAXES

     The provision for income taxes consisted of the following:

                                                          FISCAL YEARS ENDED JUNE 30,
                                                  -------------------------------------------
                                                     1994            1995            1996
                                                  -----------     -----------     -----------
    Current:
      State.....................................  $   814,000     $   992,000     $ 2,212,000
      Federal...................................    2,939,000       2,154,000       6,344,000
                                                  -----------      ----------      ----------
                                                    3,753,000       3,146,000       8,556,000
                                                  -----------      ----------      ----------
    Deferred:
      State.....................................       17,000       1,080,000       3,740,000
      Federal...................................      (86,000)      2,891,000      10,212,000
                                                  -----------      ----------      ----------
                                                      (69,000)      3,971,000      13,952,000
                                                  -----------      ----------      ----------
                                                  $ 3,684,000     $ 7,117,000     $22,508,000
                                                  ===========      ==========      ==========

     For 1994, 1995, and 1996, the Company's effective income tax rate is computed using the appropriate statutory rates with no significant differences.

     The financial statement balances at June 30, 1995 and 1996 are as follows:

                                                                   1995            1996
                                                                -----------     -----------
    Current taxes payable (receivable)
      Federal.................................................  $  (596,000)    $ 2,668,000
      State...................................................     (321,000)        706,000
                                                                -----------      ----------
              Total...........................................     (917,000)      3,374,000
                                                                -----------      ----------
    Deferred taxes payable
      Federal.................................................    3,240,000      13,451,000
      State...................................................    1,265,000       5,005,000
                                                                -----------      ----------
              Total...........................................    4,505,000      18,456,000
                                                                -----------      ----------
      Total tax liabilities...................................  $ 3,588,000     $21,830,000
                                                                ===========      ==========

     Deferred tax liabilities (assets) are comprised of the following:

                                                                   1995            1996
                                                                -----------     -----------
    Excess servicing..........................................  $ 5,891,000     $16,850,000
    Depreciation..............................................      216,000         412,000
    Mortgage servicing rights.................................                    5,015,000
                                                                -----------     -----------
              Total deferred tax liabilities..................    6,107,000      22,277,000
                                                                -----------     -----------
    State taxes...............................................     (790,000)     (2,471,000)
    Vacation accrual..........................................     (233,000)       (298,000)
    Allowance for doubtful accounts...........................     (212,000)       (218,000)
    Other accruals............................................     (367,000)       (834,000)
                                                                -----------     -----------
              Total deferred tax assets.......................   (1,602,000)     (3,821,000)
                                                                -----------     -----------
    Valuation allowance
    Net deferred tax liabilities..............................  $ 4,505,000     $18,456,000
                                                                ===========     ===========

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space under operating leases expiring at various dates through July 2000. In addition, in February 1996 the Company entered into an operating lease for an airplane, which expires February 2006. Total rent expense related to operating leases amounted to $1,411,000, $1,516,000, and $3,152,000, for the years ended June 30, 1994, 1995 and 1996, respectively. Certain leases have provisions for renewal options and/or rental increases at specified increments or in relation to increases in the Consumer Price Index (as defined). As of June 30, 1996, listed below are future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year:

FISCAL YEARS ENDING
     JUNE 30,
-------------------
      1997....................................................................  $ 4,112,000
      1998....................................................................    3,442,000
      1999....................................................................    2,908,000
      2000....................................................................    2,658,000
      2001....................................................................    1,427,000
      Thereafter..............................................................    4,157,000
                                                                                -----------
                                                                                $18,704,000
                                                                                ===========

LITIGATION

     The Company is involved in certain litigation arising in the normal course of its business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

EMPLOYMENT AGREEMENTS

     The Chief Executive Officer has an employment agreement with the Company expiring on December 31, 1996, which provides for a base compensation plus a bonus equal to 7.5% of the Company's adjusted pre-tax income. The Chief Executive Officer entered into a new employment agreement with the Company which expires on June 30, 2001. The new agreement provides for, commencing January 1, 1997, a base salary, a performance bonus measured against a target return on equity and a discretionary bonus. In addition, certain options were granted thereunder. Under the new agreement, in the event of a termination without cause or in the event of certain changes in control the Company shall pay three years base salary, plus an amount equal to his performance bonuses over the preceding twelve quarters, provided, however, if the termination occurs after January 1, 2000, than he shall receive three years base salary plus an amount equal to his performance bonus over the previous eight quarters.

     The Chief Operating Officer has an employment agreement with the Company expiring on June 30, 2001, which provides for a base salary and a performance bonus measured against a target return on equity. In addition, certain options were granted thereunder. The agreement also provides that, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay two years base salary plus an amount equal to his performance bonus over the previous eight quarters.

     The Chief Executive Officer of One Stop has an employment agreement with the Company expiring on August 2001, subject to extension which provides for a base salary and a performance bonus equal to 7.5% of One Stop's adjusted pre-tax income. The agreement also provides that, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay three years base salary plus an amount equal to his performance bonus over the previous twelve quarters.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 7  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of June 30, 1996 is made by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                         CARRYING AMOUNT     ESTIMATED FAIR VALUE
                                                         ---------------     --------------------
    Cash and cash equivalents..........................   $  23,941,000          $ 23,941,000
    Loans held for sale................................     186,189,000           198,507,000
    Excess servicing receivable........................     129,113,000           129,113,000
    Mortgage servicing rights..........................      10,902,000            10,902,000
    Amounts outstanding under warehouse facilities.....     135,791,000           135,791,000
    Borrowings.........................................     138,045,000           139,035,000

     The fair value estimates as of June 30, 1996 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by the Company in estimating fair values:

          Cash and cash equivalents are based on the carrying amount which is a reasonable estimate of the fair value. Loans held for sale are based on current investor yield requirements.

          Amounts outstanding under warehouse facilities are short term in nature and generally bear market rates of interest.

          Excess servicing receivable and mortgage servicing rights are based on the expected future cash flows using common industry assumptions as well as the Company's historical experience.

          The fair value of the Company's borrowings are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 8  401(K) RETIREMENT SAVINGS PLAN

     The Company sponsors a 401(k) Retirement Savings Plan, a defined contribution plan. Substantially all employees are eligible to participate in the plan after reaching the age of 21 and completion of six months of service. Contributions are made from employees' elected salary deferrals. Employer contributions are determined at the beginning of the plan year at the option of the employer. For fiscal years 1994, 1995, and 1996, the Company's contribution to the plan aggregated $39,000, $46,000, and $252,000, respectively.

NOTE 9  STOCKHOLDERS' EQUITY

     Under the Company's 1991 Stock Incentive Plan a total of 750,000 shares have been reserved for issuance. At June 30, 1996, options to exercise 694,499 shares have been granted at prices ranging from $4.50 to $11.92 per share; 303,550 of these shares have been granted to the Company's Chief Executive Officer at prices ranging from $5.50 to $11.92 per share.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

     Under the Company's 1995 Stock Incentive Plan, a total of 1.1 million shares have been reserved for issuance. At June 30, 1996, options to exercise 979,451 have been granted at prices ranging from $11.92 to $41.87 per share. 141,188 have been granted to the Company's Chief Executive Officer at $30.00 per share and 767,250 have been granted to the Company's Chief Operating Officer at prices ranging from $11.92 to $21.50 per share. Additionally the Chief Operating Officer was granted a non-qualified stock option of 447,300 shares at $30.00 per share. These 447,300 shares are not exercisable while he is an officer of the Company.

     During the fiscal year ended June 30, 1996, 152,115 shares have been exercised at prices ranging from $5.00 to $11.92 per share.

     Under the terms of the merger with One Stop, the Company agreed to assume the obligations for outstanding employee stock options of One Stop for 375,000 shares with prices ranging from $.29 to $32.13.

     Options to exercise 40,084 shares were granted to outside directors at prices ranging from $5.50 to $21.50 per share. The Company has outstanding 20,055 warrants to purchase common stock at $6.00 per share. These are exercisable and have certain registration rights. During the fiscal year ended June 30, 1996, 4,333 shares granted to a director were exercised at a price of $5.50 per share. In addition, $129,945 warrants were exercised during the fiscal year ended June 30, 1996 at a price of $6.00 per share.

     In May 1996, the Company declared a three-for-two split of the Company's common stock, payable May 17, 1996 to stockholders of record on May 6, 1996. The split was affected as a dividend of one share of common stock on every two shares of common stock. After giving effect to this stock split, the Company has
13.5 million shares outstanding at June 30, 1996. All share and per share data in the accompanying financial statements are presented to give retroactive effect to the stock split.

     On June 13, 1995, the Company completed the sale of 3.0 million shares of common stock in a public offering. The proceeds to the Company from the offering, net of expenses, were $40.0 million. On July 1, 1993, the Company completed the sale of 1.7 million shares of common stock (including 325,000 shares owned by the Chief Executive Officer) in a public offering. The proceeds to the Company from the offering, net of expenses, were $12.3 million.

     The Company's bank agreements generally limit the Company's ability to pay dividends. In addition, the Company's $23.0 million of 10.5% Senior Notes due 2002 places certain restrictions on additional indebtedness based on the Company's net worth.

RIGHTS AGREEMENT

     In June, 1996, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right ("Right") on each share of the Company's common stock outstanding on July 12, 1996. Each Right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Preferred Stock, par value $0.001 per share, of the Company at a price of $100.00, subject to adjustments in certain cases to prevent dilution.

     The Rights will become exercisable (with certain limited exceptions provided in the Rights agreement) following the 10th day after (a) a person or group announces acquisition of 15 percent or more of the Company's common stock,
(b) a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15 percent or more of the Company's common stock, (c) the filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, or (d) the Company's board of continuing directors determines that a person is an "adverse person," as defined in the Rights agreement.

PROSPECTUS

                                  $300,000,000

AAMES LOGO
                          AAMES FINANCIAL CORPORATION
                        DEBT SECURITIES AND COMMON STOCK

                            ------------------------

     This Prospectus relates to the public offering by Aames Financial Corporation, a Delaware corporation ("Aames" or the "Company"), of its unsecured debt securities which may be issued from time to time in one or more series (the "Debt Securities") and shares of its Common Stock, par value $0.001 per share (the "Common Stock"), with an aggregate public offering price of up to $300,000,000. The Debt Securities and the Common Stock are collectively referred to herein as the "Securities."

     In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of interest, if any, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any redemption or sinking fund provisions, any conversion provisions, any subordination terms, any covenants and any other specific term of the Debt Securities will be set forth in a supplement to this Prospectus (each, a "Prospectus Supplement"). In the case of Common Stock, the specific number of shares and the issuance price per share will be set forth in the Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. If so specified in the Prospectus Supplement, Securities may be issued, in whole or in part, in book-entry form. The Risk Factors applicable to any offering of the Securities will be contained in the Prospectus Supplement.

     Securities may be sold directly, through agents from time to time, through underwriters and/or dealers or through a combination of such methods. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the Prospectus Supplement. See "Plan of Distribution."

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      REVIEWED OR PASSED UPON THE ACCURACY OR PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 23, 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Company's Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference into this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; and

          (2) the Company's Current Reports on Form 8-K dated July 10, 1996, August 7, 1996, August 13, 1996 and September 12, 1996 (including Form 8-K/A dated September 16, 1996).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to the Company's Secretary at 3731 Wilshire Boulevard, 10th Floor, Los Angeles, California 90010, or made by telephone at
(213) 351-6100.

                                  THE COMPANY

     Aames Financial Corporation (the "Company"), founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates and purchases a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from other mortgage bankers and financial institutions. On August 28, 1996, the Company acquired One Stop Mortgage, Inc. ("One Stop"), which further diversified the Company's production channels to include the originations and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify the loans it originates and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases.

     Substantially all of the mortgage loans originated and purchased by the Company are sold in the secondary market through public securitizations in order to enhance profitability, maximize liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans in the years ended June 30, 1994, 1995 and 1996, respectively. Each of the Company's securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" by Moody's Investors Service and "AAA" from Standard & Poor's.

     The Company retains the servicing rights (collecting loan payments and handling borrower defaults) to substantially all of the loans it originates or purchases. At June 30, 1996, the Company had a servicing portfolio of $1.25 billion, 27% of which was serviced by subservicers. In fiscal 1996, the Company serviced directly all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company will implement in fiscal 1997 a new servicing system which will provide the Company the capability to service in house all loans originated or purchased by it regardless of the state in which the mortgaged property is located

     The Company is a Delaware corporation with the principal executive offices located at 3731 Wilshire Boulevard, 10th floor, Los Angeles, California 90010, telephone number (213) 351-6100.

                                USE OF PROCEEDS

     The primary purpose of this Offering is to provide the Company with additional capital to fund its growth, including increasing the amount of loans the Company can fund and hold for pooling and sale in the secondary market, general corporate purposes, and for the possible acquisition of other related businesses as opportunities arise. Although the Company from time to time considers acquisitions and other opportunities for future growth, the Company has not entered into any arrangement, agreement, or understanding with respect to future acquisitions. Pending their ultimate application, the net proceeds will be invested in high quality, short-term, interest-bearing investments and deposit accounts.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges represents the ratio of
(i) the sum of income before taxes plus interest expense to (ii) interest expense. The ratio of earning to fixed charges for each of the five fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996 was 25:1, 41:1, 29:1, 6.4:1 and
6.7:1, respectively.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be issued under an Indenture (the "Indenture") between the Company and the trustee named in the applicable Prospectus Supplement as trustee (the "Trustee"). The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which is an exhibit to and incorporated in the Registration Statement. Terms used but not defined under this caption have the meanings given to them in the Indenture.

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions do not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder, and the Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's board of directors ("Board of Directors").

     Debt Securities of a series may be issuable in registered form with or without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the principal of the Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the date, if any, specified in the Debt Security as the "Regular Record Date" for such interest payment dates; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;
(9) each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable; (11) the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of the Company, or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the denomination or denominations in which such Debt Securities are authorized to be issued; (13) any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities; (14) whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series); (15) the payment of any additional amounts with respect to the Debt Securities; (16) information with respect to book-entry procedures not currently set forth in the Indenture; (17) any additional covenants or Events of Default not currently set forth in the Indenture; and (18) any other terms of such Debt Securities.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An Event of Default with respect to Debt Securities of any series is defined in the Indenture as (i) default in the payment of the principal of or premium, if any, on any Debt Security of such series when due, (ii) default in the payment of interest upon any Debt Security of such series when due and the continuance of such default for a period of 30 days, (iii) default in the observance or performance of any other covenant or agreement of the Company or any Guarantor in the Debt Securities of such series or the Indenture and continuance of such default for 30 days after written notice, (iv) certain events of bankruptcy, insolvency or reorganization of the Company or any Guarantor or (v) any other Event of Default provided with respect to Debt Securities of any series.

     If any Event of Default (other than certain events of bankruptcy, insolvency or reorganization) with respect to any series of Debt Securities for which there are Debt Securities outstanding under the Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal amount of all Debt Securities of that series to be immediately due and payable. If any Event of Default arising from certain events of bankruptcy, insolvency or reorganization of the Company or any Guarantor occurs, the principal amount of all Debt Securities of that series shall be ipso facto immediately due and payable. The holders of a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indenture may waive the consequences of an Event of Default resulting in acceleration of such Debt Securities, but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. If an Event of Default occurs and is continuing, the Trustee may in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Indenture, proceed to protect the rights of the holders of all the Debt Securities of such series. If the Trustee fails within 60 days after its receipt of such a written request and offer of indemnity to institute any such proceeding, any holder of a Debt Security who has previously given notice to the Trustee of a continuing Event of Default may institute such a proceeding. The holders of a majority in aggregate principal amount of Debt Securities of any series outstanding under the Indenture may waive any past default under the Indenture with respect to such series except a default in the payment of principal of, premium, if any, or interest on the Debt Securities of such series and except for the waiver of a covenant or provision that, pursuant to the Indenture, cannot be modified or amended without the consent of holders of all such Debt Securities then outstanding.

     The Indenture provides that in the event of an Event of Default specified in clause (i) or (ii) of the first paragraph under "Events of Default, Waivers, Etc.," the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Debt Security, the whole amount then due and payable on such Debt Security for principal, premium, if any, and interest. The Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Indenture also provide that notwithstanding any other provision of the Indenture, each holder of any Debt Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Debt Security when due and that such right may not be impaired without the consent of such holder.

     The Company is required to file annually with the Trustee a written statement of officers as to the existence or non-existence of defaults under the Indenture or the Debt Securities.

GUARANTEE


     The Indenture provides that one or more guarantors (the "Subsidiary Guarantors") may guaranty the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Debt Securities of any series and the Indenture (a "Guarantee"). The liability of any Guarantor under a Guarantee is independent of and not in consideration of or contingent upon the liability of the Company or any other party obligated under the Debt Securities or the Indenture, and a separate action or actions may be brought or prosecuted against any such Guarantor, whether or not any action is brought or prosecuted against the Company or any other party obligated under the Debt Securities or the Indenture or whether the Company or any other party obligated under the Debt Securities or the Indenture is joined in any such action or actions. Such Guarantee, however, will be limited to an amount not to exceed the maximum amount that can be Guaranteed by such Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under Section 548 of the Federal Bankruptcy Code or any applicable provisions of comparable state law.


     The Guarantee of any Guarantor is a continuing guaranty and will remain in full force and effect until payment in full of all of the guaranteed obligations.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued as Registered Securities will be without coupons. Debt Securities issued as Bearer Securities will have interest coupons attached, unless issued as zero coupon securities.

     Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the security registrar appointed by the Company (the "Security Registrar") specified according to the terms of the applicable Indenture. The Company has agreed in the Indenture that, with respect to Registered Securities having the City of New York as a place of payment, the Company will appoint a Security Registrar or a co-security registrar, as may be appropriate (the "Co-Security Registrar"), located in the City of New York for such transfer or exchange. Unless otherwise provided in the applicable Prospectus Supplement, such transfer or exchange shall be made without service charge, but the Company may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable, Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

GLOBAL SECURITIES

     Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Debt Securities in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any person authorized by the Company to pay the principal of, premium, if any, or interest on any Debt Securities or any coupons appertaining thereto on behalf of the Company ("Paying Agent"), and the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to certain restrictions relating to Bearer Securities, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in

"street name." Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (ii) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (iii) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the applicable security register kept by the Company ("Security Register"). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the holder, by check mailed to any address outside the United States or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such interest payment date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The Indenture provides that neither the Company nor any Guarantor may, without the consent of the holders of the Debt Securities outstanding under the Indenture, consolidate with, merge into or transfer all or substantially all of the property and assets of any division or line of business to any single person, unless

(i) any such successor assumes the Company's or such Guarantor's obligations on the applicable Debt Securities and under the Indenture, (ii) after giving effect thereto, no Event of Default shall have happened and be continuing and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and the supplemental indenture pursuant to which the successor assumes the Company's or such Guarantor's obligations on the applicable Debt Securities comply with
Article 10 of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. Accordingly, unless otherwise specified in an applicable Prospectus Supplement, any such consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described above under "Events of Default, Waivers, Etc." Additionally, upon any such consolidation or merger, or any such conveyance or transfer of the properties and assets of the Company or any Guarantor substantially as an entirety, the successor person formed by such consolidation or into which the Company or such Guarantor is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture with the same effect as if such successor person had been named as the Company or such Guarantor. In the event of any such conveyance or transfer, the Company as the predecessor corporation and such Guarantor shall be relieved of all obligations and covenants under the Indenture and may be dissolved, wound up and liquidated at any time thereafter.

LEVERAGED AND OTHER TRANSACTIONS

     The Indenture contains no provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Debt Securities. Provisions, if any, applicable to any such transaction will be described in an applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

     The Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of the Indenture may be made which affect the rights of the holders of such Debt Securities, except that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things, (i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to the Indenture, or reduce the principal amount thereof or any premium thereon or the rate of interest thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter the Indenture.

     The Indenture also provides that, without the consent of any holder of Debt Securities, the Company, when authorized by a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may enter into one or more supplemental Indenture to the Indenture to (i) evidence the succession of another corporation or person to the Company or any Guarantor, as the case may be, in the Indenture and in the Debt Securities, (ii) evidence and provide for a successor Trustee, (iii) add to the covenants of the Company or any Guarantor for the benefit of the holders of Debt Securities of all or any series or to surrender any right or power conferred upon the Company or any Guarantor in the Indenture, (iv) cure any ambiguity, correct or supplement any provision which may be inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided the interests of the holders of Debt Securities of any series are not adversely affected, (v) add any additional Events of Default, (vi) make certain changes with respect to Bearer Securities which do not adversely affect the interests of the holders of Debt Securities of any series, (vii) add to, change or eliminate any provision of the Indenture; provided that such addition, change or elimination (a) becomes effective only when there is no Debt Security outstanding of a series created prior to the execution of such supplemental indenture which is adversely affected or (b) does not apply to any outstanding Debt Securities, (viii) establish the form or terms of Debt Securities of any series as permitted under the Indenture, (ix) evidence any changes to corporate Trustee eligibility authorized by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or (x) add to or change or eliminate any provision of the Indenture as necessary to comply with the Trust Indenture Act provided such action does not adversely affect the interests of the holders of Debt Securities of any series.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, if and when the Trustee becomes a creditor of the Company (or any other obligor upon the Debt Securities), regarding the collection of such claims against the Company (or any such other obligor). Except as provided in the following sentence, the Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is a default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

     The total number of shares that the Company is authorized to issue is 51,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled, subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

     The holders of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued on conversion of the Debentures offered hereby will be, validly issued, fully paid and nonassessable.

     The Company distributes periodic reports and other information, including notices of annual meetings and special meetings of the stockholders of the Company, to recordholders of Common Stock to the addresses indicated on the Company's stock records.

PREFERRED STOCK

     The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified Board of Directors, the inability of stockholders to take action by written consent without a meeting, the inability of stockholders to call for a special meeting of stockholders under certain circumstances without the approval of the Board and the inability of stockholders to remove directors without cause.

     The Company's employment arrangements with its Chief Executive Officer, Chief Operating Officer, Executive Vice President and President of One Stop, and certain other senior executives provide for the payment of multiple years of compensation and acceleration of stock options in the event of certain changes in control.

     Each share of the Company's outstanding Common Stock also evidences one stock purchase right (a "Right") pursuant to the terms and conditions of a Stockholders' Rights Plan adopted by the Company in June 1996 (the "Rights Plan"). In general, the Rights will not be exercisable, or transferable, apart from the Common Stock, until the tenth day after a person or group (other than an "Exempt Person" as defined in the Rights Plan) either: (i) acquires beneficial ownership of 15% or more of the outstanding Common Stock; or (ii) commences a tender offer or an exchange offer, to acquire beneficial ownership of 15% or more of the outstanding Common Stock; or (iii) who previously acquired 15% or more of the Common Stock in a transaction approved by the Board of Directors increases its ownership of Common Stock by more than 1%; or (iv) files a registration statement with the SEC with respect to an exchange offer to acquire 15% or more of the Common Stock; or (v) who beneficially owns 10% or more of the outstanding Common Stock is declared an "Adverse Person" by the Board of Directors

     Following an event described above, each Right will be converted into a right to purchase from the Company, for the Exercise price, that number of one one-hundredth (1/100th) of a share of Preferred Stock (or, in certain circumstances, Common Stock, cash, property, or other securities of the Company) having a market value of twice the Exercise Price. Further, if after the Rights become exercisable, the Company or a majority of its assets or earning power is acquired by merger, consolidation, transfer, sale or otherwise, each Right will be converted into the right to purchase that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, having a market value of twice the Exercise Price. In general, no Adverse Person, nor the person or group whose purchase transaction or tender or exchange offer triggers the exercisability of the Rights, nor any of that person's or group's transferees, may exercise Rights held by them.

     Each Right, at the option of the holder of the Right, also may be exercised without the payment of cash. In such case, the Right's holder will receive securities having a value equal to the difference between the value of the securities that would have been issuable upon payment of the exercise price and the exercise price.

     At any time prior to the tenth day following an event described in (i) through (v), above, the Board of Directors may redeem all outstanding Rights at a price of $0.001 per Right, and may amend the Rights Agreement and the Rights in any and all respects. The Rights will expire at the earliest date of their redemption or June 20, 2006.

SECTION 203 OF THE DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law the ("DGCL"). Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or an affiliate of such person) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or became an interested stockholder with the approval of a majority of the corporation's directors. The provisions of Section 203 of the DGCL requiring a supermajority vote of disinterested shares to approve certain corporate transactions could enable a minority of the Company's stockholders to exercise veto power over such transactions.

TRANSFER AGENT

     The Company's transfer agent and registrar for its Common Stock is Wells Fargo Bank, N.A.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of each offering of any such Securities.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Barbara S. Polsky, Esq., Senior Vice President, General Counsel of the Registrant.

                                    EXPERTS

     The audited consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, and the audited supplemental consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated September 16, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited financial statements of One Stop Mortgage, Inc. incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 12, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
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     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OR ANY PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

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  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........  S-3
Risk Factors..........................  S-12
Use of Proceeds.......................  S-23
Capitalization........................  S-24
Selected Consolidated Financial
  Data................................  S-25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-27
Business..............................  S-36
Management............................  S-49
Principal Stockholders................  S-51
Description of the Notes..............  S-53
Certain Federal Income Tax
  Consequences........................  S-76
Underwriting..........................  S-78
Legal Matters.........................  S-79
Experts...............................  S-79
Index to Consolidated Financial
  Statements and Supplementary
  Consolidated Financial Statements...  F-1
PROSPECTUS
Available Information.................  2
Incorporation of Certain Documents by
  Reference...........................  2
The Company...........................  3
Use of Proceeds.......................  4
Ratio of Earnings to Fixed Charges....  4
Description of Debt Securities........  4
Description of Capital Stock..........  10
Plan of Distribution..................  12
Legal Matters.........................  12
Experts...............................  13

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                                  $150,000,000

                                   AAMES LOGO
                                AAMES FINANCIAL
                                  CORPORATION

                                 9.125% SENIOR

                                 NOTES DUE 2003

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                             PROSPECTUS SUPPLEMENT
                  -------------------------------------------

                            BEAR, STEARNS & CO. INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                        NATWEST CAPITAL MARKETS LIMITED


                                October 16, 1996

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